As filed with the Securities and Exchange Commission on January 26, 2024.

Registration No. 333-275352

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________________

AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

SEQUOIA VACCINES, INC.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	2836	46-0813244
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1912 Innerbelt Business Center Drive
St. Louis, MO 63114
(314) 373-5181
(Address, including zip code and telephone number, including area code, or registrant’s principal executive offices)

____________________________

Dr. Kevin B. Bacon
Chief Executive Officer
1912 Innerbelt Business Center Drive
St. Louis, MO 63114
(314) 373-5181
(Name, address, including zip code, and telephone number including area code, of agent for service)

____________________________

With copies to:

Darrick M. Mix, Esq. Justin A. Santarosa, Esq. Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103 (215) 979-1227	Brad L. Shiffman, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5442

____________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 26, 2024

    2,775,000 Shares
    Common Stock

Sequoia Vaccines, Inc.

This is a firm commitment initial public offering of shares of common stock of Sequoia Vaccines, Inc. Prior to this offering there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $8.00 and $10.00 per share.

We have applied to list our common stock on the NYSE American under the symbol “SQVI” and this offering is contingent on the listing of our common stock on the NYSE American. No assurance can be given that our application will be approved.

We are an “emerging growth company” and “smaller reporting company” as defined under the U.S. federal securities laws and, as such, will be subject to reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price
Underwriting discounts and commissions(1)
Proceeds to us, before expenses

(1)      Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. We refer you to “Underwriting” herein for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 416,250 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about            , 2024.

ThinkEquity

The date of this prospectus is            , 2024

SEQUOIA
VACCINES

Treatment Begins With Prevention

Recurrent UTI

- Extensive market research demonstrates that the majority of patients have UTIs caused by *Escherichia coli* (*E. coli*) bacteria.
- Data collected from more than a dozen studies indicate that FimH, a bacterial adhesin protein that is present in *E. coli* strains, plays an essential role in allowing *E. coli* to attach, invade, and colonize mammalian bladders, which lead to UTIs.

Key Features

- Favorable safety profile.
- Favorable data to advance to a phase 2 clinical trial.
- Expanded access of Sequoia's FimH vaccines for life-threatening UTI approved by FDA.
- Robust patent portfolio.

Market Overview

- Over $29b in U.S. healthcare costs attributed to UTIs.
- >80k sepsis deaths with UTI listed as a cause occur each year.
- 2.837mm hospital discharges coded for UTI (2014).
- >14mm Physician visits for UTI (2014).

SEQ-400 - Our Recurrent UTI Vaccine

- Consists of the FimH bacterial adhesin protein and adjuvant.
- Creates an immune response against FimH to prevent bacteria from colonizing the urinary tract.
- Under investigation for reduction of recurrent UTIs.

Pipeline

Indication or Program
Preclinical
Phase 1
Phase 2
Phase 2/3
Market
SEQ-400
Recurrent Urinary Tract Infections
SEQ-1274 DRUG PLATFORM
Ovarian and Other Cancers
NOVEL SMALL MOLECULE DRUG PLATFORM
Cystic Fibrosis Lung Infections

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We and our underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus to be delivered or made available to you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside of the United States: we have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to with the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

i

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the sections titled “Risk Factors” and Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “we,” us,” “our,” “the Company,” “Sequoia” and “Sequoia Vaccines” refer to Sequoia Vaccines, Inc.

The share and per share information in this prospectus, other than our financial statements and the notes thereto, reflects a one-for-6.4115 share reverse split of the authorized and outstanding common stock that occurred on January 25, 2024.

Company Overview

We are a clinical stage pharmaceutical company developing a vaccine designed to prevent recurrent urinary tract infections (UTIs) and small molecules for treating cancers and bacterial infections. Our lead clinical candidate, SEQ-400, is a vaccine under investigation for the prevention of recurrent UTIs, which received fast track designation by the Food and Drug Administration (FDA) in December 2017. We are planning a UTI observation trial in 2023 which will seek to identify and define a population of patients with culture-verified recurrent UTIs to participate in a subsequent phase 2 efficacy trial of SEQ-400 where enrolled patients will serve as their own control comparing UTI occurrences pre and post vaccination with SEQ-400.

Lead Clinical Candidate

SEQ-400, Vaccine for the prevention of recurrent UTIs

SEQ-400 is designed to generate antibodies that function to reduce the bacterial attachment and colonization of human bladders to prevent UTIs. We successfully completed a phase 1 study which studied the tolerance and immunogenicity of the adjuvanted vaccine in a population of healthy volunteers and women with a history of recurrent UTIs. This study established a recommended phase 2 dose and schedule. The next step in SEQ-400’s development is to conduct a phase 2 clinical trial to evaluate efficacy in a defined population of patients with culture-verified recurrent UTIs. The phase 1 study included 67 women, including 25 women with a two-year documented history of recurrent UTIs. These women had fewer recurrent UTIs after achieving peak antibody responses produced by the vaccine as compared to the 9-month time period preceding peak antibody response. The antibodies generated in these women were evaluated in laboratory studies and were shown to reduce the adherence of bacteria to human bladder cells, which is the intended mechanism of action of the vaccine. Furthermore, patients in the phase 1 study reported very few local (injection site swelling, tenderness, burning, redness) adverse reactions and systemic (headaches, nausea, fatigue) adverse reactions and no severe systemic adverse reactions. Local and systemic adverse reactions generally resolved within seven days. Details of the incidence and severity of adverse reactions are discussed more fully in the section entitled “Business — SEQ-400, Vaccine for the prevention of recurrent UTIs.” Therefore, we believe SEQ-400 is well positioned to begin a phase 2 trial designed to evaluate efficacy and safety in a larger population of patients with recurrent UTIs.

The phase 1 study for SEQ-400 was an open-label, uncontrolled, dose escalation study conducted at six clinical sites in Maryland, Michigan, North Carolina, South Carolina, and Utah. In accordance with the phase 1 study’s protocol, patient participation in the study was 19 months, which included 30 days before the first vaccination and 18 months following the first vaccination. The objectives of the phase 1 study were to evaluate the safety and immunogenicity of the SEQ-400. The study included 67 females, ages 21-64, in 7 cohorts. Subjects received four doses of vaccine at Day 1, Day 30, Day 90 and Day 180. A safety review committee allowed enrollment of subsequent cohorts after review of safety assessments. Subjects in cohorts 1 to 5 did not have a history of UTIs in the previous 24 months prior to enrollment into the study. Subjects in cohorts 6 and 7 had 5 or more documented UTIs in the last 24 months, including at least 1 UTI with a urine culture identifying E. coli. For subjects in cohorts 6 and 7, UTI symptoms were recorded during the study per protocol. Of the 67 enrolled subjects, 57 received all four vaccinations.

In cohorts 6 and 7, 30 subjects with recurrent UTIs were enrolled; 26 received all four vaccinations and 25 completed the 19-month study. These women were 25 to 64 years of age. The 30 women who were enrolled experienced more than 180 UTIs in the 24 months preceding enrollment. Their medical record documentation included more than 80 antibiotic susceptibility reports for E. coli identified from clean-catch midstream urine collections. These susceptibility data demonstrated that 15 women each had at least one UTI with E. coli resistant to trimethoprim-sulfamethoxazole, and 14 women each had at least one UTI with E. coli resistant to ciprofloxacin. Despite antibiotic refills being listed in these records, the use of these refills was not investigated or tabulated, so it is probable that some of these 30 women had additional undocumented UTIs in the preceding 24 months. Fourteen of the subjects had been prescribed antibiotic prophylaxis at least once in the previous 24 months.

The UTI Vaccine Market

There are currently no products approved by the FDA to prevent recurrent UTIs. UTIs are one of the most common bacterial infections in the U.S., and antibiotic treatment is the established standard of care. After treatment with antibiotics, UTIs recur when bacteria from the patient’s intestinal tract reinfect their bladders. Prevention of infections reduces patient morbidity, healthcare costs and antibiotic use. When antibiotic use is reduced, emergence of resistant organisms is also reduced. UTIs lead to emergency room visits, hospitalizations including prolonged stay and readmissions, sepsis, septic shock and mortality. Sepsis is one of leading causes of death in the U.S. and the urinary tract is one of the primary sites that can lead to sepsis. The U.S. Department of Health and Human Services (HHS) and three U.S. universities published a study in 2020 forecasting sepsis-related costs for Medicare beneficiaries. The study revealed that the U.S. healthcare system spends more than $62 billion annually on sepsis-admissions and related outcomes. The Centers for Diseases and Control and Prevention (CDC) published a study in 2018 examining the variability in short-term sepsis mortality by hospital among Medicare beneficiaries. This study revealed that UTIs are the leading cause of hospitalizations for severe sepsis and septic shock in patients 65 years of age and older who are covered by Medicare.

Vaccines reduce associated healthcare costs by preventing infections. COVID-19, diphtheria, measles, mumps, pertussis, pneumococcal diseases, polio, rotavirus, rubella, small pox, tetanus, typhoid, varicella, and yellow fever are all infectious disease where vaccination approaches have been successful. The CDC estimates that the vaccination of children born between 1994 and 2018 in the U.S. prevented 419 million illnesses, 26.8 million hospitalizations, 936,000 deaths, and reduce nearly $1.9 trillion in total societal costs. For example, pneumococcal vaccines prevent bacterial infections by Streptococcus pneumoniae. By preventing pneumococcal disease there is reduced use of antibiotics to treat pneumonia, and reduced risk for the development of antibiotic-resistant strains of S. pneumoniae. Antibodies produced by pneumococcal vaccines pass (transude) from blood to the middle ear fluid of humans to prevent ear infections by S. pneumoniae.

The CDC and HHS Antimicrobial Resistance Challenge was implemented to reduce the development of antibiotic resistance and transmission of resistant bacteria into communities and hospitals. This Challenge received commitments from more than 300 health care systems, health insurance companies, medical professionals and government health organizations. Importantly, one of these commitments was to invest in the development of and access to vaccines. The CDC supports accelerating the commercialization of new vaccines. The CDC supports vaccinations against bacteria, including resistant species to reduce the need for antibiotics. The CDC’s Core Elements of Hospital Antibiotic Stewardship program has encouraged hospitals to implement antibiotic stewardship programs which has led to reduced antibiotic prescriptions in outpatient settings. In 1999, the CDC published an article that focused on their strategies to mitigate the threats of infectious diseases as we begin the 21st century that stated, “Antimicrobial resistances is one of the most important emerging infectious disease issues in the United States today, with overprescribing of antibiotics a major contributor to the problem.” Since this time, the CDC has continued to promote antimicrobial stewardship programs to reduce the use of antibiotics. Despite these efforts by the CDC, UTIs caused by multidrug-resistant extended-spectrum beta-lactamase Escherichia coli have been on the rise. The Advisory Committee on Immunization Practices (ACIP) operates at the CDC to make recommendations to the CDC around adoption of new vaccines. While, safety and efficacy determinations are within the exclusive purview of the FDA, the ACIP will consider the safety and effectiveness of the vaccine and severity of the target disease when making recommendations to the CDC. Vaccine recommendations from the ACIP to the CDC are generally adopted by the CDC.

The Centers for Medicare and Medicaid Services (CMS) maintains conditions of participation that healthcare organizations must meet in order to participate in CMS programs. These conditions and rules require implementing methods to prevent the transmission of infections within the hospital and between hospitals and other institutions, and commit to judicious use of antibiotics, in order to reduce the development of antibiotic-resistant organisms. These rules reflect the focus of today’s U.S. healthcare system, which is to prevent infections, prevent the spread of infections, and reduce the use of antibiotics. We believe that SEQ-400 has a potential to prevent recurrent UTIs, reduce the use of antibiotics that treat recurrent UTIs, and subsequently reduce the development of antibiotic-resistant bacteria that cause recurrent UTIs because exposures to antibiotics are reduced.

Other Clinical Candidates

SEQ-1274, Small Molecule Platform for the treatment of ovarian and potentially other cancers

We are developing small molecule analogs, derived from our lead scaffold SEQ-1274, to treat ovarian and potentially other cancers. Pre-clinical experimental investigations at our laboratory and four independent laboratories and published in the Journal of Medicinal Chemistry on July 11, 2018, have shown that SEQ-1274 has produced in vitro activity against 53 cancer cell lines with a 50% (IC50) inhibitory concentration average of 26 nM. Additionally, the same investigations and published in vitro data has shown SEQ-1274 is 5 to 1000 times more active than paclitaxel when tested against seven cancer cell lines conferring some resistance to paclitaxel, including two ovarian and two lung cancer cell lines. Researchers at Washington University also evaluated SEQ-1274 and paclitaxel against two human tumor cell lines implanted in mice and SEQ-1274 demonstrated anti-tumor activity in animal tumor models performed at four independent laboratories. The researchers found that SEQ-1274 inhibits tumors implanted in mice to a greater degree than paclitaxel. The laboratory of Katherine Fuh, MD, an obstetrician at Washington University, published in 2018 that SEQ-1274 inhibited tumor growth in an ovarian tumor model. The Company also completed a study in which it repeated experiments with SEQ-1274 that were performed at Piedmont Research Center with docetaxel. Preliminary evidence from that study indicates that SEQ-1274 may exhibit less peripheral neuropathy and toxicities than docetaxel.

Natural product-derived lead compounds for the treatment of the lung infections in cystic fibrosis patients

We are conducting lead optimization of compounds that exhibit potent activity against the spreading biofilms of gram-negative bacteria, including Pseudomonas aeruginosa, E. coli, Burkholderia cepacia, and Salmonella enterica. We believe these are first-in-class compounds which inhibit multiple strains (isolates) of different species of bacteria, and this broad spectrum of activity demonstrates potential to establish an additional therapeutic approach for management of chronic lung infection. Two independent academic laboratories have shown that PilY1 is a key mechanism that enables P. aeruginosa to cause infections in cystic fibrosis patients. These two academic laboratories have shown PilY1 and type IV pili are used by P. aeruginosa to attach and colonize human airway tracheobronchial epithelial cells. Data regarding the inhibition of the expression of genes and the protein expression for PilY1 and also type IV pili is disclosed more fully in the section entitled “Business — Sequoia’s Spreading Biofilm Inhibitors Modulate Virulence Pathways in P. aeruginosa and — Type IV pili.” By inhibiting P. aeruginosa biofilms spreading in the lungs of cystic fibrosis patients, we believe these treatments will lead to reduced infections and improved patient morbidity.

Our Pipeline

Our current pipeline consists of the SEQ-400 vaccine for the prevention of recurrent UTIs, one drug platform to treat ovarian and potentially other cancers (SEQ-1274), and a small molecule candidate to inhibit the bacteria biofilm that negatively impact the lung function of cystic fibrosis patients. We view each development opportunity independent of modality (within vaccines or small molecules) based on the scientific evidence supporting development, the clinical development strategy including patient enrollment criteria and trial endpoints, and the potential to positively impact the market.

The table below outlines our current programs, including next anticipated milestone:

Our Strategy

Our mission is to develop a vaccine to prevent UTI infections and advance our anti-cancer and cystic fibrosis development compounds into humans. As part of our growth strategy, we plan to:

•        Conduct a phase 2 trial evaluating SEQ-400 in patients with documented histories of recurrent UTIs;

•        Conduct a phase 1B study or enable investigator-initiated studies to evaluate SEQ-400 in children, transplant recipients, paralysis patients, or those patients in life-threatening situations suffering from recurrent UTIs;

•        Further optimize commercial manufacturing processes for the antigen and adjuvant drug product of SEQ-400;

•        Prepare for the phase 3 study evaluating SEQ-400 in a double-blind, randomized, placebo controlled global trial;

•        Establish an IND-enabling research and development (“R&D”) program and a scalable research manufacturing process for a lead derived from SEQ-1274 family analogs;

•        Conduct lead optimization of our infectious disease compounds against gram-negative bacteria; and

•        Elucidate the upstream mechanism of action of our infectious disease compounds that lead to the inhibition of PilY1 and type IV pili-mediated spreading of Pseudomonas aeruginosa.

Upon completion of future financings, we intend to undertake the following:

•        Conduct a phase 3 study evaluating SEQ-400;

•        Commercialize SEQ-400 on our own or in partnership with one of more pharmaceutical companies;

•        Conduct IND-enabling animal toxicology studies for a clinical candidate derived from our SEQ-1274 platform and file an investigational new drug application (NDA);

•        Conduct a phase 1 study evaluating SEQ-1274-derived analogs in patients with ovarian and potentially other cancers;

•        Select a clinical development candidate to be evaluated in cystic fibrosis patients;

•        Conduct IND-enabling studies of our clinical development candidate to be evaluated in cystic fibrosis patients;

•        Conduct a phase 1 study evaluating our clinical candidate in cystic fibrosis patients; and

•        Expand our pipeline of investigational products.

Our Management

Our management team is experienced in entrepreneurship, research and development, manufacturing, finance, and operations. Our President and Chief Executive Officer, Dr. Kevin Bacon, has more than thirty years of experience raising capital and leading and managing companies and drug discovery and development programs. Our Chief Financial Officer, James Spellmeyer, has more than forty years of experience leading, managing, and reporting the finances of both private and public companies. Our Vice President of Clinical Development, Jennifer Harris, PharmD, has designed and managed clinical trials for more than twenty years at Merck, GlaxoSmithKline, and smaller biotechnology companies. Our Vice President of Process Development and Manufacturing, Eric Cunningham, has more than twenty years of experience in pharmaceutical manufacturing at Genentech, Biogen, and Pfenex. Following this offering and connection with becoming a public company, we intend to augment our management team and seek to add additional experienced executives to our team.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are otherwise applicable to public companies. These exemptions include, but are not limited to:

•        Being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•        An exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting;

•        Reduced disclosure obligations regarding executive compensation;

•        Exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and

•        An exemption from compliance with the requirements of the Public Company Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if prior to the end such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in the previous three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of our securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus forms a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company; however, we have and may adopt certain new or revised accounting standards early, when early adoption is permitted.

We are also a “smaller reporting company” as defined under the Securities Exchange Act. We may continue to be a smaller reporting company for so long as either (i) the market value of our securities held by non-affiliates is less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of our most recently completed second quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and similar to emerging growth companies, if we are a small reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Summary Risk Factors

Investing in our common stock involves significant risks. You should carefully consider the risks described in the section titled “Risk Factors” and elsewhere in this prospectus before making a decision to invest in our common stock. If we are unable to successfully address these risks and challenges, our business, financial condition, results of operations or prospects could be materially and adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the risks we face.

•        We have incurred significant losses since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.

•        We have no history of developing or commercializing our products, which may make it difficult for an investor to evaluate the success of our business to date and assess our future viability.

•        Even if this offering is successful, we will need substantial additional funding to meet our financial obligations and to pursue our business objectives. If we are unable to raise sufficient capital when needed, we could be forced to curtail our planned operations and the pursuit of our growth strategy.

•        We have entered into convertible notes secured by all of our assets; indebtedness thereunder could adversely affect our financial position and our ability to raise additional capital and prevent us from fulfilling our obligations.

•        All of our product candidates are currently in clinical and preclinical development. If we are unable to successfully develop, receive regulatory approval for and commercialize our product candidates for the indications we seek, or successfully develop any other product candidates, or experience delays in doing so, our business will be materially harmed.

•        Because SEQ-400 and any future product candidates represent novel approaches to the treatment and prevention of disease, there are many uncertainties regarding the development, market acceptance, third-party reimbursement coverage and commercial potential of our product candidates.

•        Preclinical studies and clinical trials are expensive, time-consuming, difficult to design and implement and involve an uncertain outcome. Further, we may encounter substantial delays in completing the development of our product candidates. If we are unable to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate product revenue will be adversely affected.

•        We may experience delays in beginning or conducting clinical trials or numerous unforeseen events before, during or as a result of clinical trials that could delay or prevent our ability to complete clinical trials, receive marketing approval or commercialize our product candidates.

•        Success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials. Our product candidates may not have favorable results in later clinical trials, if any, or receive regulatory approval.

•        Our preclinical studies and clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of our product candidates, or serious adverse or unacceptable side effects may be identified during the development of our product candidates, which could prevent, delay or limit the scope of regulatory approval of our product candidates, limit their commercialization, increase our costs or necessitate the abandonment or limitation of the development of some of our product candidates.

•        Breakthrough therapy designation by the FDA for any product candidate may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that the product candidate will receive marketing approval.

•        Vaccines and pharmaceutical products are complex and difficult to manufacture. We could experience manufacturing problems, or may be unable to access raw materials that result in delays in the development or commercialization of our product candidates or otherwise harm our business.

•        We depend on sole-source third-party suppliers for materials that are necessary for the conduct of clinical and preclinical studies and manufacture our product candidates for clinical trials, and the loss of these third-party suppliers and manufacturers or their inability to supply us with sufficient quantities of adequate materials, or to do so at acceptable quality levels and on a timely basis, could harm our business.

•        Any product candidates for which we intend to seek approval as biologic products may face biosimilar competition sooner than anticipated.

•        The success of our product candidates will depend significantly on coverage and adequate reimbursement or the willingness of patients to pay for these therapies.

•        If we are unable to obtain, maintain and enforce patent protection for our current and future product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours and our ability to successfully develop and commercialize our product candidates may be adversely affected.

•        We may be unsuccessful in licensing or acquiring intellectual property from third parties that may be required to develop and commercialize our product candidates.

Corporate Information

We were incorporated under the laws of the State of Delaware on August 16, 2012. On April 30, 2021, we undertook a combination transaction (“Combination Transaction”) to combine the businesses, assets and liabilities of Sequoia Sciences, Inc. (“SSI”) and Sequoia Sciences UTI, LLC (“SSUTI”) with and into us. For certain periods prior to the Combination Transaction, we were a consolidated subsidiary of SSUTI. We are the surviving entity of the Combination Transaction. The merger with SSI (the “SSI Merger”) was accounted for as an asset acquisition by us. The merger with SSUTI (the “SSUTI Merger”) reflects a transaction between entities under common control and was accounted for as a downstream merger, with the transferred assets and liabilities recorded at their historical cost basis.

Our principal executive office is located at 1912 Innerbelt Business Center Drive, St. Louis, MO 63114 and our telephone number is (314) 373-5181. Our website is www.sequoiavaccines.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through our website as part of this prospectus or in deciding whether to purchase our securities. We have included our website in this prospectus solely as an inactive textual reference.

THE OFFERING

Common Stock offered by us	2,775,000 shares
Common stock to be outstanding immediately after this offering	8,775,000 shares (or 9,191,250 shares if the underwriters exercise in full their option to purchase up to 416,250 additional shares).
Option to purchase additional shares offered by us	We have granted the underwriters an option for a period of 45 days to purchase up to 416,250 additional shares of common stock.
Use of proceeds

We estimate the net proceeds from this offering will be approximately $22.2 million, (or approximately $25.7 million if the underwriters exercise in full their option to purchase up to 416,250 additional shares of common stock), assuming an initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund phase 2 human clinical trial for our UTI vaccine, move our preclinical products toward human studies, establish and optimize manufacturing processes and the remainder for working capital and other general corporate purposes, including development of additional programs in our pipeline. See the section entitled “Use of Proceeds” for additional information.

Risk factors

You should read the section titled “Risk Factors” for a discussion of factors you should consider carefully, together with all the other information included in this prospectus, before deciding to invest in our securities.

Proposed symbol	“SQVI”

The number of shares of common stock shown as issued and outstanding in the table above is based on 2,470,672 shares of common stock outstanding on January 25, 2024, includes an aggregate of 3,529,328 shares of common stock to be issued upon the consummation of this offering in connection with the conversion of all of our outstanding preferred stock and convertible promissory notes and excludes:

•        519,817 shares of common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $6.41 per share;

•        182,047 shares of our common stock that are available for future issuance under our 2021 Incentive Stock Plan;

•        1,416,000 shares of our common stock that are available for future issuance under our 2023 Equity Incentive Plan; and

•        138,750 shares of our common stock issuable upon exercise of the representative’s warrants to purchase up to 138,750 shares of our common stock at an exercise price per share equal to 125% of the initial public offering price per share or $11.25, based on an assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, that will be issued to the representative of the underwriters in connection with this offering (the “Representative’s Warrants”).

Except as otherwise indicated, all information in this prospectus reflects or assumes:

•        the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of our common stock upon the closing of this offering;

•        the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of our common stock upon the closing of this offering;

•        the issuance of 280,706 shares of our common stock upon the automatic conversion of the $955,000 principal amount of our convertible promissory notes plus accrued interest through January 31, 2024, which will convert in connection with this offering at a conversion price of $5.13 per share;

•        no exercise of outstanding options;

•        the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur upon the closing of this offering;

•        a one-for-6.4115 share reverse split of our common stock;

•        no exercise by the underwriters of their over-allotment option to purchase 416,250 shares of our common stock; and

•        no exercise of the Representative’s Warrants.

SUMMARY FINANCIAL DATA

You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. We have derived the statement of operations data for the fiscal year ended December 31, 2022 and the period from April 30, 2021 to December 31, 2021 from our audited financial statements appearing at the end of this prospectus and the statement of operations data for the nine months ended September 30, 2023 and 2022 from our unaudited financial statements appearing at the end of this prospectus. Our financial statement presentation includes the periods and activities following the Combination Transaction. These financial statements reflect the fair value of assets acquired and liabilities assumed as a result of the SSI Merger and the incremental shares of us exchanged in the Combination Transaction. The SSI Merger was accounted for as an asset acquisition by us. The SSUTI Merger reflects a transaction between entities under common control and was accounted for as a downstream merger, with the transferred assets and liabilities recorded at their historical cost basis. Our historical results are not necessarily indicative of the results that may be expected in any future period.

	Nine Months Ended		Year ended December 31, 2022	Period from April 30, 2021 to December 31, 2021
	September 30, 2023	September 30, 2022
Statements of operations data:
Total operating expenses	$2,262,790	$3,233,785	$4,086,357	$6,381,793
Loss from operations	$(2,262,790)	$(3,233,785)	$(4,086,357)	$(6,381,793)
Net loss	$(2,333,493)	$(3,307,985)	$(4,186,131)	$(6,447,742)
Net loss attributable to common stockholders	$(3,311,956)	$(4,150,621)	$(5,328,616)	$(7,075,386)
Net loss per share attributable to common stockholders, basic and diluted(1)	$(1.34)	$(1.68)	$(2.16)	$(2.86)
Weighted-average shares of common stock outstanding, basic and diluted(1)	2,470,672	2,470,672	2,470,672	2,470,672
Unaudited pro forma net loss per share attributable to common stockholders, basic and diluted(2)	$(0.38)		$(0.68)

____________

(1)      See Note 3 — Summary of Significant Accounting Policies to our financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per share and the number of shares used in the computation of the per share amounts.

(2)      Pro forma net loss per share assumes (a) the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, (b) the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, and (c) the automatic conversion of all outstanding convertible notes and accrued interest, into an aggregate of 280,706 shares of common stock upon the closing of this offering assuming all such conversion had occurred as of January 1, 2022.

	As of September 30, 2023
	Actual	Pro forma(1)	Pro forma as adjusted(2)
	(unaudited)	(unaudited)	(unaudited)
Balance sheet data:
Cash	$714,118	$714,118	$22,914,118
Working capital	$421,917	$421,917	$22,621,917
Total assets	$1,202,575	$1,202,575	$23,402,575
Total liabilities	$1,991,508	$583,611	$583,611
Convertible preferred stock	$20,988,387	—	—
Total stockholders’ equity (deficit)	$(21,777,320)	$618,964	$22,818,964

____________

(1)      Reflects (i) the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, (ii) the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, and (iii) the automatic conversion of all outstanding convertible notes plus accrued interest through January 31, 2024, into an aggregate of 280,706 shares of common stock upon the closing of this offering.

(2)      Reflects our issuance and sale of 2,775,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all the information in this prospectus, including our financial statements and related notes, before deciding whether to purchase shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to our Financial Position and Capital Needs

We have incurred significant losses since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.

Since our inception, we have incurred significant losses, and we expect to continue to incur significant expenses and operating losses for the foreseeable future and our operating losses will increase as we continue to develop our lead clinical candidate, SEQ-400, and our other clinical candidates. Our net losses were approximately $2.3 million, $4.2 million and $6.4 million for the nine months ended September 30, 2023, year ended December 31, 2022 and the period from April 30, 2021 to December 31, 2021, respectively. As of September 30, 2023, we had an accumulated deficit of approximately $55.8 million. Since our inception, we have financed our operations with gross proceeds of $56.3 million raised in our private placements of preferred stock, common stock, membership units and convertible debt.

Our net losses may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially as we:

•        Continue to conduct our ongoing clinical trials of SEQ-400 vaccine, including advancement into late-stage global clinical trials, as well as initiate and complete additional clinical trials of future product candidates or current product candidates in new indications or patient populations;

•        Continue to advance the preclinical development of our other product candidates;

•        Seek regulatory approval for any product candidates that successfully complete clinical trials;

•        Pursue marketing approvals and reimbursement for our product categories;

•        Acquire or in-license other product candidates, intellectual property or technologies;

•        Develop, establish and validate our commercial-scale current Good Manufacturing Practices, or cGMP, manufacturing process;

•        Manufacture material under cGMP for clinical trials and potential commercial sales at our contracted manufacturing facility;

•        Maintain, expand, enforce, defend and protect our intellectual property portfolio;

•        Comply with regulatory requirements established by the applicable regulatory authorities;

•        Hire and retain additional personnel including research, clinical, development, manufacturing, quality control, quality assurance, regulatory and finance personnel;

•        Add operational, financial, corporate development, management information systems and administrative personnel, including personnel to support our product development; and

•        Incur legal, accounting and other expenses in operating as a public company.

To date, we have no products approved for commercialization and have not generated any revenue from product sales and do not expect to do so until one of our clinical candidates obtains marketing approval. To become and remain profitable, we must succeed in developing and eventually commercializing product candidates that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, validating manufacturing processes, obtaining regulatory approval and manufacturing, marketing and selling any product candidates for which we may obtain regulatory approval as well as discovering and developing additional product candidates. All of our product candidates are in clinical or preclinical development. We may never succeed in these activities and, even if we do, may never generate any revenue or revenue that is significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with product candidate development, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. If we are required by regulatory authorities to perform clinical trials or preclinical studies in addition to those currently expected, or if there are delays in the initiation and completion of our clinical trials or the development of any of our product candidates, our expenses could increase.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain product approvals, diversify our offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

We have no history of developing or commercializing our products, which may make it difficult for an investor to evaluate the success of our business to date and assess our future viability.

We are a clinical stage pharmaceutical company with a limited operating history. We commenced operations in August 2012. Our operations to date have been largely focused on organizing and staffing our company, business planning, raising capital, developing our technology and product candidates, developing our manufacturing capabilities and developing our clinical and preclinical product candidates, including undertaking preclinical studies and conducting clinical trials. To date, we have not yet demonstrated our ability to successfully complete pivotal clinical trials, obtain regulatory approvals, manufacture a product on a commercial scale, or conduct sales and marketing activities necessary for successful commercialization, and we may not be successful in doing so. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing products.

We will eventually need to transition from a company with a research and clinical focus to a company, if any of our product candidates are approved, capable of supporting commercial activities. We may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. and may not be successful in such a transition.

Even if this offering is successful, we will need substantial additional funding to meet our financial obligations and to pursue our business objectives. If we are unable to raise sufficient capital when needed, we could be forced to curtail our planned operations and the pursuit of our growth strategy.

Our operations have consumed a substantial amount of cash since inception, and we expect to continue to incur significant expenses and operating losses in the foreseeable future as we continue to develop our product candidate pipeline and build out our manufacturing capabilities for our product candidates, which, if approved, may not achieve commercial success. Our revenue, if any, will be derived from sales of our products that may not be commercially available for a number of years, if at all. If we obtain marketing approval for any product candidates that we develop or otherwise acquire, we expect to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing. We also expect an increase in our expenses associated with creating additional infrastructure to support operations as a public company. Accordingly, we will need to obtain substantial additional funding in order to continue our operations.

As of September 30, 2023, we had cash and cash equivalents of $714,118. We believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operating expenses and capital expenditure requirements through 2025. This estimate is based on assumptions that may prove to be wrong, and we could exhaust our available resources sooner than expected. We plan to use the net proceeds from this offering to fund a phase 2 human clinical trial for our UTI vaccine, move our preclinical products toward human studies, establish and optimize manufacturing processes and the remainder for working capital and other general corporate purposes, including development of additional programs in our pipeline. The net proceeds from this offering, together with our existing cash and cash equivalents, will not be sufficient to fund any of our product candidates through regulatory approval. Changes may occur beyond our control that would cause us to consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional product candidates and changes in regulation. The timing and amount of our funding requirements will depend on many factors, including:

•        The rate of progress in the development of SEQ-400 and our other product candidates;

•        The scope, progress, results and costs of non-clinical studies, preclinical development, laboratory testing and clinical trials for SEQ-400 and future product candidates and associated development programs;

•        The extent to which we develop, in-license or acquire other product candidates and technologies in our pipeline;

•        The scope, progress, results and costs as well as timing of manufacturing scale-up and validation activities associated with SEQ-400 and our future product candidates and other programs as we advance them through preclinical and clinical development;

•        The number and development requirements of product candidates that we may pursue;

•        The costs, timing and outcome of regulatory review of our product candidates;

•        Our headcount growth and associated costs as we expand our research and development capabilities and establish a commercial infrastructure;

•        The timing and costs of securing sufficient capacity for commercial supply of our product candidates, or the raw material components thereof;

•        The costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•        The costs necessary to obtain regulatory approvals, if any, for products in the United States and other jurisdictions, and the costs of post-marketing studies that could be required by regulatory authorities in jurisdictions where approval is obtained;

•        The costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

•        The entry into new collaborations arrangements and licensing agreements, if at all;

•        The need and ability to hire additional research, clinical development, scientific, financial and manufacturing personnel

•        The costs we incur in maintaining business operations;

•        The need to implement additional internal systems and infrastructure;

•        The effect of competing technological, product and market developments;

•        The revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval; and

•        The costs of operating as a public company.

We will require additional capital to achieve our business objectives. Additional funds may not be available on a timely basis, on favorable terms or at all, and such funds, if raised, may not be sufficient to enable us to continue to implement our long-term business strategy. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Further, our ability to raise additional capital may be adversely impacted by potential worsening economic conditions and the recent disruptions and volatility in the credit and financial markets in the United States and worldwide resulting from the COVID-19 pandemic and armed conflicts. If we are unable to raise sufficient additional capital, we could be forced to curtail our planned operations and the pursuit of our growth strategy.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial revenue, we may finance our cash needs through a combination of equity offerings, government or private-party grants, debt financings and license and collaboration agreements. We do not currently have any other committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through license and collaboration agreements, such as strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams or product candidates, grant licenses on terms that may not be favorable to us or commit to future payment streams. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We have entered into convertible notes secured by all of our assets; indebtedness thereunder could adversely affect our financial position and our ability to raise additional capital and prevent us from fulfilling our obligations.

As of September 30, 2023, we owed an aggregate of $1,407,897 in principal plus accrued interest on our outstanding Notes, which are convertible into shares of our common stock. In connection with the issuance of the Notes, we entered into a Subordinated Security Agreement with each noteholder. Pursuant to terms of the Subordinated Security Agreement, we have granted liens on substantially all of our assets, including our intellectual property, as collateral, and have agreed to significant covenants, including covenants that materially limit our ability to take certain actions, including our ability to pay dividends, make certain investments and other payments, incur additional indebtedness, encumber and dispose of assets and customary events of default, including failure to pay amounts due, breaches of covenants and warranties, material adverse effect events, certain cross defaults and judgements and insolvency. A failure to comply with the covenants and other provisions of the Notes and the Subordinated Security Agreement, including any failure to make a payment when required, would generally result in events of default under such instruments. The occurrence of any default will cause the interest rate to increase during the period of such default, which could permit acceleration of such indebtedness and could result in a material adverse effect on us. If such indebtedness is accelerated, it would generally also constitute an event of default under our other outstanding indebtedness, permitting acceleration of a substantial portion of our indebtedness. Any required repayment of our indebtedness as a result of acceleration or otherwise would lower our current cash on hand such that we would not have those funds available for use in our business or for payment of other outstanding indebtedness.

If we are unable to make payment on our Notes when due, the holders may foreclose on and sell the assets securing such indebtedness, which includes substantially all of our property, to satisfy our payment obligations, which could prevent us from accessing those assets for our business and conducting our business as planned. Our business, financial condition, prospects and results of operations could be materially adversely affected as a result of any of these events.

Our recurring losses from operations and financial conditions raise substantial doubt about our ability to continue as a going concern.

Our recurring losses from operations and financial condition raise substantial doubt about our ability to continue as a going concern. In our financial statements for the year ended December 31, 2022, we concluded that our recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2022 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, limit, reduce or terminate our product development or future commercialization efforts of one or more of our product candidates, or may be forced to reduce or terminate our operations. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors will lose all or part of their investment. After this offering, in our own required quarterly assessment, we may again conclude that there is substantial doubt about our ability to continue as a going concern, and future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors and other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all.

Risks Related to the Development of our Product Candidates

All of our product candidates are currently in clinical and preclinical development. If we are unable to successfully develop, receive regulatory approval for and commercialize our product candidates for the indications we seek, or successfully develop any other product candidates, or experience delays in doing so, our business will be materially harmed.

We currently have no products approved for commercial sale, and all of our product candidates are currently in clinical and preclinical development. Our first Phase 1 study evaluated SEQ-400 vaccine in two populations of women: those with and without a history of recurrent UTI. This study was an open label, antigen-controlled, rising dose evaluation of the safety, tolerability and immunogenicity of the vaccine. In 2017, we completed the Phase 1 clinical study of the UTI vaccine. At such time, we agreed on indications for the vaccine and received fast track designation from the FDA. We have not conducted any later stage or pivotal clinical trials, have limited experience in preparing, submitting and prosecuting regulatory filings and have not previously submitted a biologics license application, or BLA, for any product candidate.

Our ability to generate revenue from product candidates, which may not occur in the foreseeable future, if ever, will depend heavily on the successful development, regulatory approval, obtaining of manufacturing supply, capacity and expertise and eventual commercialization of our product candidates. The success of SEQ-400 or any other product candidates that we develop or otherwise acquire will depend on several factors, including:

•        The timing and progress of preclinical and clinical development activities;

•        The number and scope of preclinical and clinical programs we decide to pursue;

•        Filing acceptable Investigational New Drug applications, or INDs, with the U.S. Food and Drug Administration, or the FDA, or comparable foreign applications that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

•        Sufficiency of our financials and other resources to complete the necessary preclinical studies and clinical trials, manufacture the product candidates and complete associated regulatory activities;

•        Our ability to establish and maintain agreements with third-party manufacturers for clinical supply for our clinical trials and commercial manufacturing and successfully develop, obtain regulatory approval, and then successfully commercialize our product candidates;

•        Successful enrollment and timely completion of clinical trials, including our ability to generate positive data from any such clinical trials;

•        The costs associated with the development of any additional development programs and product candidates we identify in-house or acquire through collaborations;

•        Receipt of timely marketing approvals from applicable regulatory authorities;

•        Developing and expanding sales, marketing and distribution capabilities and launching commercial sales of products, if approved, whether alone or in collaboration with others.

•        Acceptance of the benefits and use of our products, including method of administration, if approved, by patients, the medical community and third-party payors, for their approved indications;

•        The prevalence and severity of adverse events experienced with SEQ-400 or any other product categories;

•        The availability, perceived advantages, cost, safety and efficacy of alternative therapies for any product candidate we develop;

•        The continuing need for therapies for the treatment and prevention of recurrent UTI or the inability of other available therapies to address recurrent UTI;

•        The terms and timing of any collaboration, license or other arrangement, including the terms and timing of any milestone payments thereunder;

•        Our ability to obtain and maintain patent, trademark and trade secret protection and regulatory exclusivity for our product candidates, if and when approved, and otherwise protecting our rights in our intellectual property portfolio;

•        Our ability to maintain compliance with regulatory requirements, including Good Clinical Practices, or GCPs, current Good Laboratory Practices, or cGLPs, and cGMPs, and to comply effectively with other rules, regulations and procedures applicable to the development and sale of pharmaceutical products;

•        Potential significant and changing government regulation, regulatory guidance and requirements and evolving treatment guidelines;

•        Obtaining and maintaining third-party coverage and adequate reimbursement and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement;

•        Our ability to maintain a continued acceptable safety, tolerability and efficacy profile of the products following approval; and

•        The impact of any business interruptions to our operations or those of third parties with which we work, particularly in light of the current COVID-19 pandemic.

If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience delays or an inability to successfully commercialize the product candidates we develop, and we may not be able to continue our operations.

Because SEQ-400 and any future product candidates represent novel approaches to the treatment and prevention of disease, there are many uncertainties regarding the development, market acceptance, third-party reimbursement coverage and commercial potential of our product candidates.

Although recurrent UTI is not a new disease, the treatment and prevention of it has led to an overuse of antibiotics and the development of new antibiotics is not keeping pace with the disease. Because this is a relatively new and expanding area of therapeutic intervention, there are many uncertainties related to the development, marketing, reimbursement and the commercial potential for our product candidates. There can be no assurance as to the length of the clinical trials, the number of patients the FDA will required to be enrolled in the trials in order to establish the safety, efficacy, purity and potency of antibody products or that the design of or data generated in these trials will be acceptable to the FDA to support marketing approval.

In addition, the FDA may take longer than usual to come to a decision on any Biologics License Application, or BLA, that we submit and may ultimately determine that there is insufficient data, information or experience with our product candidates to support an approval decision. The FDA may also require that we conduct additional post-marketing studies or implement risk management programs, such as Risk Evaluation and Mitigation Strategies, or REMS, until more experience with our product candidates is obtained. Finally, after increased usage, we may find that our product candidates do not have the intended effect or have unanticipated side effects, potentially jeopardizing initial or continuing regulatory approval and commercial prospects.

The success of our business depends in part upon our ability to develop engineered antibodies that can broadly neutralize Escherichia coli (“E. coli”). We may fail to deliver antibodies that are effective in the treatment or prevention of recurrent UTI. Even if we are able to identify and develop such antibodies, we cannot ensure that such product candidates will achieve marketing approval to safely and effectively treat or prevent symptomatic recurrent UTI or other diseases.

If we uncover any previously unknown risks related to our antibodies, or if we experience unanticipated expenses, problems or delays in developing our product candidates, we may be unable to achieve our strategy of building a pipeline that could identify problems that would potentially harm our business.

There is no assurance that the approaches offered by our product candidates will gain broad acceptance among doctors or patients or that governmental agencies or third-party medical insurers will be willing to provide reimbursement coverage for our proposed product candidates. Since our current product candidates and any future product candidates will represent novel approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. Accordingly, we may spend significant capital trying to obtain approval for product candidates that have an uncertain commercial market. The market for any products that we successfully develop will also depend on the cost of the product. We do not yet have sufficient information to reliably estimate what it will cost to commercially manufacture our current product candidates, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. If we do not successfully develop and commercialize products based upon our approach or find suitable and economical sources for materials used in the production of our products, we will not become profitable, which would materially and adversely affect the value of our common stock.

Preclinical studies and clinical trials are expensive, time-consuming, difficult to design and implement and involve an uncertain outcome. Further, we may encounter substantial delays in completing the development of our product candidates. If we are unable to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate product revenue will be adversely affected.

All of our product candidates are in clinical and preclinical development and their risk of failure is high. The clinical trials and manufacturing of our product candidates are, and the manufacturing and marketing of our products, if approved, will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and market our product candidates. Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex, and expensive preclinical testing and clinical trials that our product candidates are both safe and effective for use in each target indication. In particular, because our product candidates are subject to regulation as biological products, we will need to demonstrate that they are safe, pure and potent for us in their target indications. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. Failure can occur at any time during the clinical trial process. Even if we demonstrate favorable results in preclinical studies and early-stage clinical trials, we cannot assure you that the results of late-stage clinical trials will be favorable enough to support the continued development of our product candidates. Several companies in the pharmaceutical and biopharmaceutical industries have experienced significant delays, setbacks and failures in all stages of development, including late-stage clinical trials, even after achieving promising results in preclinical testing or early-stage clinical trials. Accordingly, results from completed preclinical studies and early-stage clinical trials of our product candidates may not be predictive of the results we may obtain in later-stage trials. Even if our future clinical trials are completed as planned, we cannot be certain that their results will support the safety and effectiveness of our product candidates for their targeted indications or support continued clinical development of such product candidates or be sufficient to support the submission of a New Drug Application, or NDA, or a BLA to obtain regulatory approval from the FDA in the U.S., or other similar regulatory agencies in other jurisdictions, which is required to market and sell the product. Our future clinical trial results may not be successful.

In addition, even if such trials are successfully completed, we cannot guarantee that the FDA, the European Medicines Agency, or EMA, or other foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. Moreover, results acceptable to support approval in one jurisdiction may be deemed inadequate by another regulatory authority to support regulatory approval in that jurisdiction. To the extent that the results of the trials are not satisfactory to the FDA, EMA, or other foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional preclinical studies or trials for our product candidates either prior to or post-approval, or they may object to elements of our clinical development program, requiring their alteration.

Of the large number of products in development, only a small percentage successfully complete the FDA’s or comparable foreign regulatory authorities’ approval processes and are commercialized. Even if we eventually complete clinical testing and receive approval of a NDA, BLA or foreign marketing application for our product candidates, the FDA or the comparable foreign regulatory authorities may grant approval or other marketing authorization contingent on the performance of costly additional clinical trials, including post-market clinical trials. The FDA or the comparable foreign regulatory authorities also may approve or authorize for marketing a product candidate for a more limited indication or patient population than we originally request, and the FDA or comparable foreign regulatory authorities may not approve or authorize the labeling that we believe is necessary or desirable for the successful commercialization of a product candidate. Any delay in obtaining, or inability to obtain, applicable regulatory approval or other marketing authorization would delay or prevent commercialization of that product candidate and would adversely impact our business and prospects.

Furthermore, even if we obtain regulatory approval for our product candidates, we may still need to develop a commercial organization, establish a commercially viable pricing structure and obtain approval for coverage and adequate reimbursement from commercial and government payors, including government health administration authorities. If we are unable to successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

We may experience delays in beginning or conducting clinical trials or numerous unforeseen events before, during or as a result of clinical trials that could delay or prevent our ability to complete clinical trials, receive marketing approval or commercialize our product candidates.

We may experience delays in beginning or conducting any clinical trials, and we do not know whether our clinical trials will begin on time, need to be redesigned, recruit and enroll patients or be completed on schedule; or at all. We may experience numerous unforeseen events before, during or as a result of clinical trials that could delay or prevent our ability to complete such trials or receive marketing approval for or commercialize our product candidates, or that could significantly increase the cost of such trials, including:

•        Inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation of clinical trials;

•        Delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for advanced clinical trials;

•        Delays in developing suitable assays for screening patents for eligibility for trials with respect to certain product candidates;

•        Delays in reaching agreement with the FDA, EMA or other regulatory authorities as to the design or implementation of our clinical trials;

•        Delays in obtaining regulatory authorization to commence a clinical trial;

•        Challenges in reaching an agreement on acceptable terms with clinical trial sites or prospective Contract Research Organization, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

•        Delays in obtaining Institutional Review Board, or IRB, approval at each trial site;

•        Challenges in recruiting suitable patients to participate in a clinical trial;

•        Having patients complete a clinical trial and return for post-treatment follow-up;

•        Inspections of clinical trial sites or operations by applicable regulatory authorities, or the imposition of a clinical hold;

•        Clinical sites, CROs or other third parties deviating from trial protocol or dropping out of a trial;

•        Failure to perform in accordance with the applicable regulatory requirements, including the FDA’s regulations and GCP requirements, or applicable regulatory requirements in other countries;

•        Addressing patient safety concerns that arise during the course of a trial, including the occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•        Having an insufficient number of clinical trial sites;

•        Difficulties in manufacturing sufficient quantities of product candidate for use in clinical trials;

•        Suspension or terminations by IRBs of the institutions at which such trials are being conducted, by the independent Data Monitoring Committee (DMC), for such trial or by the FDA or other regulatory authorities due to a number of factors including those described above;

•        Changes in regulatory requirements or guidance, or feedback from regulatory authorities that requires us to modify the design or conduct of our clinical trials;

•        Clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon development programs;

•        The number of patients required for clinical trials of our product candidates may be larger than we anticipate, especially if regulatory bodies require the completion of non-inferiority trials, enrollment in these trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

•        Our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

•        We or our investigators might have to suspend or terminate clinical trials of our product candidates for various reasons, including non-compliance with regulatory requirements, a finding that our product candidates have undesirable side effects or other unexpected characteristics, or a finding that the participants are beings exposed to unacceptable heal risks, which could delay enrollment of our trial and the authorization or approval of SEQ-400;

•        The cost of clinical trials of our product candidates may be greater than we anticipate, and we may not have sufficient funds to cover the costs;

•        The supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate or may not be able to be procured or distributed as needed;

•        Regulatory may revise the requirements for approving our product candidates, or such requirements may not be as we anticipate; and

•        Any future collaborators that conduct clinical trials may face any of the above issues and may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for us.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully and timely complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are any safety concerns, we may:

•        Incur unplanned costs;

•        Be delayed in obtaining marketing approval for our product candidates or not obtain marketing approval at all;

•        Obtain marketing approval in some countries and not in others;

•        Obtain marketing approval for indications or patient populations that are not as broad as intended or desired;

•        Obtain marketing approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings or REMS;

•        Be subject to additional post-marketing testing requirements;

•        Be subject to changes in the way the product is administered; or

•        Have regulatory authorities withdraw or suspend their approval of the product or to impose restrictions on its distribution after obtaining marketing approval.

All of our product candidates will require extensive clinical testing before we are prepared to submit a BLA or marketing authorization application, or MAA, for regulatory approval. We cannot predict with any certainty if or when we might complete the clinical development for our product candidates and submit a BLA or MAA for regulatory approval of any of our product candidates or whether any such BLA or MAA will be approved. We may also seek feedback from the FDA, EMA or other regulatory authorities on our clinical development program, and the FDA, EMA or other regulatory authorities may not provide such feedback on a timely basis, or such feedback may not be favorable, which could delay our development programs.

We cannot predict with any certainty whether or when we might complete a given clinical trial. If we experience delays in the conduct or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of our product candidates could be harmed, and our ability to generate revenues from our product candidates may be delayed or lost. In addition, any delays in our clinical trials could increase our costs, slow down the development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and results of operations. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials. Our product candidates may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Preclinical test and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in preclinical or animal studies and early clinical trials does not ensure that later large-scale efficacy trials will be successful nor does it predict final results. For example, we may be unable to identify suitable animal disease models for our product candidates, which could delay or frustrate our ability to progress clinical studies or obtain marketing approval. Our product candidates may fail to show the desired safety and efficacy in clinical development despite having progressed through preclinical and initial clinical trials.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks, delays and failures in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of our product candidate development. Any such delays could negatively impact our business, financial condition, results of operations and prospects.

Interim, “top-line” and preliminary results from our clinical trials that we announce or publish from time to time may change as more data becomes available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim, top-line or preliminary results from our clinical trials. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may results in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary, top-line or interim data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line results that we report may differ from future results of the same studies, or different conclusions or consideration may qualify such results once additional data have been received and fully evaluated.

Further, others, including regulatory agencies may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular development program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure. Any information we determine not to disclose may ultimately be deemed meaningful by you or others with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or our business. If the interim, top-line or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, product candidates may be harmed, which could significantly harm our business prospects.

Our preclinical studies and clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of our product candidates, or serious adverse or unacceptable side effects may be identified during the development of our product candidates, which could prevent, delay or limit the scope of regulatory approval of our product candidates, limit their commercialization, increase our costs or necessitate the abandonment or limitation of the development of some of our product candidates.

To obtain the requisite regulatory approvals for the commercial sale of our product candidates, we must demonstrate through lengthy, complex, and expensive preclinical testing and clinical trials that our product candidates are safe, pure and potent for use in each target indication. These trials are expensive and time consuming, and their outcomes are inherently uncertain. Failures can occur at any time during the development process. Preclinical studies and clinical trials often fail to demonstrate safety or efficacy of the product candidate studied for the target indication, and most product candidates that begin clinical trials are never approved.

We may fail to demonstrate with substantial evidence from adequate and well-controlled trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that our product candidates are safe and potent for their intended uses.

If our product candidates are associated with undesirable effects in preclinical studies or clinical trials or have characteristics that are unexpected, we may decide or be required to perform additional preclinical studies or to halt or delay further clinical development of our product candidates or to limit their development to more narrow uses or subpopulations in which the undesirable side effect or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for the product candidate, if approved. These side effects may not be appropriately recognized or managed by the treating medical staff, as toxicities resulting from monoclonal antibody therapy, as with our SEQ-400 product candidate, are not normally encountered in the general patient population and by medical personnel.

If any such adverse events occur, our clinical trials could be suspended or terminated. If we cannot demonstrate that any adverse events were not caused by the drug, the FDA, EMA or foreign regulatory authorities could order us to cease further development, or deny approval of, our product candidates for any or all targeted indications, or require that we conduct additional animal or human studies regarding the safety and efficacy of our product candidates or limiting the scope of the approved indication, if approved. Many product candidates that initially showed promise in early-stage testing have later been found to cause side effects that prevented further development of the product candidate. Even if we are able to demonstrate that all future adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patient to complete the trial. Moreover, if we elect, or are required, to not initiate, delay, suspend or terminate any future clinical trial of any of our product candidates, the commercial prospects of such product candidates may be harmed and our ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm our ability to develop other product candidates and may harm our business, financial condition and prospects significantly.

Additionally, if one or more of our product candidates receives marketing approval, and we or others identify undesirable side effects caused by such products, a number of potentially significant consequences could result, including:

•        Regulatory authorities may suspend, withdraw or limit approvals of such product, or seek an injunction against its manufacture or distribution;

•        Regulatory authorities may require additional warnings on the label;

•        We may be required to create a medication guide outlining the risks of such side effects for distribution to patients or other requirements subject to a REMS;

•        We may be required to change the way a product is administered or conduct additional trials;

•        We could be sued and held liable for harm caused to patients;

•        We may decide to remove the product from the market;

•        We may not be able to achieve or maintain third-party payor coverage and adequate reimbursement;

•        We may be subject to fines, injunctions or the imposition of civil or criminal penalties; and

•        Our reputation and physician or patient acceptance of our products may suffer.

There can be no assurance that we will resolve any issues related to any product-related adverse events to the satisfaction of the FDA or foreign regulatory agency in a timely manner or at all. Moreover, any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate if approved and could significantly harm our business, results of operations and prospects.

Lack of awareness of our UTI vaccine and increased public and governmental scrutiny of a vaccine to treat recurrent UTI may adversely impact the development or commercial success of our current and future product candidates.

The clinical and commercial success of our vaccines will depend in part on public acceptance of the use of vaccines to treat recurrent UTI.

More restrictive government regulations or negative public opinion would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products once approved. Adverse events in our or others’ clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our product candidates, stricter labeling requirements for those products candidates that are approved and a decrease in demand for any such product candidates, all of which would have a negative impact on our business and operations.

We may experience delays or difficulties in the enrollment and/or retention of patients in clinical trials, which could prevent our receipt of necessary regulatory approvals.

Successful and timely completion of clinical trials will require that we enroll, and maintain the enrollment of, a sufficient number of patients. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population and competition for patients eligible for our clinical trials with competitors that may have ongoing clinical trials for product candidates that are under development to treat the same indications as one or more of our product candidates, or approved products for the conditions for which we are developing our product candidates.

Clinical trials may be subject to delays as a result of patient enrollment taking longer than anticipated or patient withdrawal. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or foreign regulatory authorities. We cannot predict how successful we will be at enrolling patients in future clinical trials. Patient enrollment is affected by other factors, including:

•        The severity and difficulty of diagnosing the disease under investigation;

•        The eligibility and exclusion criteria for the trial in question;

•        The size of the patient population and process for identifying patients;

•        Our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•        The design of the trial protocol, including but not limited to the use of a placebo control or active comparator;

•        The perceived risks and benefits of the product candidate in the trial;

•        The availability of competing commercially available therapies and other competing therapeutic candidates’ clinical trials for the disease or condition under investigation;

•        The patient referral practices of physicians;

•        The ability to monitor patients adequately during and after treatment; and

•        The proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll, or maintain the enrollment of, a sufficient number of patients for clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in these clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing. Furthermore, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and we will have limited influence over their performance.

We have received fast track designation for SEQ-400 and, in the future, may pursue breakthrough designations from the FDA for any product candidates. Even with a fast-track designation, we may be unable to obtain and maintain the benefits associated with such designation. A fast-track designation may not lead to a faster development or regulatory review or approval process, and will not increase the likelihood that such product candidates will receive marketing approval.

To date, SEQ-400 has been granted fast track designation by the FDA. In the future, we may pursue one or more similar designations for other product candidates.

Fast track designation is designed to facilitate the development and expedite the review of therapies for serious conditions with an unmet medical need. Programs with fast-track designation may benefit from early and frequent communications with the FDA, potential priority review and the ability to submit a rolling application for regulatory review. Fast track designation applies to both the product candidate and the specific indication for which it is being studied. However, if we do not continue to meet the criteria of the fast-track designation, or if our clinical trials are delayed, suspended or terminated, or put on clinical hold due to unexpected adverse events or issues with clinical supply, we will not receive the benefits associated with the fast-track program.

Furthermore, fast track designation does not change the standards for approval. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures. Fast track designation also does not guarantee SEQ-400 or any other product candidate will be approved in a timely manner, if at all.

Breakthrough therapy designation by the FDA for any product candidate may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that the product candidate will receive marketing approval.

We may, in the future, apply for breakthrough therapy designation, or the equivalent thereof in foreign jurisdictions (where available), for our product candidates. A breakthrough therapy is defined as a product candidate that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Product candidates designated as breakthrough therapies by the FDA are also eligible for priority review if supported by clinical data at the time of the submission of the BLA.

Designation as breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe that one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to product candidates considered for approval under conventional FDA procedures and it would not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the product candidate no longer meets the conditions for qualification or it may decide that the time period for FDA review or approval will not be shortened.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and management resources, we must focus on development programs and product candidates that we identify for specific indications. As such, we are currently primarily focused on the development of SEQ-400 for the prevention of recurrent UTI. As a result, we may forego or delay pursuit of opportunities with other product candidates or other indications for these product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuation rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We may in the future conduct additional clinical trials for our product candidates outside of the United States, and the FDA and similar foreign authorities may not accept data from such trials conducted in locations outside of their jurisdiction.

We may in the future conduct clinical trials outside of the United States. The acceptance of trial data from clinical trials conducted outside the United States by the FDA may be subject to certain conditions or may not be accepted at all. In cases where data from clinical trials conducted outside the United States are intended to serve as the sole basis for marketing approval in the United States, the FDA will generally not approve the application of the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; (ii) the trials were performed by clinical investigators of recognized competence in accordance with GCP standards, and (iii) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

We may not be successful in our efforts to build a pipeline of additional product candidates.

We may not be able to continue to identify and develop new product candidates in addition to our current pipeline. Even if we are successful in continuing to build our pipeline, the potential product candidates that we identify may not be suitable for clinical development. For example, product candidates may be shown to have harmful side effect or other characteristics that indicate that they are unlikely to be successfully developed, much less receive marketing approval and achieve market acceptance. If we do not successfully develop and commercialize product candidates based upon our approach, we will not be able to obtain product revenue in future periods, which likely would result in significant harm to our financial positions and adversely affect our stock price.

Our SEQ-400 and future product candidates may interact with other vaccines, or third-party product candidates used by our patients, which exposes us to additional regulatory risk.

We do not intend to develop SEQ-400 and future product candidates for use in combination with one or more currently authorized or approved vaccines or third-party product candidates, or with vaccines or third-party product candidates that may be authorized or approved in the future. However, our patients may receive other vaccines or third-party product candidates which may cause unintended and unpredictable interaction with our SEQ-400 or future product candidates. In that case, we may be subject to the risk that the FDA, EMA or comparable foreign regulatory authorities could revoke approval of our product candidate or that safety, efficacy, manufacturing or supply issues could arise with our product candidates. This could result in our own products being removed from the market or being less successful commercially.

Risks Related to the Manufacturing of our Product Candidates

Vaccines and pharmaceutical products are complex and difficult to manufacture. We could experience manufacturing problems, or may be unable to access raw materials that result in delays in the development or commercialization of our product candidates or otherwise harm our business.

The manufacture of vaccines and pharmaceutical products is technically complex and necessitates substantial expertise and capital investment. Production difficulties caused by unforeseen events may delay the availability of material for our clinical studies and commercialization efforts.

The manufacturers of pharmaceutical products must comply with strictly enforced cGMP requirements, state and federal regulations, as well as foreign requirements when applicable. Any failure of us or our contract manufacturing organization to adhere to or document compliance to such regulatory requirements could lead to a delay or interruption in the availability of product for clinical trials or commercial use, or enforcement action from the FDA, EMA or foreign regulatory authorities. If we or our manufacturer were to fail to comply with FDA, EMA or other regulatory authorities, it could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recall of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates. Our future dependence upon others for the manufacture of our product candidates may also adversely affect our future profit margins, if any, and ability to commercialize any product candidates that receive regulatory approval on a timely and competitive basis.

Biological products are inherently difficult and time-consuming to manufacture. Our program materials are manufactured using technically complex processes requiring specialized equipment and facilities and other production constraints, including a number of highly specific raw materials, cell lines and reagents with limited suppliers. Even though we aim to have backup supplies of raw materials, cell lines and reagents whenever possible, we cannot be certain they will be sufficient if our primary sources are unavailable. A shortage of a critical raw material, cell line or reagent, or a technical issue during manufacturing, may lead to an inability to manufacture our product candidate, resulting in delays in clinical development or commercialization plans. Any changes in manufacturing of components of the raw materials we use could result in unanticipated or unfavorable effects in our manufacturing processes or product quality, resulting in delays.

Any delay, failure or inability to manufacture on a timely basis can impact the timelines for our clinical trials or our commercialization plans. Such delay, failure or inability to manufacture can result from:

•        A failure in the manufacturing process itself, for example by an error in manufacturing process, operator or human error, equipment failure, raw material or reagent failure, failure in any step of the manufacturing process, failure to maintain a cGMP environment or failure in quality systems applicable to manufacture (whether by us or our third-party contract development and manufacturing organization), sterility failures, testing failure or contamination during processing;

•        A lack of reliability or reproducibility in the manufacturing process itself leading to variability in process execution or in product quality, which may lead to regulatory authorities placing a hold on a clinical trial or commercial supply and distribution or requesting further information on the process, which could in turn result in delays to the clinical trials or commercial supply and distribution;

•        Inability to obtain manufacturing slots from our Contract Development and Manufacturing Organizations (including contract testing laboratories that perform cGMP operations) (“CDMOs”), or to have enough manufacturing slots to manufacture our product candidates to meet clinical or commercial requirement and demands;

•        Inability to procure raw materials and reagents;

•        Loss, depletion or performance degradation of the cell line starting material; and

•        Loss of or close-down of any manufacturing facility used in the manufacture of our product candidates, or the inability to find alternative manufacturing capability in a timely fashion.

Our lead product candidate is a biologic, and the manufacture of our vaccine and product candidates is complex and subject to extensive regulations. If we or our contract manufacturer fails to comply with such regulations, regulatory authorities may impose sanctions or require remedial measures that could be costly or time-consuming, and our ability to provide supply of our product candidates for clinical trials or any approved products could be delayed or stopped.

All entities involved in the preparation of therapeutics for clinical trials or commercial sales, including our existing contract manufacturer, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing process and procedures (including record keeping) and the implementation and operation of quality systems to control and ensure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of our products candidates that may not be detectable in the final product testing. We or our contract manufacturer must supply all necessary documentation in support of a BLA or MAA on a timely basis. Our facilities and quality systems and the facilities and quality systems of our third-party contractor must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted, and they could put a hold on one or more of our clinical trials if the facilities of our CDMOs do not pass such audit or inspection. If the facilities of our CDMOs do not pass a pre-approval plant inspection, FDA or EMA approval of the products will not be granted.

The regulatory authorities also may, at any time following the approval of a product for sale, inspect or audit our CDMO’s manufacturing facility or those of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if compliance discrepancies with our product specifications or violations of applicable regulations occur independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third-parties with whom we contract could harm our business. If we or our CDMO fail to maintain regulatory compliance, the FDA or EMA can impose regulatory sanctions, including, among other things, refusal to approve a pending application for a new drug product, or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be harmed. Additionally, if supply from our approved manufacturer is interrupted, there could be a significant disruption in commercial supply. An alternative manufacturer would need to be qualified and approved through a BLA and/or MAA supplement, which could result in further delays. The regulatory agencies may require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired commercial timelines.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully, if approved, or could delay commercial supply once approved. Furthermore, if our suppliers fail to meet contractual requirements, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials or commercial launch may be delayed or we could lose potential revenue.

We depend on sole-source third-party suppliers for materials that are necessary for the conduct of clinical and preclinical studies and manufacture our product candidates for clinical trials, and the loss of these third-party suppliers and manufacturers or their inability to supply us with sufficient quantities of adequate materials, or to do so at acceptable quality levels and on a timely basis, could harm our business.

Manufacturing our product candidates requires many specialty materials and equipment, some of which are manufactured or supplied by small companies with limited resources and experience to support commercial biologics production. We currently depend on a limited number of vendors for certain materials and equipment used in the manufacture of our product candidates. The loss of our CDMO or its failure to supply us with material to support our clinical development program on a timely basis could impair our ability to develop our product candidates or otherwise delay the development process, which could adversely affect our business, financial condition and results of operations.

Some of our CDMO’s raw material suppliers may not have the capacity to support clinical trials and commercial products manufactured under cGMP by biopharmaceutical firms or may otherwise be ill-equipped to support our needs. We also do not have supply contracts with many of these suppliers directly, and we or our CDMO’s may not be able to obtain supply contracts with them on acceptable terms or at all. Accordingly, we or our CDMOs may experience delays in receiving key raw materials and equipment to support clinical or commercial manufacturing.

For some of these specialty materials, we and our CDMO rely on and may in the future relay on sole-source vendors or a limited number of vendors. The supply of specialty materials and equipment that are necessary to produce our product candidates could be recalled or interrupted at any time. In such case, identifying and engaging an alternative supplier or manufacturer could result in delay, and we may not be able to find other acceptable suppliers or manufacturers on acceptable terms, or at all. Switching suppliers or manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines. If we change suppliers or manufacturers for commercial production, applicable regulatory agencies may require us to conduct additional studies or trials. If key suppliers or manufacturers are lost, or if the supply of materials is diminished or discontinued, we may not be able to develop, manufacture and market our product candidates in a timely and competitive manner, or at all. An inability to continue to source product from any of these suppliers, which could be due to a number of issues, including regulatory actions or requirements affecting the supplier, adverse financial or other strategic development experienced by a supplier, labor disputes or shortages, unexpected demands or quality issues, could adversely affect our ability to satisfy demand for our product candidates, which could adversely and materially affect our product sales and operating results or our ability to conduct clinical trials, either of which could significantly harm our business.

Any contamination or interruption in our manufacturing process, shortages of raw materials or failure of our supplier of reagents to deliver necessary components could result in delays in our clinical development or commercialization schedules.

Given the nature of vaccine manufacturing, there is a risk of contamination, including in the manufacture of raw materials and in the manufacturing of our product candidates, or in the manufacturing facility itself. Any contamination could adversely affect our ability to produce product candidates on schedule and could, therefore, harm our results of operations and cause reputational damage. Some of the raw materials required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of our product candidates could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could adversely affect our development timelines and our business, financial condition, results of operations and prospects.

Changes in methods of product candidate manufacturing or formulations may result in additional costs or delays.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize the processes and product characteristics. Such changes carry the risk that they will not achieve our intended objectives. Any such changes could cause our product candidates to perform different or impact product stability and expiry and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes or could impact our planned commercialization schedule. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenue.

Risks Related to the Commercialization of Our Product Candidates

Even if any of our product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any of our product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant revenue and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•        The efficacy, safety and potential advantages compared to alternative treatments, including oral options;

•        Our ability to offer our products at competitive prices;

•        The convenience and ease of administration compared to alternative treatments;

•        Product labeling or product insert requirements of the FDA, EMA or other foreign regulatory authorities, including any limitations or warnings contained in a product’s approved labeling, including any black box warnings or REMS;

•        The willingness of the target patient population to try new treatments and of physicians to prescribe these treatments;

•        The strength of marketing and distribution support;

•        The availability of third-party coverage and adequate reimbursement for SEQ-400 and any other product candidates, once approved;

•        The prevalence and severity of any side effects; and

•        Any restrictions on the use of our products together with other medications or requirements that our products be used in combination with other products.

If we are unable to establish sales, marketing and distribution capability for SEQ-400 or any other product candidate that may receive regulatory approval, we may not be successful in commercializing those product candidates if and when they are approved.

We may need to establish our commercial infrastructure to support the anticipated marketing and distribution of our product candidates to achieve commercial success for SEQ-400 or any other product candidate for which we may obtain marketing approval. We also may need to build a sales, marketing and market access infrastructure to market our product candidates in the United States and other markets, if they are approved. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force could be expensive and time consuming and could delay product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely and unnecessarily incurred these commercialization expenses. This may be costly and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that inhibit our efforts to market our product on our own include:

•        Our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•        The lack of coverage and/or adequate reimbursement for our product candidates;

•        The inability of sales personnel to obtain access to physicians in order to educate physicians about our product candidates, once approved;

•        The lack of complementary product to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•        Unforeseen costs and expenses associated with creating independent sales, marketing and market access organizations.

If we are unable to establish our own sales and distribution capabilities when we need to do so, and are forced to enter into arrangements with, and rely on, third parties to perform these services, our revenue and profitability, if any, will likely be lower than if we had developed such capabilities ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our product candidates or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

The affected populations for our lead product candidate or other product candidates may be smaller than we or third parties project, which may affect the addressable markets for our product candidates.

Our projections of the number of people who are candidates to receive SEQ-400 or are estimates based on our knowledge and understanding of recurrent UTI. These estimates may prove to be incorrect and new studies may further reduce the estimated incidence or prevalence of recurrent UTI. The number of patients in the United States, the European Union, or EU and elsewhere may turn out to be lower than expected, may not be otherwise amendable to treatment with our product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business, financial condition, results of operations and prospects. Further, even if we obtain approval for our product candidates, the FDA or other regulators may limit their approved indications to more narrow uses or subpopulations with the populations for which we are targeting development of our product candidates. Any revenue we are able to generate in the future from product sales will be dependent, in part, upon the size of the market in the United States and other jurisdictions for which we gain regulatory approval and have commercial rights. If the markets or patient subsets that we are targeting are not as significant as we estimate, we may not generate significant revenues from sales of such products, even if approved. Even if we obtain significant market share for any product candidates, if and when approved, if the potential target populations are small, we may never achieve profitability without obtaining market approval for additional indications, including to be used as first- or second-line therapy.

A decline, or widespread perception of a decline, the severity of ongoing recurrent UTI or an increase in available treatments, could reduce the total addressable market for our lead product candidate for the treatment and prevention of recurrent UTI.

The total addressable market opportunity for our product candidates will ultimately depend upon a number of factors, including the diagnosis and treatment criteria included in the final label, if approved for sale in specified indications, acceptance by the medical community, patient access and product pricing and reimbursement. Incidence and prevalence estimates are frequently based on information and assumptions that are not exact and may not be appropriate, and the methodology is forward-looking and speculative. The process we used in developing an estimated total addressable market range for the indications we are targeting has involved using a third-party data. Accordingly, those estimates included in this prospectus may turn out to be inaccurate. Further, the data and statistical information used in the prospectus may turn out to be inaccurate. Further the data and statistical information used in this prospectus, including estimates derived from them, may differ from information and estimates made by our competitors or from current or future current or future studies conducted by independent sources.

Off-label use or misuse of our products may harm our reputation in the marketplace, result in injuries that lead to costly product liability suits, and/or subject us to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with any product.

If our product candidates are approved by the FDA, we may only promote or market our product candidates for their specifically approved indications. We will train our marketing and sales force personnel to promote our product candidates for “on label use” only. We cannot, however, prevent a physician from using our products off-label, outside of the approved indications of use, when in the physician’s independent professional medical judgment, he or she deems it appropriate. Furthermore, the use of our products for indications other than those approved by the FDA may not effectively treat such conditions. Any such off-label use of our product candidates could harm our reputation in the marketplace among physicians and patients. There may also be increased risk of injury to patients if physicians attempt to use our products for these uses for which they are not approved, or if patients misuse our products despite our or physicians’ instructions of use, which could lead to product liability suits that might require significant financial and management resources and could harm our reputation.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the U.S. Federal Trade Commission, the Department of Justice, or the DOJ, the Office of Inspector General of HHS, state attorneys general, members of the U.S. Congress and the public. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign entities and stakeholders. Violations, including actual or alleged promotion of our products for unapproved of off-label uses, are subject to enforcement letters, inquiries, investigations and civil and criminal sanctions by the FDA, DOJ or comparable foreign bodies. Any actual or alleged failure to comply with labeling and promotion requirements may result in fines, warning letters, mandates to corrective information to healthcare practitioners, injunctions, or civil or criminal penalties.

SEQ-400 may face significant competition from vaccines and other preventative approaches for recurrent UTI that may be in development or may be developed in the future.

Other biotechnology and pharmaceutical companies may develop vaccines or other preventative approaches for recurrent UTI. Many of these companies, which include large pharmaceutical companies, have greater resources for development and established commercialization capabilities. Additional vaccines and therapeutics for this indication may be in development or in the planning stages of development by other pharmaceutical and biopharmaceutical companies. Given the products currently approved or authorized for use as well as those in development by others, any vaccine we may develop could face significant competition. If any other company develops a vaccine more rapidly or effectively than we do, develops a vaccine at a lower cost or is more successful at commercializing it, we may not be able to successfully commercialize SEQ-400 for the prevention of recurrent UTI, even if approved, or compete with other vaccines, which could adversely impact our business and operations.

Many of our potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery, development and manufacture of product candidates, as well as in obtaining regulatory approvals of those product candidates in the United States and in foreign countries. Our potential competitors may also have significantly more experience commercializing drugs, particularly antibodies and other biological products, that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of our competitors.

Although we are not aware of any over-the-counter products that have statistically significant effects for the prevention of recurrent UTI, we may in the future face competition from other drugs or from other non-drug products that will be developed or approved in the future for the prevention of recurrent UTI. Therefore, our ability to compete successfully will depend largely on our ability to:

•        Develop and commercialize drugs that are differentiated from products in the market;

•        Demonstrate through our clinical trials that our product candidates are differentiated from existing and future therapies;

•        Attract qualified scientific, product development and commercial personnel;

•        Obtain patent or other proprietary protection for our medicines;

•        Obtain required regulatory approvals;

•        Obtain coverage and adequate reimbursement from, and negotiate competitive pricing with, third-party payors; and

•        Successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any product candidate we develop. The inability to compete with existing or subsequently introduced drugs would have an adverse impact on our business, financial condition and prospects. In addition, the reimbursement structure of approved vaccines by other companies could impact the anticipated reimbursement structure of our vaccines, if approved, and our business, financial conditions, results of operations and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. In addition, any new product that competes with an approved must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, discovering, developing, receiving regulatory and marketing approval for, or commercializing, drugs before we do, which would have an adverse impact of on our business and results of operations.

Any product candidates for which we intend to seek approval as biologic products may face biosimilar competition sooner than anticipated.

If we are successful in achieving regulatory approval to commercialize any biologic product candidate that we develop, it may face competition from biosimilar products. In the United States, our product candidates are regulated by the FDA as biologic products subject to approval under the BLA pathway. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the data the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed by the FDA. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation and meaning are subject to uncertainty. While it is uncertain when such processes intend to be implemented, BPCIA may be fully adopted by the FDA, any such processes could have an adverse effect on the future commercial prospects for our biological products.

There is a risk that any of our product candidates approved as a biological product under a BLA would not qualify for the 12-year period of exclusivity or that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. For example, in May 2021, the Biden administration expressed support for waiving intellectual property protections for COVID-19 vaccines amid concerns about vaccines access in foreign nations. Such waiver, if implemented, could extend to our product candidates. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. If competitors are able to obtain marketing approval for biosimilars referencing our candidates, if approved, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and potential adverse consequences.

The success of our product candidates will depend significantly on coverage and adequate reimbursement or the willingness of patients to pay for these therapies.

We believe our success depends on obtaining and maintaining coverage and adequate reimbursement for our product candidates, including SEQ-400 for the prevention of recurrent UTI, and the extent to which patients will be willing to pay out-of-pocket for such products, in the absence of reimbursement for all or part of the cost. In the United States and in other countries, patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. The availability of coverage and adequacy of reimbursement for our products by third-party payors, including government healthcare programs (e.g., Medicare, Medicaid, TRICARE), managed care providers, private health insurers, health maintenance organizations and other organizations is essential for most patients to be able to afford medical services and pharmaceutical products such as our product candidates. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a payor-by-payor basis. One payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage and adequate reimbursement. The principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medical Services, or CMS, an agency within HHS. CMS decides whether and to what extent products will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.

Third-party payors determine which products and procedures they will cover and establish reimbursement levels. Even if a third-party payor covers a particular product or procedure, the resulting reimbursement payment rates may not be adequate for some patients. Patients who are treated in-office for a medical condition generally rely on third-party payors to reimburse all or part of the costs associated with the procedure, including costs associated with produced used during the procedure, and may be unwilling to undergo such procedures in the absence of such coverage and adequate reimbursement. Physicians and other health professionals may be unlikely to offer procedures for such treatment if they are not covered by insurance and may be unlikely to purchase and use our product candidates, if approved, for our stated indications unless coverage is provided and reimbursement is adequate. In addition, for products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs.

Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that a procedure is safe, effective and medically necessary; appropriate for the specific patient, cost-effective; supported by peer-reviewed medical journals; including in clinical practice guidelines; and neither cosmetic, experimental nor investigational. Government entities, such as the CDC, the WHO and non-governmental professional societies, such as IDSA and ESCMID, may produce prevention guidelines for the prevention of recurrent UTI, including guidance regarding the use of antibodies in these indications. If SEQ-400 fails to be added to any of these guidelines, or if it receives poor positioning within these guidelines, payors and other customers may be less inclined to add SEQ-400 to their formularies, significantly reducing demand for SEQ-400, if approved.

Further, increasing efforts by third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. In order to secure coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness or our product, in addition to the costs required to obtain FDA or comparable regulatory approvals. Additionally, we may also need to provide discounts to purchasers, private health plans or government healthcare programs. Our product candidates may nonetheless not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. We expect to experience pricing pressures from third-party payors in connection with the potential sale of any of our product candidates. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.

Foreign governments also have their own healthcare reimbursement systems, which vary significantly by country and region, and we cannot be sure that coverage and adequate reimbursement with respect to the treatments in which our products are used under any foreign reimbursement system.

There can be no assurance the SEQ-400 or any other product candidate, if approved for sale in the United States or in other countries, will be considered medically reasonable and necessary, that it will be considered cost-effective by third-party payors, that coverage or an adequate level of reimbursement will be available or that reimbursement policies and practices in the United States and in foreign countries where our products may be sold will not adversely affect our ability to sell our product candidates profitably, if they are approved for sale.

Product liability lawsuits against us could cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or vaccines caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•        Decreased demand for any product candidates that we may develop;

•        Injury to our reputation and significant negative media attention;

•        Withdrawal of clinical trial participants;

•        Significant costs to defend the related litigation;

•        Product recalls or cessation of marketing of a future product or vaccine;

•        Suspension of FDA marketing authorization of a future product or vaccine;

•        Substantial monetary awards paid to trial participants or patients;

•        Loss of revenue;

•        Exhaustion of any available insurance and our capital resources;

•        Reduced resources of our management to pursue our business strategy; and

•        The inability to commercialize any products that we may develop.

Although we maintain product liability insurance coverage, such insurance may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our product candidates. Insurance coverage is increasingly expense. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Our business and operations would suffer in the event of computer system failures, cyberattacks or a deficiency in our or our CDMO’s, CRO’s, manufacturers’ contractors’ or collaborators’ cybersecurity.

Despite the implementation of security measures, our internal computer systems and those of third parties on whom we rely, are vulnerable to damage from, among other things, computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, system malfunctions, cyberattacks or cyber-intrusions over the Internet, attachments to emails, phishing attacks, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly though cyberattacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur, it could lead to loss, destruction, alteration, prevention of access to, disclosure, dissemination of, or damage or unauthorized access to our data (including trade secrets or other confidential information, intellectual property, proprietary business information and personal data) or data that is processed or maintained on our behalf, and cause interruptions in our operations, resulting in a material disruption of our product development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

We cannot ensure that our data protection efforts and our investment in information technology, or the efforts or investments of CDMO’s, CRO’s, consultants or other third parties with which we work, will prevent breakdowns or breaches in our or their systems or other cybersecurity incidents that cause loss, destruction, unavailability, alteration, dissemination of, or damage or unauthorized access to, our data, including personal data, assets and other data processed or maintained on our behalf, that could have a material adverse effect upon our reputation, business, operations or financial condition. We also rely on third parties to manufacture our product candidates, and any data breaches or other security events relating to their computer systems could also have a material adverse effect on our business. Controls employed by our information technology department and our CDMOs, CROs, consultants and other third parties could prove inadequate, and our ability to monitor such third parties’ data security practices is limited. Due to applicable laws, rules, regulations and standards or contractual obligations, we may be held responsible for any information security failure or cyberattack attributed to our third-party service providers as they relate to the information we share with them.

To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information or personal data, we could incur material legal claims and liability and damage to our reputation, and the further development of our product candidates could be delayed. Any such even could also compel us to comply with federal and state breach notification laws, and foreign law equivalents, subject us to mandatory corrective action and otherwise subject us to substantial liability under laws, rules, regulations and standards that protect the privacy and security of personal data, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

Notifications and follow-ups actions related to a data breach or other security incident could impact our reputation and cause us to incur significant costs, including significant legal expenses and remediation costs. We expect to incur significant costs to detect and prevent security incidents, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security incident. However, we cannot guarantee that we will be able to detect or prevent any such incidents, or that we can remediate any such incidents in an effective or timely manner. Our efforts to improve security and protect data from compromise may also identify previously undiscovered instances of data breaches or other cybersecurity incidents. To the extent that any data breach, disruption or security incident were to result in any loss, destruction or alteration of, damage, unauthorized access to or inappropriate or unauthorized disclosure or dissemination of, our data, including personal data, or other information that is processed or maintained on our behalf, we could be exposed to litigations and governmental investigations and inquiries, the further development and commercialization of our product candidates could be delayed and we could be subject to significant fines or penalties for any noncompliance with applicable state, federal and foreign privacy and security laws, rules, regulations and standards.

We are subject to a variety of privacy and data security laws, rules, regulations, policies, industry standards and contractual obligations, and our failure to comply with them could harm our business.

We maintain a large quantity of sensitive information, including confidential business and personal information in connection with the conduct of our clinical trials, related to our employees, and we are subject to laws and regulations governing the privacy and security of such information. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure and protection of personal information, including federal and state health information privacy laws, federal and state security breach notification laws and federal and state consumer protection laws. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues, which may affect our business and is expected to increase our compliance costs and exposure to liability. In the United States, numerous federal and state laws and regulations could apply to our operations or the operations of our partners, including state data breach notification laws, state health privacy laws and federal and state consumer protection laws and regulations, including Section 5 of the Federal Trade Commission Act, that govern the collection, use, disclosure and protection of health-related and other personal information. In addition, we may obtain health information from third parties, including research and institutions from which we obtain clinical trial data, that are subject to privacy and security requirements under the Federal Health Insurance Portability and Accountability Act, or HIPPA, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder. Depending on the facts and circumstances, we could be subject to significant penalties if we obtain, use or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPPA.

In Europe, the General Data Protection Regulation, or the GDPR, took effect in May 2018. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data of individuals within the European Economic Area, or the EEA, including clinical trial data. Among other things, the GDPR imposes requirements regulating the security of personal data and notification of data breaches to the competent national data processing authorities, requires having lawful bases on which personal data can be processed and requires changes to informed consent practices, as well as more detailed notices for clinical trial subjects and investigators. In addition, the GDPR increases the scrutiny of transfer of personal data from the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws; in July 2020, the Court of Justice of the European Union limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the EU-U.S. Privacy Shield and imposing further restrictions on the use of standard contractual clauses, which could increase our costs and ability to efficiently process personal data from the EEA. The GDPR imposes substantial fines for breaches and violations (up to the greater of Euro 20 million or 4% of our consolidated annual worldwide gross revenue) and confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR.

Relatedly, following the United Kingdom’s withdrawal from the EEA and the European Union and the expiration of the Transition Period, companies must comply with both the UDPR and the legislation similar to the GDPR as incorporated in UK national law, which provides for significant fines of up to the greater of 17.5 million pounds or 4% of global turnover and exposes companies to tow parallel regimes with potentially divergent enforcement actions for certain violations. On January 1, 2021, the United Kingdom became a third country for purposes of the GDPR. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, for example with respect to how data can lawfully be transferred between each jurisdiction, which exposes us to further compliance risk. Pursuant to the EU-UK Trade and Cooperation Agreement of December 24, 2020, transfer of personal data from the European Union to the United Kingdom may continue to take place without a need for additional safeguards during a further transition period, which expires on the earlier of (i) the date on which an adequacy decision with respect to the United Kingdom is adopted by the European Commission; or (ii) the expiry of four months, which shall be extended by a further two months unless either the European Union or the United Kingdom objects. On February 19, 2021 the European Commission published its draft decision finding the United Kingdom to be adequate under the GDPR, though it remains unclear whether the European Commission will formally adopt an adequacy decision with respect to the United Kingdom. In the absence of such decision, after the expiry of the additional transition period we may need to put in place additional safeguards for transfers of personal data from the European Union to the United Kingdom, such as standard contractual clauses approved by the European Commission.

Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations. Further the laws are not consistent, and compliance in the event of a widespread data breach is costly. In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act, or the CCPA, which took effect on January 1, 2020, became enforceable by the California Attorney General on July 1, 2020 and has been dubbed the first “GPR-like” law in the United States. The CCPA gives California resident expanded rights to access and delete their personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt out of sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further the California Privacy Act, or the CPRA, recently passed in California and will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data and opt outs for certain uses of sensitive data. If also created a new California data protection agency authorized to issues substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Although the CCPA currently exempts certain health-related information, including clinical trial data, the CCPA and the CPRA may increase our compliance costs and potential liability. Similar laws have been proposed in other states and at the federal level and, if passed, such laws may have potentially conflicting requirements that would make compliance challenging.

With the CCPA, CPRA and other laws, regulations and other obligations relating to privacy and data protection imposing new and relatively burdensome obligations, and with the substantial uncertainty over the interpretation and application of these and other obligations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so. If we expand our business to other jurisdictions, especially those outside the United States, we will be subject to additional laws, regulations and other obligations relating to privacy and data protection in such jurisdictions, which will heighten the challenges and further increase compliance costs and expenses. We are currently in the process of developing and updating our policies and procedures in accordance with the requirements under applicable data privacy and protection laws and regulations. We do not currently have any formal data privacy policies and procedures in place and have not completed formal assessment of whether we are in compliance with all applicable data privacy laws and regulations.

Additionally, if third parties with which we work, such as vendors and service providers violate applicable laws, rules or regulations or our policies, such violations may also put our or our clinical trial or employee data, including personal data, at risk, which could in turn have an adverse effect on our business.

If we or any contract manufacturers and suppliers we engage fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could seriously harm our business.

We, and contract manufacturers and suppliers we engage, are subject to numerous federal, state and local environmental, health and safety laws, regulations and permitting requirements, including those governing laboratory procedures, the generation, handling, use, storage, treatment and disposal of hazardous materials and wastes; the emission and discharge of hazardous materials, including chemicals and biological materials. Our operations also produce hazardous waste. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current facility and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our research, product development and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could seriously harm our business.

Risks Related to Our Dependence on Third Parties

We currently rely on third parties to conduct, supervise, analyze and monitor a significant portion of our research and preclinical testing and clinical trials for our product candidates, and if those third parties do not successfully carry out their contractual duties, comply with regulatory requirements or otherwise perform satisfactorily, we may not be able to obtain regulatory approval or commercialize product candidates, or such approval or commercialization may be delayed, and our business may be substantially harmed.

We have engaged CROs and other third parties to conduct our planned preclinical studies or clinical trials, including our ongoing clinical trials of SEQ-400, and to monitor and manage data. We expect to continue to rely on third parties, including clinical data management organizations, medical institutions and clinical investigators, to conduct those clinical trials. We also rely on third parties for their research and discovery capabilities. Any of these third parties may terminate their engagements with us, some in the event of an uncured breach and some at any time for convenience. If any of our relationships with third parties terminate, we may not be able to timely enter into arrangements with alternative third parties or to do so on commercially reasonable terms, if at all. Switching or adding CROs involves substantial costs and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we intend to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition or prospects. Further, the performance of our CROs and other third parties conducting our trials may also be interrupted by the ongoing COVID-19 pandemic, including travel or quarantine policies, heightened exposure of CRO or clinical site or other vendor staff who are healthcare providers to COVID-19 or prioritization of resources toward the pandemic.

In addition, any third parties conducting our clinical trials will not be our employees, and except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our clinical programs. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to clinical protocols, regulatory requirements or other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Consequently, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase substantially and our ability to generate revenue could be delayed significantly.

We intend to rely on third parties to produce clinical and commercial supplies of our product candidates.

We are currently manufacturing material for our product candidates in partnership with a CDMO. We do not own or operate any facilities for product manufacturing, storage and distribution or testing. We are dependent on third parties to manufacture the clinical and commercial supplies of our current and future product candidates. We have not yet fully manufactured our product candidates on a commercial scale, and we do not yet have sufficient information to reliably estimate the cost of the commercial manufacturing of our product candidates. Certain of our product candidates may have to compete against existing and future products that may have a lower price point. The actual cost to manufacture our product candidates could materially and adversely affect the commercial viability of our product candidates.

The facilities used by our contract manufacturer and contract testing labs to manufacture and test our product candidates must be approved by the FDA pursuant to inspections that will be conducted after we submit our BLA to the FDA. We do not control the manufacturing process of, and we are completely dependent on, our contract manufacturing partners for compliance with the cGMP requirements. If our contract manufacturer cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, we will not be able to secure and/or maintain regulatory approval for our product candidates. In addition, we have limited control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel, including their ability to adequately separate products within their multi-product manufacturing facilities to prevent cross-contamination. If the FDA or a comparable foreign regulatory authority does not approve this facility for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find an alternative manufacturing facility, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We also intend to rely on third-party manufacturers to supply us with sufficient quantities of our product candidates to be used, if approved for commercialization. If we are not able to meet market demand for any approved product or if we are not able to produce supply at low enough costs, it would negatively impact our ability to generate revenue, harm our reputation, and could have an adverse effect on our business, financial condition, results of operations and prospects.

Further, our reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates ourselves, including:

•        Inability to access sufficient manufacturing capacity;

•        Inability of our third-party manufacturers to execute our manufacturing procedures and other logistical support requirements appropriately;

•        Inability to negotiate additional manufacturing agreements with third parties under commercially reasonable terms, if at all;

•        Breach, termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

•        Lack of ownership of the intellectual property rights in any improvements made by our third-party manufacturers in the manufacturing process for our product candidates; and

•        Disruptions to operations of our third-party manufacturers or suppliers by conditions unrelated to our business operations, including the bankruptcy of the manufacturer or supplier.

We cannot be sure that single-source suppliers for the manufacturing of our raw materials will remain in business or that they will not be purchased by one of our competitors or another company that is not interested in continuing to produce these raw materials for our intended purpose. In addition, the lead time needed to establish a relationship with a new supplier could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would adversely impact our business, financial condition and results of operations.

Any of these events could lead to clinical trial delays or failure to obtain regulatory approval or impact our ability to successfully commercialize our current or any future product candidates, if approved. Some of these events could be the basis for an FDA action, including injunction, request for recall, seizure or total or partial suspension of production.

The third parties upon whom we depend may be adversely affected by earthquakes, wildfire, or other natural disasters, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Any unplanned event, such as flood, fire, explosion, earthquake, extreme weather condition, medical epidemics or pandemics, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in the third parties upon whom we depend from being unable to fully utilize their facilities may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial reporting and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Earthquakes, wildfires or other natural disasters could further disrupt our operations, and have a material adverse effect on our business, financial conditions, results of operations and prospects. If a natural disaster, power outage or other event prevented the third parties upon whom we depend from using all or a significant portion of their manufacturing facilities, or otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. Unforeseen natural or manmade accidents or incidents, such as freezer failure, natural disasters or theft, could also result in loss of cell line starting material. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuation plans, which could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels we believe will be sufficient to satisfy any damages and losses. If the third parties on which we rely are unable to operate their facilities because of an accident or incident or for any other reason, even for a short-period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material and adverse effect on our business, financial condition, results of operations and prospects.

We may seek collaborations with third parties for the development and commercialization of our product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

We may seek third-party collaborators for the development and commercialization of our product candidates, including for the commercialization of any of our product candidates that are approved for marketing outside of the United States. Our likely collaborators for any such arrangements include regional and national pharmaceutical companies and biotechnology companies. If we enter into any additional such arrangements with any third parties, we will likely have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Our ability to generate revenue from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our product candidates would pose the following risks to us:

•        Collaborators have significant discretion in determining the efforts and resources they will apply to these collaborations;

•        Collaborations may not perform their obligations as expected;

•        Collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

•        Collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stope a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•        Collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•        We could grant exclusive rights to our collaborators that would prevent us from collaborating with others;

•        Product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or drugs, which may cause collaborators to prioritize their own product, candidates or drugs or cease to devote resources to the commercialization of our product candidates;

•        A collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such products;

•        Disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•        Collaborators may not properly maintain or defend our or their intellectual property rights or may use our or their proprietary information or expose us to potential litigation;

•        Collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•        Collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates; and

•        Collaborators may not be able to scale or increase manufacturing capacity to meet our potential future supply chain needs, and if so, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If any of our collaborators were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for any collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of the approval by the FDA, EMA or similar regulatory authorities outside of the United States, the potential market for the subject product candidates, the costs and complexities of manufacturing and delivering such product candidates to patients the potential of competing products, the existence of uncertainty with respect or our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of future collaborators.

We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of such product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate revenue. If a change in collaborator is needed, the program could incur timeline delays for development studies and manufacturing of the product. Increased cost is associated with the identification of a new collaborator, transferring product information, establishing process consistency, and procuring raw materials and production slots.

Risks Related to Our Intellectual Property

If we are unable to obtain, maintain and enforce patent protection for our current and future product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours and our ability to successfully develop and commercialize our product candidates may be adversely affected.

We rely upon a combination of patents, know how, trade secrets and confidentiality agreements to protect the intellectual property related to our product candidates and technologies and to prevent third parties from copying and surpassing our achievements, thus eroding our competitive position in our market.

Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to our propriety technology and product candidates. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel discoveries and technologies that are important to our business. Our pending and future patent applications may not result in patents being issued. Although we own twelve patents that contain composition and method of use claims covering recurrent UTI and its adjuvant formulations, these patents may not afford sufficient protection of our therapeutic candidates or their intended uses against competitors, nor can there be any assurances that the issued patents will not be infringed, designed around, invalidated by third parties or effectively prevent other from commercializing competitive technologies, products or therapeutic candidates.

The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. We cannot offer any assurances about the breadth of our patents will be sufficient to stop a competitor from developing and commercializing a product, including a biosimilar product, that would be competitive with one or more of our product candidates. There is no assurance that all potentially relevant prior art relating to our patent and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our product candidates and technologies. We additionally cannot guarantee that our employees, former employees or consultants will not file patent applications claiming our inventions. If a third party can establish that we were not the first to file for patent protection of such inventions, our owned may not issues as patents and, if issued, may be challenged and invalidated or rendered unenforceable. Additionally, an interference proceeding can be provoked by a third party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent or the patent claims of our applications.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned patents may be challenged in courts or patent offices in the United States and abroad. For example, we may be subject to a third-party submission of prior art to the USPTO, challenging the validity of one or more claims of our owned patents. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one of our owned or licensed patent applications. A third party may also claim that our owned patent rights are invalid or unenforceable in litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Any successful challenge to any patent owned by or licensed to us after patent issuance could put one of more of our owned patents at risk of being invalidated or interpreted narrowly and could deprive us of rights necessary for the successful commercialization of any of our product candidates and technologies that we may develop. Even if they are unchallenged or such third-party challenges are unsuccessful, our patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates and technologies or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent and patent applications we hold, obtain or pursue with respect to our product candidates and technologies is challenged, or if they fail to provide meaningful exclusivity for our product candidates and technologies, it could threaten our ability to commercialize our product candidates and technologies. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection, if approved, would be reduced.

The patent prosecution process is expensive and time-consuming. We may not be able to prepare, file and prosecute all necessary or desirable patent applications at a commercially reasonable cost, in a timely manner or in all jurisdictions. It is also possible that we may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection. Moreover, depending on the terms of future in-licenses to which we may become a party, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology in-licensed from third parties. Therefore, these patent and patent application may not be prosecuted and enforced in a manner consistent with the best interests of our business. Any of the foregoing could have an adverse impact on our business and results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to the protection provided by our patent estate, we rely on trade secret protection and confidentiality agreements to protect proprietary scientific, business and technical information and know-how that is not or may not be patentable or that we elect not to patent. We seek to protect our proprietary information, data and processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and partners. Although these agreements are designed to protect our proprietary information, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Although we generally require all of our employees to assign their inventions to us, and all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed with all third parties who may have helped to develop our intellectual property or who had access to our proprietary information, or that our agreements will not be breached. If any of the parties to these confidentiality agreements breaches or violates the terms of such agreement, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result.

Enforcing a claim that a third party illegally obtained and is using our trade secrets, like patent litigation, is expensive and time-consuming, and the outcome is unpredictable. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.

Trade secrets and know-how can be difficult to protect as trade secrets and know-how will over time be disseminated within the industry through independent development, the publication of journal articles and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. Moreover, our competitors and other third parties may independently develop knowledge, methods and know-how equivalent to our trade secrets. Competitors and other third parties could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe, misappropriate or violate our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets and proprietary know-how were to be disclosed to or independently developed by a competitor or third party, our competitive position would be harmed.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.

While we have confidence in these individuals, organizations and systems, our agreements or security measures may be breached, and we may not have adequate remedies for any breach. Also, if steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA is considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and is not clear at the present time how the FDA’s disclosure policies may change in the future. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies from third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations, and financial condition.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time, and if we do not obtain protection under the Hatch-Waxman Amendments and similar non-United States legislation for extending the term of patents covering each of our product candidates, our business may be materially harmed.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its first effective filing date. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from generic and other competing medications. Given the amount of time required for development, testing and regulatory review of new product candidates, patent protecting such candidates may expire before or shortly after such candidates are commercialized. Depending upon timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not receive an extension if we fail to apply within deadlines, fail to apply prior to expiration of relevant patents, fail to exercise due diligence during the testing phase or regulatory review process, or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less that we request. If we are unable to obtain patent term extension, or if the term of such extension is less that we request, the period during which we can enforce our patent rights for that product will be shortened, and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, which could have a material adverse effect on our business.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of owned or future owned patents.

Our ability to obtain patents is highly uncertain because, to date, some legal principles remain unresolved, and there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the United States. Furthermore, the specific content of patents and patent application that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

For example, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act included a number of significant changes to United States patent law. These included provisions that affect the way patent applications are prosecuted and also affect patent litigation. The USPTO has developed new and untested regulations and procedures to govern the full implementation of the Leahy-Smith Act, and many of the substantive changes to patent law associate with the Leahy-Smith Act, and in particular, the first to file provisions, became effective March 2013. The Leahy-Smith Act has also introduced procedures making it easier for third parties to challenge issued patents, as well as to intervene in the prosecution of patent applications. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to challenge the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivations proceedings. Finally, Leahy-contained new statutory provisions that require the USPTO to issue new regulations for their implementation, and it may take the courts years to interpret the provisions of the new statute. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future patents. Further, the United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increase uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the United States Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents or to enforce patents that we own or that we might obtain in the future. An inability to obtain, enforce and defend patents covering our proprietary technologies would materially and adversely affect our business prospects and financial condition.

Similarly, changes in patent laws and regulations in other countries or jurisdictions, changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we may obtain in the future. Further, the laws of some foreign counties do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. For example, if the issuance in a given country of a patent covering an invention is not followed by the issuance in other countries of patent covering the same invention, or if any judicial interpretation of the validity, enforceability or scope of the claims or the written description or enablement, in a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.

We may be involved in lawsuits to protect or enforce our future patents, the patents of our licensors or our other intellectual property or proprietary rights, which could be expensive, time consuming and unsuccessful and our future issued patents and the patents covering our product candidates could be found invalid or unenforceable.

Competitors or other third parties may infringe, misappropriate or otherwise violate our patents or any patents issued as a result of our pending or future patent applications. To counter infringement, misappropriation or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid, is unenforceable or is not infringed, or may refuse to stop the other party in such infringement proceeding from using the technology at issue on the grounds that our patents to not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more or our patents or future owned patent applications at risk of being invalidated, held unenforceable or interpreted narrowly, and could put any our future patent applications at risk of not yielding an issued patent.

If we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product or product candidates is invalid and/or unenforceable. In patent litigation in the United States, counterclaims alleging invalidity and/or unenforceability are common, and there are numerous grounds upon which a third part can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, inter partes review and equivalent proceedings in foreign jurisdictions (for example, opposition proceedings, nullity proceedings or litigations or invalidation trials or invalidation proceedings). Such proceedings could result in revocation of or amendment to our future patents in such a way that they no longer cover our product candidates or prevent third parties from competing with our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity of our patent applications, should they issue as patents, for example, we cannot be certain that there is no invalidating prior art of which we, our patent counsel, and the patent examiner were unaware of during prosecution. If a defendant were to prevail on a legal assertion of invalidity/unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates.

Interference or derivation proceedings provoked by third parties may be necessary to determine the priority of inventions or inventorship (and possibly also ownership) of inventions with respect to our patent applications or resulting patents, or patent applications or resulting patents of third parties. An unfavorable outcome in any inventorship or ownership dispute could result in the loss of our exclusive rights in our technology and the associated intellectual property rights, requiring us to cease using the related technology or force us take a license under the patents rights of the prevailing party, if available. Furthermore, our business could be harmed be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Any successful claim of inventorship by a third party could result in the loss of priority for our patent applications, potentially resulting in subsequently filed third-party patent applications having priority over our patent applications. Our defense of litigation or interference proceedings may fail and even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent infringement, misappropriate or other violations of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. An adverse result in litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could have a material adverse impact on our business.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be comprised by disclosure during this type of litigation. In addition, we may not have sufficient financials or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Any of the foregoing could materially adversely affect our business, results of operations and financial condition.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our products.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, ae complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for commercialization of our product candidates in any jurisdiction. We cannot be sure that we have licensed all intellectual property rights that are relevant or necessary for the commercialization of SEQ-400, and a third party may claim that our development or commercialization of SEQ-400 infringes its intellectual property rights. We could be required to acquire or obtain a license to such intellectual property from such third parties, and we may be unable to do so on commercially reasonable terms or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights, we may be required to redesign our manufacturing process for SEQ-400, which may not be feasible on a technical or commercial bases in a timely manner, and we may have to delay or abandon development of SEQ-400, which could have a material adverse effect on our business.

The scope of a patent claims is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretations of the relevance of the scope of a patent or pending applications may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending applications will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our product candidates. Our failure to identify and correctly interpret relevant third-party patents may negatively impact our ability to develop and market our products.

We may be unsuccessful in licensing or acquiring intellectual property from third parties that may be required to develop and commercialize our product candidates.

A third party may hold intellectual property, including patent rights that are important or necessary to the development and commercialization of our product candidates. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our product candidates, in which case we would be required to acquire or obtain a license to such intellectual property from these third parties, and we may be unable to do so on commercially reasonable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over use due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if we are able to in-license any such necessary intellectual property, it could be on a non-exclusive basis, thereby giving our competitors and other third parties access to the same intellectual property licensed to us, and we also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property we have, we may be required to redesign our products candidates, which may not be feasible on a technical or commercial basis, and we may have to delay or abandon development of the relevant program or product candidate, which could have a material adverse effect on our business.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain.

Our commercial success depends in part on our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing misappropriating or otherwise violating the patent and proprietary rights of third parties. As our current and future product candidates progress toward commercialization, the possibility of a patent infringement claim against us increases. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, derivation proceedings, post grant reviews, inter partes reviews and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates, and there may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates and technologies. Third parties, including our competitors, may initiate legal proceedings against us alleging that we are infringing, misappropriating or otherwise violating their patents or other intellectual property rights.

We cannot provide assurance that our current and future product candidates do not infringe, misappropriate or otherwise violate other parties’ patents or other proprietary rights, and competitors or other parties may assert that we infringe, misappropriate or otherwise violate their proprietary rights in any event. We may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and future product candidates, including oppositions, interference proceedings, reexaminations, post-grant review, inter partes review, or derivations proceedings before the USPTO in the United States or any equivalent regulatory authority in other countries. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a negative impact on our ability to commercialize SEQ-400 or any future product candidates. In order to successfully challenge the validity of any United States patents asserted against us in federal court, we would need to overcome a presumption of validity. As this burden is high and requires us to present clear and convincing evidence as to the invalidity of any such United States patent claims, there is no assurance that a court of competent jurisdiction would agree with us and invalidate the claims of such United States patent. Moreover, given the vast number of patents in our field of technology, we cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future.

While we may decide to initiate proceedings to challenge the validity of these or other patent in the future, we may be unsuccessful, and courts or patent offices in the United States and abroad could uphold the validity of any such patent. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because pending patent claims can be revised before issuance, there may be applications now pending which may later result in in issued patents that may be infringed by the manufacture, use or sale of our products candidates. Regardless of when filed, we may fail to identify relevant third-party patents or patent applications, or we may incorrectly conclude that a third-party patent is invalid or not infringed by our product candidates or activities. If a patent holder believes that one of our product candidates infringes its patent, the patent holder may sue us even if we have received patent protection for our technology. In addition, third parties may obtain patents in the future and claims that our product candidates or technologies infringe upon these patents. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom our own patent portfolio may thus have no detrimental effect. If a patent infringement suit were threatened or brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the drug or product candidates that is the subject of the actual or threatened suit.

If we are found to infringe, misappropriate or otherwise violate a third party’s valid intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. For example, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if a license can be obtained on acceptable terms, the rights may be non-exclusive, which could give our competitors access to the same technology which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations. Alternatively, we may need to redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. Under certain circumstances, we could be forced, including by court orders, to cease developing, manufacturing and commercializing our product candidates. In addition, in any such proceeding or litigation, we could be found liable for substantial monetary damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed the patent at issue. We may also be required to indemnify collaborators or contractors against such claims. A find of infringement, misappropriation or other violation of third-party intellectual property rights could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

The cost in defending or initiating any litigation or other proceedings relating to patent or other proprietary rights, even if resolved in our favor, could be substantial, and litigation would divert our management’s attention. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and limit our ability to continue our operations. In addition, the uncertainties associated with litigation could compromise our ability to raise funds necessary to continue our clinical trials, continue our internal research programs or in-license needed technology. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings motions or other interim proceedings or developments. If securities analyst or investors perceive these results to be negative, it could have an adverse effect on the price of our common shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or future sales, marketing or distribution activities.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or biopharmaceutical companies, including potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our future patents. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. There is no guarantee of success in defending these claims, and even if we are successful, litigation cold result in substantial cost and be a distraction to our management and other employees.

We may be subject to claims challenging the inventorship or ownership of our future patents and other intellectual property.

We may also be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our patents or our patent applications, our future patents issued as a result of our pending or future patent applications or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Although it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own, and we cannot be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy. The assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and litigation may be necessary to enforce our rights or to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriate or disclosed.

We rely on third parties to manufacture our product candidates, and we collaborate with additional third parties for the development of such product candidates. We therefore must, at times, share trade secrets with them. We may also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development partnerships or similar agreements. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become knows by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use of disclose could have an adverse effect on our business and results of operations.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets. Despite our efforts to protect our trade secrets, we may not be able to prevent the unauthorized disclosure or use of technical know-how or other trade secrets by the parties to these agreements. Moreover, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our confidential information or proprietary technology and processes. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any collaborators, scientific advisors, employees, contractors and consultants who are parties to these agreements breaches or violates their terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. Moreover, if confidential information that is licensed or disclosed to us by our partners, collaborators, or others is inadvertently disclosed or subject to a breach or violation, we may be exposed to liability to the owner of that confidential information. Enforcing a claim that third-party illegally obtained and is using our trade secrets, like patent litigation, is expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets.

We may enjoy only limited geographical protection with respect to certain patents and we may not be able to protect our intellectual property throughout the world.

Filing and prosecuting patent applications and defending patents covering our product candidates in all countries throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we or our licensors have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we or our licensors have patent protection, but enforcement rights are not as strong as those in the United States or Europe. These products may compete with our product candidates, and our future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, our licensors may decide to abandon national and regional patent applications before they are granted. The examination of each national or regional patent application is an independent proceeding. As a result, patent applications in the same family may issue as patents in some jurisdictions, such as in the United States, but may issue as patents with claims of different scope or may even be refused in other jurisdictions. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.

While we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our product candidates. Accordingly, our efforts to protect our intellectual property rights in such counties may be inadequate, which may have an adverse effect on our ability to successfully commercialize our product candidates in all of our expected significant foreign markets. If we encounter difficulties in protecting, or are otherwise precluded from effectively protecting the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished, and we may face additional competition from others in those jurisdictions.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States and Europe and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property rights, especially those relating to life sciences, which could make it difficult for us to stop the infringement, misappropriation or other violation of our future patents or marketing of competing products in violation of our proprietary rights generally. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these counties, patents may provide limited or no benefit. Moreover, our and our licensors’ ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

Proceedings to enforce our or our licensors’ patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our effects and attention from other aspects of our business, could put our future patents or the patents of our licensors at risk of being invalidated or interpreted narrowly and our patent applications or the patent applications of our licensors at risk of not issuing as patents, and could provoke third parties to assert claims against us. We and our licensors may not prevail in any lawsuits that we or our licensors initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our product candidates. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties.

Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some counties limit the enforceability of patents against government agencies or government contractors. In those countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If we or our licensors are forced to grant a license to third parties will respect to any patents relevant to our business, our competitive position may be impaired and our business, financial condition, results of operations and prospects may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with those requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned and licensed patents and/or applications and any patent rights we may obtain in the future. Furthermore, the USPTO and various non-United States government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We consult reputable law firms and other professional and rely on such third parties to help us comply with these requirements and effect payment of these fees with respect to the patent and patent applications that we own, and we rely upon our licensors to comply with these requirements and effect payment of these fees with respect to any patents and patent applications that we license. In many cases, an inadvertent lapse of a patent or patent application can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patents or patent applications, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market, which could have a material adverse effect on our business.

Any trademarks we have obtained or may obtain may be infringed or otherwise violated, or successfully challenged, resulting in harm to our business.

We expect to rely on trademarks as one means to distinguish our product candidates, if approved for marketing, from the vaccines of our competitors. Once we select new trademarks and apply to register them, our trademark applications may not be approved. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. Third parties may oppose or attempt to cancel our trademark applications or trademarks, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our vaccines, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe or otherwise violate our trademarks and we may not have adequate resources to enforce our trademarks. Over the long term, if we are unable to establish name recognitions based on our trademarks, then we may not be able to compete effectively, and our competitive position, business, financial condition, results of operations and prospects may be significantly harmed. Moreover, any name we propose to use with our product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Any of the foregoing events may have a material adverse effect on our business.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. The following examples are illustrative:

•        Others may be able to make products that are similar to or otherwise competitive with our product candidates but that are not covered by the claims of any of our patents, should they issue;

•        An in-license necessary for the manufacture, use, sale, off for sale or importation of one or more of our product candidates may be terminated by the licensor;

•        We or our collaborators might not have been the first to make the inventions covered by our future issued patents or our pending patents applications;

•        We or our collaborators might not have been the first to file patent applications covering certain of our inventions;

•        Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our intellectual property rights;

•        It is possible that our pending patent applications will not lead to issued patents;

•        Issued patents that we may own or in-license may be held invalid or unenforceable as a result of legal challenges by our competitors;

•        Issued patents that we own or in-license may not provide coverage for all aspects of our product candidates in all countries;

•        Our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major markets;

•        We may not develop additional proprietary technologies that are patentable; and

•        The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations or prospects.

Risks Related to Legal and Regulatory Compliance Matters

Our relationship with customers, healthcare providers, including physicians, and third-party payors are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers, including physicians, and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescriptions of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors subject us to various federal and state fraud and abuse laws and other healthcare laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws and the law commonly referred to as the Physician Payments Sunshine Act and regulations promulgated under such laws. These laws will impact, among other things, our clinical research, proposed sales, marketing and educational programs, and other interactions with healthcare professionals. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct or may conduct our business. The laws that will affect our operations include, but are not limited to:

•        The federal Anti-Kickback Statute, which prohibits, among other things, individuals or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, either the referral of an individual, or the purchase, lease, order or arrangement for or recommendation of the purchase, lease, order or arrangement for any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are narrowly drawn. Practices that involved remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. A person does not need to have actual knowledge of this statue or specific intent to violate it in order to have committed a violation;

•        The federal civil and criminal false claims laws, including, without limitation, the federal False Claims Act, which can be enforced by private citizens through civil whistleblower or qui tam actions, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from the federal government, including Medicare, Medicaid and other government payors, that are false or fraudulent or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or to avoid, decrease or conceal an obligation to pay money to the federal government. A claim includes “any request or demand” for money or property presented to the United States federal government. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses. In addition, the government may assert that a claim, including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for the purposes of the federal False Claims Act;

•        HIPPA, which created additional federal criminal statutes which prohibit, among other things, a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statue or specific intent to violate it in order to have committed a violation;

•        The federal transparency laws, including the Physician Payments Sunshine Act, which requires certain manufacturers of drugs, medical devices, biologicals and medical supplies for which payment under Medicare, Medicaid or the State Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to: (i) payment or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and (ii) ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations include transfers of value made during the previous year to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives; and

•        Analogous state and foreign laws and regulations; state laws that require manufacturers to report information related to payment and other transfers of value to physicians and other healthcare providers marketing expenditures or drug pricing; state laws that required pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or that otherwise restrict payments that may be made to healthcare providers; and state and local laws that require the registration of pharmaceutical sales representatives.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violations of any these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in federal and state funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, diminished profits and future earnings, reputational harm and the curtailment or restructuring of our operations, any of which could harm our business.

The risk of being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

Even if we obtain regulatory approval for SEQ-400 or any future product candidates, they will remain subject to ongoing regulatory oversight, which may result in significant expense.

Even if we obtain regulatory approval for SEQ-400 or any future product candidates, they will be subject to ongoing regulatory requirements applicable to manufacturing, labeling, packaging, storage, advertising, promoting, sampling, record-keeping and submission of safety and other post-market information, among other things. Any regulatory approvals that we received for SEQ-400 or any future product candidates may also be subject to a REMS, limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, or requirements that we conduct potentially costly post-marketing testing and surveillance studies, including Phase 4 trials and surveillance to monitor the quality, safety and efficacy of the vaccine. An unsuccessful post-marketing study or failure to complete such a study could result in withdrawal of marketing approval. We will further be required to immediately report any serious and unexpected adverse events and certain quality of production problems with our products to regulatory authorities along with other periodic reports.

Any new legislation addressing vaccines safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. We will also have to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to vaccines are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we will not be allowed to promote our products for indications or uses for which they do not have approval, commonly known as off-label promotion. The holder of an approved BLA must submit new or supplemental applications and obtain prior approval for certain changes to the approved product, product labeling, or manufacturing process. A company that is found to have improperly promoted off-label uses of their products may be subject to significant civil, criminal and administrative penalties.

In addition, vaccine manufacturers are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the BLA or foreign marketing application. If we, or a regulatory authority, discover previously unknown problems with a vaccines, such as adverse events of unanticipated severity or frequency, or problems with the facility where the drug is manufactured or if a regulatory authority disagrees with the promotion, marketing or labeling of that drug, a regulatory authority may impose restrictions relative to that vaccine, the manufacturing facility or us, including requesting a recall or requiring withdrawal of the vaccines from the market or suspension of manufacturing.

If we fail to comply with applicable regulatory requirements following approval of SEQ-400 or any future product candidates, a regulatory authority may:

•        Issue an untitled letter or warning letter asserting that we are in violation of the law;

•        Seek an injection or impose administrative, civil or criminal penalties or monetary fines;

•        Suspend or withdraw regulatory approval;

•        Suspend any ongoing clinical trials;

•        Refuse to approve a pending marketing application or supplement to an approved application or comparable foreign marketing application (or any supplements thereto) submitted by us or our strategic partners;

•        Restrict the marketing or manufacturing of the vaccines;

•        Seize or detain the vaccine or otherwise require the withdrawal of the vaccines from the market;

•        Refuse to permit the import or export of products or product candidates; or

•        Refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize SEQ-400 or any future product candidates and harm our business, financial condition, results of operations or prospects.

Even if we obtain regulatory approval of any of our product candidates in the United States, the United Kingdom, the European Union, Japan, Australia or Canada, we may never obtain approval for or commercialize any of them in any other jurisdiction, which would limit our ability to realize their full market potential.

In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy.

Regulatory approval in the United States, the United Kingdom, the European Union, Japan, Australia or Canada does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in a jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee approval in any other country.

Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approvals in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be unrealized.

Healthcare legislative or regulatory reform measures may have a negative impact on our business and results of operations.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict and regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in the healthcare systems with the stated goals of containing healthcare cost, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both the government and private insurers and significantly impacts the United States pharmaceutical industry. The ACA, among other things contains a number of provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs, a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and annual fees based on pharmaceutical companies’ share of sales to federal healthcare programs.

There have been executive, judicial and Congressional challenges to certain aspects of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017, or the Tax Act, included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018 a judge for the United States District Court for the Northern District of Texas ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the United States Court of Appeals for the Fifth Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. The United States Supreme Court is currently reviewing the case, although it is unclear when a decision will be made. On February 10, 2021, the Biden administration withdrew the federal government’s support for overturning the ACA. Although the U.S. Supreme Court has not yet ruled on the constitutionality of the ACA, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and closed on August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the Supreme Court ruling, other such litigation and the healthcare reform measures of the Biden administration will impact the ACA or our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payment to providers of 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013, and due to subsequent legislative amendment to the statute, including the BBA, will remain in effect through 2030 unless additional Congressional action is taken. However, COVID-19 relief legislation suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2021. The American Taxpayer Relief

Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Additionally, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single-source and innovator multiple-source drugs, beginning January 1, 2024. These laws may result in additional Medicare, Medicaid and other healthcare funding, which could have an adverse effect on customers for our product candidates, if approved, and, accordingly, our financial operations.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. As a result, the FDA also released a ruling on September 24, 2020 providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction was required by law. The implementation of the rule has been delayed by the Biden administration from January 1, 2022 to January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which was also delayed pending a review by the Biden administration until January 1, 2023. Further, In November 2020, CMS issued an interim final rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and will apply in all U.S. states and territories for a seven-year period beginning January 1, 2021 and ending December 31, 2027. On December 28, 2020, the United States District Court of the Northern District of California issued a nationwide preliminary injunction against implementation of the interim final rule. The likelihood of the implementation of any other Trump administration reform initiatives is uncertain, particularly in light of the 2020 U.S. president election.

We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any vaccine. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payment form private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our vaccine. It is also possible that additional government action is taken in response to the COVID-19 pandemic.

In addition, FDA regulations and guidance may be revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. For example, the results of the 2022 interim elections may impact our business and our industry. The Trump administration took several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict whether or how these requirements will be interpreted and implemented, or whether they will be rescinded and replaced under the Biden administration. The policies and priorities of the new administration are unknown and could materially impact the regulations governing our product candidates. Any new regulations or guidance, or revisions or reinterpretations of existing regulations or guidance, may impose additional costs or interpretations when and if issued, enacted or adopted, may affect our business in the future. Such changes could, among other things, require:

•        Additional clinical trials to be conducted prior to obtaining approval;

•        Changes to manufacturing methods;

•        Recalls, replacements or discontinuance of one or more of our products, if approved; and

•        Additional recordkeeping.

Such changes would likely require substantial time and impose significant costs, or could reduce the potential commercial value of SEQ-400 or other product candidates, and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any other product would harm our business, financial condition and results of operations.

Risks Related to Employee Matters and Managing Our Growth

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the management, manufacturing, development, clinical, financial and business development expertise of our executive officers. Each of our executive officers may currently terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or employees.

Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of our product pipeline toward scaling up for commercialization, manufacturing and sales and marketing personnel, will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy may be limited.

Our directors may have an actual or potential conflict of interest with other companies and may not be able to or may choose not to devote sufficient time and attention to our company.

Certain members of our board of directors serve as employees and directors at other companies. As a result, these directors may not be able to devote their full time and attention to our company, which could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy.

Our management own a significant percentage of our stock and will be able to exert significant influence over matters subject to stockholder approval.

Our executive officers and directors and their affiliates beneficially own 11.8% of our voting stock as of January 25, 2024. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval. Some of these persons or entities may have interests different than yours. For example, these stockholders, acting together, may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

We expect to expand our clinical development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result we may encounter difficulties in managing our growth, which could disrupt our operations.

As of January 25, 2024, we had nine employees. As our development progresses, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of clinical product development, regulatory affairs, manufacturing and, if any of our product candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Our employees, independent contractors, consultants, collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, collaborators, principal investigators, CROs, suppliers and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct that violates FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, manufacturing standards, federal and state healthcare laws and regulations, and laws that require true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, fines, disgorgement, imprisonment, exclusion from participating in government healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations.

Risks Related to This Offering, Ownership of Our Common Stock and Our Status as a Public Company

An active trading market for our common stock may not develop and you may not be able to resell your shares of our common stock at or above the initial offering price, if at all.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with underwriters and may not be indicative of the price at which our common stock will trade after closing of this offering. Consequently, you may not be able to sell your common stock at or above the initial offering price or at any time that you would like to sell. Although we have applied to have our common stock approved for listing on NYSE American, an active trading market for our shares may never develop or be sustained after this offering. If an active market for our common stock does not develop or is not sustained, it may be difficult for you to sell shares you purchased in this offering at an attractive price or at all.

The trading price of the shares of our common stock may be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price may be volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of these particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

•        The timing, progress and results of our ongoing clinical trials of SEQ-400 or the commencement, enrollment or results of any future clinical trials we may conduct, or changes in the development status of our product candidates;

•        Any delay in our regulatory filings for SEQ-400 or any other product candidate we may develop, and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•        Delays in or termination of clinical trials;

•        Adverse regulatory decisions, including failure to receive regulatory approval of our product candidates;

•        Unanticipated serious safety concerns related to the use of SEQ-400 or any other product candidate;

•        Changes in financial estimates by us or by any equity research analysts who might cover our stock;

•        Conditions or trends in our industry;

•        Announcements by our competitors of new product candidates or technologies, or the results of clinical trials or regulatory decisions;

•        Stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•        Publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        Announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•        Our relationship with our collaborators;

•        Announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•        Investors’ general perceptions of our company and our business;

•        Recruitment or departure of key personnel;

•        Overall performance of the equity markets’

•        Trading volume of our common stock;

•        Disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•        Significant lawsuits, including patent or stockholder litigation;

•        Changes in the structure of healthcare payment systems; and

•        Other events or factors, many of which are beyond our control.

The stock market in general, and the NYSE American and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performances of these companies, including very recently in connection with the COVID-19 pandemic, which has results in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this section, could have a significant and material adverse impact on the market price of our common stock.

In addition, in the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

If you purchase shares of our common stock in this offering, you will suffer immediate dilution of your investment.

The initial public offering price of our common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after this offering. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. Based on an assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, you will experience immediate dilution of $6.40 per share, representing the difference between our pro forma as adjusted net tangible book value per share of September 30, 2023, after giving effect to this offering, and the assumed initial public offering price.

In addition, as of September 30, 2023, we had outstanding stock options to purchase an aggregate of 519,817 shares of common stock at a weighted-average exercise price of $6.41 per share. To the extent any of these outstanding options are exercised, there will be further dilution to investors in this offering. See “Dilution.”

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

We identified material weaknesses in our internal control over financial reporting that existed as of December 31, 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements may not be prevented or detected on a timely basis. Additionally, these material weaknesses could result in misstatements of the aforementioned account balances or disclosures that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.

We concluded that our disclosure controls and procedures were not effective as of December 31, 2022, and that we had, as of such date, we identified the following material weaknesses in our internal control over financial reporting:

•        management did not design and maintain appropriate entity-level controls impacting the control environment, risk assessment procedures, and effective monitoring activities to prevent or detect material misstatements to the financial statements. These deficiencies were attributed to: (i) lack of structure and responsibility, insufficient number of qualified resources, and inadequate oversight and accountability over the performance of controls, (ii) ineffective identification and assessment or risks impacting internal control over financial reporting, and (iii) ineffective evaluation and determination as to whether the components of internal control were present and functioning;

•        management did not design and maintain appropriate information technology general controls in the areas of user access, vendor management controls, and segregation of duties, including controls over the recording and review of journal entries, related to certain information technology systems that support the Company’s financial reporting process;

•        management did not design, implement, and retain appropriate documentation of formal accounting policies, procedures, and controls across substantially all of the Company’s business processes over; (i) the financial reporting process, including management review controls over key disclosures and financial statement support schedules, (ii) the monthly financial close process, including journal entries and account reconciliations and (iii) the completeness and accuracy of information used by control owners in the operation of certain controls, to achieve timely, complete, accurate financial accounting and reporting; and

•        management did not design and implement controls over the accounting, classification, and application of United States Generally Accepted Accounting Principles (“US GAAP”) relating to business combinations, convertible debt, preferred stock, income taxes, and share-based compensation.

We intend to remediate these material weaknesses. While we believe the steps we will take to remediate these material weaknesses will improve the effectiveness of our internal control over financial reporting and will remediate the identified deficiencies, if our remediation efforts are insufficient to address the material weaknesses or we identify additional material weaknesses in our internal control over financial reporting in the future, our ability to analyze, record and report financial information accurately, to prepare our financial statements within the time periods specified by the rules and forms of the SEC and to otherwise comply with our reporting obligations under the federal securities laws may be adversely affected. The occurrence of, or failure to remediate, these material weaknesses and any future material weaknesses in our internal control over financial reporting may adversely affect the accuracy and reliability of our financial statements and have other consequences that could materially and adversely affect our business, including an adverse impact on the market price of our common stock. In addition, we could become subject to investigations by the NYSE American, the SEC or other regulatory authorities, which could require additional financial and management resources.

If we are unable to design and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock in the future may decline.

Ensuring we have adequate internal controls over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be monitored and re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with this offering, we intend to begin the process of documenting, reviewing and improving our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act, which will require an annual management assessment of the effectiveness of our internal control over financial reporting.

Implementing any appropriate changes to our internal control over financial reporting may distract our officers and employees, entail substantial costs to modify our existing processes, and take significant time to complete. These changes may not, however, be effective in establishing and maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. If we identify material weaknesses in our internal control over financial reporting; if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner; or if we are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline, and we could also become subject to investigation by the stock exchange on which our common stock is listed, the Securities and Exchange Commission, or SEC, or other regulatory authorities, which could require additional financial resources.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that equity research analysts publish about us and our business. As a newly public company, we may have only limited research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our common stock, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research coverage, we will not have any control over the analysts or the content and opinion included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn would cause our stock price or trading volume to decline.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell substantial amounts of our common stock, the market price of our common stock could decline significantly.

Upon the closing of this offering, we will have outstanding 8,775,000 shares of common stock, after giving effect to the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, the automatic conversion of our outstanding convertible notes plus accrued interest through January 31, 2024 into 280,706 shares of common stock, and assuming no exercise of outstanding options to purchase shares of our common stock. Of these shares, the 2,775,000 shares sold in this offering will be freely tradable and substantially all of the additional shares of common stock will be available for sale in the public market beginning 180 days after the date of this prospectus following the expiration of lock-up agreements between some of our shareholders and the underwriters. The underwriters may release these stockholders from the lock-up agreements with the underwriters at any time and without notice, which would allow for earlier sales of shares in the public market.

In addition, promptly following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, registering the issuance of 1,935,817 shares of common stock subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Shares registered under the registrations statement on Form S-8 will be available for sale in the public market subject to vesting arrangements and exercise of options, the lock-up agreement described above and the restrictions of Rule 144 in the case of our affiliates.

Additionally, after this offering, the holders of an aggregate of 3,248,622 shares of common stock, or their transferees, will have rights, subject to some conditions, including a restriction not to file during the lock-up period, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. If we were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us, and the market price of our common stock may be lower as a result.

There are provisions in our amended and restated certificate of incorporation and bylaws to be in effect upon the closing of this offering that may make it difficult for a third party to acquire control of our company, even if a change of control was considered favorable by you and other stockholders. For example, our board of directors will have the authority to issue 10,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change of control transaction. As a result, the market price of our common stock and the voting and other rights to our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter will also contain other provisions that could have an anti-takeover effect, including:

•        Stockholders will not be entitled to remove directors other than by a majority vote;

•        Stockholders will not be permitted to take actions by written consent; and

•        Stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulate corporate acquisitions by prohibiting Delaware corporations from engaging in specified business combinations with particular stockholders of those companies. These provisions could discourage potential acquisition proposals and could delay or prevent a change of control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interest. These provisions may also prevent changes in management or limit the price that investors are willing to pay for our stock.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in the previous three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions for certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        Being permitted to provide only two years of audited financial statements, in addition to any required unaudited financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus.

•        An exemption from the compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting;

•        Reduced disclosure obligations regarding executive compensation;

•        Exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and

•        An exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical matters in the auditor’s report on the financial statements.

We have taken advantage of the reduced reporting burdens in this prospectus. In particular, we have provided only two years of audited financial statements and we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be less active trading market for our common stock and our stock price may be reduced or more volatile. In addition, the JOBS Acts provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a “smaller reporting company.” We are therefore entitled to rely on certain reduced disclosure requirements for as long as we remain a smaller reporting company, such as an exemption from providing selected financial data and executive compensation information. In addition, for as long as we are a smaller reporting company with less than $100 million in annual revenue, we would be exempt from the requirement to obtain an external audit on the effectiveness of internal control over financial reporting provided in Section 404(b) of the Sarbanes-Oxley Act.

These exemptions and reduced disclosures in our SEC filings due to our status as a smaller reporting company make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock prices may be more volatile.

We will have broad discretion in the use of the proceeds from this offering and may invest or spend the proceeds in ways in which you do not agree and in ways that may not increase the value of your investment.

We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. We expect to use the net proceeds to us from this offering, together with our existing cash and cash equivalents, to fund phase 2 human clinical trial for our UTI vaccine, move our preclinical products toward human studies, establish and optimize manufacturing processes and the remainder for working capital and other general corporate purposes, including development of additional programs in our pipeline. See “Use of Proceeds.” Our failure to apply the net proceeds from this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield significant returns, if any, on our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in our common stock to provide dividend income. We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase our common stock.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•        Any derivative action of proceeding brought on our behalf;

•        Any action asserting a breach of fiduciary duty;

•        Any action asserting a claim against us arising under the Delaware Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and

•        Any action asserting a claim against us that is governed by the internal-affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, amount other considerations, our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may result in increased costs for investors to bring a claim. Further, these exclusive form provisions may limit a stockholders’ ability to bring a claim in judicial forums that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

General Risk Factors

We will incur increased costs and demands upon management as a result of becoming a public company, which could lower our profits or make it more difficult to run our business.

As a public company, and particularly after we are not long an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with Sarbanes-Oxley Act, and related rules implemented by the SEC and the NYSE American. The expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees, or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory action and potentially civil litigation.

In particular, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in our second annual report on Form 10-K due to be filed with the SEC after becoming a public company, we will be required to furnish a report by our management on our internal control over financial reporting. However, while we an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

We have incurred substantial losses since inception and do not expect to become profitable in the near future, if ever. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any. As of December 31, 2022, we had a U.S. federal net operating loss, or NOL, carryforward of $7.5 million, which may be available to reduce future taxable income, of which $2.1 million have an indefinite carryforward period, while the remaining $5.4 million expire from 2023 through 2039. These NOLs are limited in their usage to an annual deduction equal to 80% of annual taxable income. As of December 31, 2022, we also had a U.S. federal research and development tax credit carryforward of $1.5 million which may be available to reduce future tax liabilities and expire at various dates beginning in 2026 through 2040.

Under the Tax Act, as modified by the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, federal NOLs incurred in taxable years beginning after December 31, 2017 and in future taxable years may carry forward indefinitely, but the deductibility of such federal NOLs incurred in taxable years beginning after December 31, 2020 are limited. It is uncertain how various states will respond to the Tax Act and CARES Act. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, and corresponding provision of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. The completion of this offering, together with private placements and other transactions that have occurred since our inception, may trigger such an ownership change pursuant to Section 382. We have not conducted a study to assess whether any such ownership changes have occurred. We may experience ownership changes as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs and our ability to use our NOL carryforwards is materially limited, it would harm our financial condition and results of operations by effectively increasing our future tax obligations.

Our business activities will be subject to the Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery and anti-corruption laws.

As we expand our business activities outside of the United States, including our clinical trial efforts, we will be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we intend to operate. The FCPA generally prohibits offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a non-United States government official in order to influence official action, or otherwise obtain or retain business. The FCPA also required public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore may involve significant interaction with public officials, including officials of non-United States governments. Additionally, in many other countries, the healthcare providers who prescribe pharmaceuticals are employed by their government under the FCPA. Recently, the SEC and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents, suppliers, manufacturers, contractors or collaborators, of those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers, or our employees, the closing down of facilities, including those of our suppliers and manufacturers, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries as well as difficulties in manufacturing or continuing to develop our products, and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results, and financial condition.

Disruptions at the FDA, the SEC and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new product can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs or biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including most recently from December 22, 2018 to January 25, 2019, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Unfavorable global economic conditions could adversely affect our business, financial conditions or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Portions of our future clinical trials may be conducted outside of the United States and unfavorable economic conditions resulting in the weakening of the U.S. dollar would make those clinical trials more costly to operate. Furthermore, a severe or prolonged economic downturn, including a recession or depression resulting from the COVID-19 pandemic, increasing inflation or political disruption could result in a variety of risks to our business, including weakened demand for our product candidates or future product candidates, if approved, and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy or political disruption, including any international trade disputes, could also stain our manufacturers or suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our potential products. Any of the foregoing could seriously harm our business, and we cannot anticipate all of the ways in which the political or economic climate and financial market conditions could seriously harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Managements’ Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. All statements other than statements of historical facts contained in this report, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would,” or the negative of these words or other similar terms or expressions. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•        Our expectations regarding the potential benefits, coverage and immunogenicity of our vaccine candidate;

•        Our expectations regarding our Phase 1 study results potentially being predictive of Phase 2 clinical trial results;

•        The timing, progress and results of our clinical trials of SEQ-400 and our preclinical trials of any future product candidates, including statements regarding the timing of our initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•        The timing of any submission of filings for regulatory approval of, and our ability to obtain and maintain regulatory approvals for, our current and future product candidates;

•        Our ability to advance vaccine candidates into, and successfully complete, preclinical studies and clinical trials;

•        The commercialization of our vaccine candidates, if approved;

•        Estimates of our future revenue, expenses, capital requirements and our need for additional financing;

•        Our ability to compete effectively with existing competitors and new market entrants;

•        Our ability to establish and maintain intellectual property protection for our products or avoid claims of infringement;

•        Our and our third-party manufacturers’ manufacturing capabilities and the scalable nature of our manufacturing process;

•        Potential effects of extensive government regulation;

•        The pricing, coverage and reimbursement of our vaccine candidates, if approved;

•        Our ability to hire and retain key personnel;

•        Our ability to obtain additional financing;

•        Our expectation regarding the time during which we will be an emerging growth company under the Jumpstart our Business Startups Act;

•        Our expected use of proceeds from this offering; and

•        Business disruptions affecting the initiation, patient enrollment, development and operation of our clinical trials, including public health crises.

The foregoing list of forward-looking statements is not exhaustive. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statement in this prospectus will prove to be accurate. Except as required by law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events, although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

USE OF PROCEEDS

We estimate that the net proceeds to use from our issuance and sale of 2,775,000 shares of our common stock in this offering will be approximately $22.2 million (or approximately $25.7 million if the underwriters exercise in full their option to purchase up to 416,250 additional shares), assuming an initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deduction estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by $2.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase or decrease of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by $832,500, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

As of September 30, 2023, we had cash and cash equivalents of $714,118. We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents to conduct and complete a phase 2 human clinical trial for SEQ-400, and to move our preclinical product candidates toward human studies, and the remainder for working capital and other general corporate purposes, including the development of additional programs in our pipeline and to establish and optimize manufacturing processes.

We may also use a portion of the net proceeds from this offering to in-license, acquire or invest in complementary businesses, technologies, products or assets, although we have not current agreements, commitments or understandings to do so.

Based on our current operational plans and assumptions, we expect the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operating expenses and capital expenditures requirements through 2025. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than expected.

The expected use of the net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from preclinical studies or clinical trials we have ongoing or may commence in the future, any collaborations we may enter into with third parties for our product candidates or strategic opportunities that become available to us, as well as any unforeseen cash needs.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those net proceeds. The timing and amount of our actual expenditures will be based upon many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we plan to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2023:

•        On an actual basis;

•        On a proforma basis to give effect to (i) the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, (ii) the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, (iii) the issuance of 280,706 shares of our common stock upon the automatic conversion of the $955,000 principal amount of our convertible promissory notes plus accrued interest through January 31, 2024, which will convert in connection with this offering at a conversion price of $5.13 per share, and (iv) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering; and

•        On a pro forma as adjusted basis to give further effect to our issuance and sale of 2,775,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with our financial statements and the related notes appearing at the end of this prospectus and the “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

	As of September 30, 2023
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$714,118	$714,118	$22,914,118
Current portion of bank debt	24,745	24,745	24,745
Bank debt, long-term	37,117	37,117	37,117
Convertible debentures	955,000	—	—
Series A Preferred Stock, $0.0001 par value per share, 30,000,000 shares authorized and 14,429,906 shares outstanding, actual; no shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted	14,839,740	—	—
Series A-1 Preferred Stock, $0.0001 par value per share, 7,000,000 shares authorized and 6,248,647 shares outstanding, actual; no shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted	6,248,647	—	—
Subscriptions receivable	(100,000)	—	—

Stockholders’ (deficit):
Common stock, $0.0001 par value per share; 70,000,000 shares authorized, and 2,470,672 shares issued and outstanding, actual; 100,000,000 shares authorized, pro forma and pro forma as adjusted and 6,000,000 shares issued and outstanding, pro forma and 8,775,000 shares issued and outstanding, pro forma as adjusted	247	600	878
Additional paid-in capital	34,053,982	56,449,913	78,649,635
Stock subscriptions	(48,000)	(48,000)	(48,000)
Accumulated deficit	(55,783,549)	(55,783,549)	(55,783,549)
Total stockholders’ (deficit)	(21,777,320)	618,964	22,818,964
Total capitalization	$227,929	$680,826	$22,880,826

The pro forma as adjusted information above is illustrative only, and our capitalization following the completion of this offering will depend on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase in the assumed initial public offering price of $9.00 per share which is the midpoint of the estimated price range set forth on the cover page of this prospectus would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $2.6 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding is based on 2,470,672 shares of our common stock outstanding as of September 30, 2023 and the number of shares outstanding on a pro forma basis gives effect to (i) the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, (ii) the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, and (iii) the issuance of 280,706 shares of our common stock upon the automatic conversion of the $955,000 principal amount of our convertible promissory notes plus accrued interest through January 31, 2024 which will convert in connection with this offering at a conversion price of $5.13 per share, and excludes:

•        519,817 shares of common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $6.41 per share;

•        182,047 shares of our common stock that are available for future issuance under our 2021 Incentive Stock Plan;

•        1,416,000 shares of our common stock that are available for future issuance under our 2023 Equity Incentive Plan; and

•        138,750 shares of our common stock issuable upon exercise of the Representative’s Warrants.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of September 30, 2023 was $(21.8) million, or $(8.81) per share of common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities and the carrying value of our preferred stock, which is not included within stockholders’ equity (deficit). Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the 2,470,672 shares of our common stock outstanding as of September 30, 2023.

Our pro forma net tangible book value as of September 30, 2023 was $618,964, or $0.10 per share of common stock. Proforma net tangible book value represents the amount of our tangible assets less our total liabilities, after giving effect to the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, and the conversion of all outstanding convertible notes plus accrued interest through January 31, 2024 into an aggregate of 280,706 shares of common stock. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares outstanding as of September 30, 2023, after giving effect to the pro forma adjustments described above.

After giving further effect to our issuance and sale of 2,775,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2023 would have been $22.8 million, or $2.60 per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of $2.50 to existing stockholders and an immediate dilution of $6.40 in pro forma as adjusted net tangible book value per share to new investors participating in this offering. Dilution per share to net investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors. The following table illustrated this dilution on a per share basis:

Initial public offering price per share		$9.00
Historical net tangible book value (deficit) per share as of September 30, 2023	$(8.81)
Increase per share attributable to the pro forma adjustments described above	$8.91
Pro forma net tangible book value per share as of September 30, 2023	$0.10
Increase in pro forma as adjusted net tangible book value per share attributable to new investors participating in this offering	$2.50
Pro forma as adjusted net tangible book value per share after this offering		$2.60
Dilution per share to new investors purchasing common stock this offering		$6.40

The dilution information discussed above is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease our pro forma as adjusted net tangible book value after this offering by $2.6 million and dilution per share to investors participating in this offering by $0.71, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase of 100,000 shares in the number of shares offered by us, as set for on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value after this offering by $832,500 and decrease the dilution per share to new investors participating in this offering by $0.06, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each decrease of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma as adjusted net tangible book value after this offering by $832,500 and increase the dilution per share to new investors participating in this offering by $0.07, assuming no change in the assumed initial public offering price after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional shares of common stock, our pro forma as adjusted net tangible book value after this offering would be $26.3 million, representing an immediate increase in the pro forma as adjusted book value per share by $0.26 to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value per share of $6.14 to new investors participating in this offering, assuming an initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable to us.

The following table summarizes, as of September 30, 2023 (adjusted for the automatic conversion of (i) all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, (ii) all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, and (iii) all outstanding convertible notes plus accrued interest through January 31, 2024 into 280,706 shares of common stock), the total number of common stock purchased from us on an as converted to common stock basis, the total consideration and the average price per shares (i) paid by existing stockholders and (ii) to be paid by new investors participating in this offering at the assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated stock price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	6,000,000	68.4%	$56,302,513	69.3%	$9.38
New investors in this offering	2,775,000	31.6%	$24,975,000	30.7%	$9.00
Total	8,775,000	100%	$81,277,513	100%	$9.26

Each $1.00 increase or decrease in the assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors participating in this offering by $2.6 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors participating in this offering by 2.3 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 2.5 percentage points, assuming that the number of shares offered by us, as set forth on the coverage page of this prospectus, remains the same. Each increase or decrease of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $832,500 and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 0.8 percentage points, assuming no change in the assumed initial public offering price per share.

The table assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters exercise in full their option to purchase additional shares of our common stock, the number of shares of common stock held by existing stockholders would be reduced to 65.3% of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors participating in this offering would be increased to 34.7% of the total number of shares of our common stock outstanding after this offering.

The number of shares of our common stock to be outstanding after this offering is based on 2,470,672 shares of our common stock outstanding as of September 30, 2023 and gives effect to (i) the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, (ii) the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, and (iii) the issuance of 280,706 shares of our common stock upon the automatic conversion of the $955,000 principal amount of our convertible promissory notes plus accrued interest through January 31, 2024 which will convert in connection with this offering at a conversion price of $5.13 per share, and excludes:

•        519,817 shares of common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $6.41 per share;

•        182,047 shares of our common stock that are available for future issuance under our 2021 Incentive Stock Plan;

•        1,416,000 shares of our common stock that are available for future issuance under our 2023 Equity Incentive Plan; and

•        138,750 shares of our common stock issuable upon exercise of the Representative’s Warrants.

To the extent that outstanding stock options are exercised, new stock options or warrants are issued, or we issue additional shares of common stock, other equity securities or convertible debt securities in the future, there will be further dilution to our stockholders, including new investors participating in this offering. In addition, we may choose to raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders, including new investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Financial Data” section of this prospectus and our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical stage pharmaceutical company developing a vaccine designed to prevent recurrent urinary tract infections (UTIs) and small molecules for treating cancers and bacterial infections. Our lead clinical candidate, SEQ-400, is a vaccine under investigation for the prevention of recurrent UTIs, which received fast track designation by the Food and Drug Administration (FDA) in December 2017. We are planning a UTI observation trial in 2023 which will seek to identify and define a population of patients with culture-verified recurrent UTIs to participate in a subsequent phase 2 efficacy trial of SEQ-400 where enrolled patients will serve as their own control comparing UTI occurrences pre and post vaccination with SEQ-400.

Our current pipeline consists of the SEQ-400 vaccine for the prevention of recurrent UTIs, one drug platform to treat ovarian and potentially other cancers (SEQ-1274), and a small molecule candidate to inhibit the bacteria biofilm that negatively impacts the lung function of cystic fibrosis patients. We view each development opportunity independent of modality (within vaccines or small molecules) based on the scientific evidence supporting development, the clinical development strategy including patient enrollment criteria and trial endpoints, and the potential to positively impact the market.

We were incorporated on August 16, 2012 as a Delaware corporation and funded by Sequoia Sciences, Inc. (“SSI”), Sequoia Sciences UTI, LLC (“SSUTI”), Prolog Ventures and Holton Capital to develop its vaccine for the prevention of recurrent UTIs. For the purpose of simplifying our corporate structure, streamlining the accounting and management functions, and eliminating the need to account for intercompany transactions, we undertook a reorganization on April 30, 2021, in which we merged with a sister company and acquired the assets and assumed the liabilities of another sister company (the “Combination Transaction”). As a result of those transactions SSI was merged into us and all of the assets and liabilities of SSI became ours and SSI ceased to have a separate corporate existence. As consideration of the merger, the stockholders of SSI received common stock and Series A preferred stock issued by us in exchange for surrendering their SSI stock. In addition, SSUTI, transferred all of its assets (excluding its ownership of the Company) to the Company in exchange for the Company’s assumption of all of SSUTI’s liabilities. After the transfer, SSUTI’s only asset was its equity ownership in the Company. Pursuant to a Plan of Dissolution and Liquidation, SSUTI distributed its Company stock to its members in a complete liquidation. Our financial statement presentation includes the periods and activities following the Combination Transaction. The financial statements reflect the fair value of assets acquired and liabilities assumed as a result of the SSI Merger and the incremental shares exchanged in the Combination Transaction. The SSI Merger was accounted for as an asset acquisition by us. The SSUTI Merger reflects a transaction between entities under common control and was accounted for as a downstream merger, with the transferred assets and liabilities recorded at their historical cost basis.

Since our inception, we have devoted substantially all of our resources to raising capital, organizing and staffing our company, business and scientific planning, conducting discovery and research activities, developing and progressing our pipeline, establishing arrangements with third parties for the manufacture of our programs and component materials, and providing general and administrative support for these operations. We do not have any products approved for sale and have not generated any revenue from product sales. To date, we have funded our operations primarily with proceeds from the sale of our common stock, preferred stock and convertible notes.

Subsequent to December 31, 2022, we sold approximately 2,200,000 additional Series A-1 preferred shares, yielding gross proceeds to us of approximately $2,200,000. Without giving effect to the anticipated net proceeds from this offering, as of December 31, 2022, we expect that our existing cash, restricted cash and proceeds from sales of our preferred stock will be sufficient to fund our operating expenses and capital expenditure requirements through December 2023. Beyond that point, we will need to raise additional capital to finance our operations, which cannot be assured. We concluded as of August 24, 2023, the issuance date of our financial statements for the period ended December 31, 2022, that this circumstance raised substantial doubt about our ability to continue as a going concern within one year of the issuance date of those financial statements. See “Liquidity and Capital Resources.”

We believe that the net proceeds from this offering, together with our existing cash and restricted cash, will be sufficient to fund our operating expenses and capital expenditures through 2025. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “Liquidity and Capital Resources.”

In its report on our financial statements for the period ended December 31, 2022, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations, expectation of generating operating losses in the foreseeable future and need for additional capital to finance our future operations raise substantial doubt about our ability to continue as a going concern.

Factors and Trends Affecting Our Business and Results of Operations

The following trends and uncertainties either affected our financial performance historically or are likely to impact our results of operations in the future:

•        As our small-molecule vaccine’s market potential is seen by others, more competitors may enter the market which may lead to price competition and a decline in profit margins;

•        We anticipate that our general and administrative expenses will increase in the future as a result of increased costs associated with being a public company. These increases will likely include increases related to hiring of additional personnel and fees to outside consultants, attorneys, and accountants, and personnel-related share-based compensation costs, among other expenses, and, in the case of public company-related expenses, services associated with strengthening our internal control over financial reporting, maintaining compliance with NYSE American listing and SEC reporting requirements, director and officer liability insurance costs and investor and public relations costs, among other expenses.

•        Inflationary pressures are also a concern as it is difficult to make reliable projections for the cost of components.

•        The rising interest rate will lead to higher borrowing costs. It will increase our costs for any potential future borrowing and financing activities. Higher interest rates reduce consumer spending and business investments, causing the economy to contract, which may impact our business.

COMPONENTS OF OUR RESULTS OF OPERATIONS

Revenue

To date, we have not generated any revenue from product sales. If our development efforts for our products are successful and result in regulatory approval or collaboration or license agreements with third parties, we may generate revenue in the future from product sales or payments from collaboration or license agreements that we may enter into with third parties, or any combination thereof.

Operating Expenses

Research and Development Expense

The nature of our business and primary focus of our activities generates a significant amount of research and development costs. Research and development expenses represent costs incurred by us for:

•        The non-clinical development of our product candidates, including our discovery efforts;

•        The procurement of our product candidates from third-party manufacturers; and

•        The global clinical development of our product candidates.

Such costs consist of:

•        Personnel-related expenses, including salaries, benefits and other compensation-related costs, including share-based compensation, for employees engaged in research and development functions;

•        Expenses incurred under agreements with third parties, such as consultants, contractors and CRO’s, that conduct non-clinical and pre-clinical studies and clinical trials of our product candidates and research programs;

•        Costs of procuring manufactured product candidates for use in non-clinical studies, preclinical studies and clinical trials from third-party CDMO’s;

•        Costs of outside consultants and advisors, including their fees;

•        Payments made under third-party licensing agreements; and

•        Other expenses incurred as a result of research and development activities.

We expense research and development costs as incurred. Non-refundable advance payments that we make for goods and services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or services rendered.

Our primary focus since inception has been the development of SEQ-400. Our research and development costs consist primarily of external costs, such as fees paid to CDMOs, CROs and consultants in connection with our non-clinical studies, preclinical studies and clinical trials. We do not allocate employee-related costs, costs associated with our discovery efforts and other internal or indirect costs to specific research and development programs or product candidates because these resources are used and these costs are deployed across multiple programs under development and, as such, are not separately classified.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher and more variable development costs than those in earlier stages of clinical development, primarily due to increased size and duration of later-stage clinical trials. We expect that our research and development expenses will increase significantly in the near term as we advance SEQ-400 through clinical development on a global basis, pursue regulatory approval of SEQ-400, continue to discover and develop additional product candidates and incur expenses associated with hiring additional personnel to support our research and development efforts, including the manufacturing activities.

At this time, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of our product candidates. We are also unable to predict when, if ever, material net cash inflows will commence from sales or licensing of our product candidates. This is due to the numerous risks and uncertainties associated with drug development, including the uncertainty of:

•        The timing and progress of preclinical and clinical development activities;

•        The number and scope of preclinical and clinical programs we decide to pursue;

•        Filing acceptable investigational new drug applications with the U.S. FDA or comparable foreign applications that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

•        Sufficiency of our financial and other resources to complete the necessary preclinical studies and clinical trials, manufacture the product candidates and complete the regulatory activities;

•        Our ability to establish and maintain agreements with third-party manufacturers for clinical supply for our clinical trials and successfully develop, obtain regulatory approval or EUA for our product candidates;

•        Successful enrollment and timely completion of clinical trials, including our ability to generate positive data from such clinical trials;

•        The costs associated with the development of any additional development programs and product candidates we identify in-house or acquire through collaborations;

•        The prevalence and severity of adverse events experienced with FimH or any other product candidates;

•        The terms and timing of collaboration, license or other arrangements, including the terms of milestone payments thereunder;

•        Our ability to develop and maintain patent, trademark and trade secret protection and regulatory exclusivity for our product candidates, if and when approved, and otherwise protect our rights in our intellectual property portfolio;

•        Receipt of timely marketing approvals from applicable regulatory authorities;

•        Our ability to maintain compliance with regulatory requirements, including good clinical practices, current good laboratory practices and cGMPs, and to comply effectively with other rules, regulations and procedures applicable to the development and sale of pharmaceutical products;

•        Potential significant and changing government regulation, regulatory guidance and requirements and evolving treatment guidelines; and

•        The impact of any business interruptions on our operations or those of third parties with which we work.

A change in the outcome of any of these variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. We may elect to discontinue, delay or modify clinical trials of some product candidates or focus on others. In addition, we may never succeed in obtaining regulatory approval or EUA for any of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits, third-party and other related costs, including share-based compensation, for our personnel and external advisors involved in our executive, finance, legal and business development and other administrative functions. General and administrative expenses also include costs incurred for outside services associated with such functions, including legal fees relating to patent and corporate matters, professional fees for accounting, auditing, tax and administrative consulting services, insurance costs, market research costs, and other general and administrative expenses. These costs relate to the operation of the business, unrelated to research and development function, or any individual program.

We anticipate that our general and administrative expenses will increase significantly in the future as our business expands and we increase our headcount to support the expected growth in our research and development activities and the potential commercialization expenses prior to any regulatory approval or EUA of our product candidates as we continue to expand our commercial function to support future product launches. We also anticipate that we will incur increased expenses associated with operating as a public company, including increased costs of accounting, audit, legal, regulatory and tax-related services, director and officer insurance premiums and investor and public relations costs. We also expect to incur additional intellectual property-related expenses as we file additional patent applications to protect innovations arising from our research and development activities.

Interest Expense

Interest expense consists of interest on both our bank debt and our convertible debentures. Unless we raise capital through new debt financing, we expect our interest expense to decrease slightly as we pay down our bank debt and as and if our convertible debentures are converted or redeemed.

Income Taxes

Since our inception, we have not recorded any income tax benefits for the net losses we have incurred or for the research and development credits generated in each period as we believe, based upon the weight of the available evidence, that it is more likely than not that all of our net operating loss, or NOL, carryforwards and tax credit carryforwards will not be realized.

As of December 31, 2022, we had U.S. federal NOL carryforwards of $2.1 million, which have an indefinite carryforward period but are limited in their usage to an annual deduction equal to 80% of annual taxable income. The Company conducts intensive research and experimentation activities, generating research and development credits for federal and state purposes, equal to an aggregate of $1.5 million. However, the Company has not performed a formal study validating these credits claimed in tax returns. Once a study is prepared, the amount of R&D tax credit available could vary from what was originally claimed on the tax returns.

Results of Operations

For the Nine Months Ended September 30, 2023 and 2022

The following table summarizes our results of operations for the periods ended September 30, 2023 and 2022, together with the dollar change in those items from period to period:

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	$ Change
General and administrative expenses	$1,338,245	$1,333,785	$4,460

Research and development expenses	924,545	1,900,000	(975,455)
Total operating expenses	2,262,790	3,233,785	(970,995)
Operating loss	(2,262,790)	(3,233,785)	970,995
Other income	2,807	450	2,357
Interest expense	(73,510)	(74,650)	1,140
Net loss	$(2,333,493)	$(3,307,985)	$974,492

General and Administrative Expenses

Our general and administrative expenses increased by $4,460 from $1,333,785 for the period ended September 30, 2022 to $1,338,245 for the period ended September 30, 2023. General and administrative expenses remained relatively flat for the comparable period.

Research and Development

We expense research and development costs as incurred. Our research and development costs decreased by $975,455 from $1,900,000 for the period ended September 30, 2022 to $924,545 for the period ended September 30, 2023 as our research and development costs are limited by our ability to raise additional capital. The decrease was attributable to a $1,125,690 decrease in CRO expenses, partially offset by an increase in salaries and related employee costs of $91,615. All research and development expenses for the periods presented are attributable to SEQ-400.

Other Income

Other income increased by $2,357 from $450 for the period ended September 30, 2022 to $2,807 for the period ended September 30, 2023. The increase was attributable to interest income on our cash balances as interest rates have increased during this period.

Interest Expense

Interest expense decreased by $1,140 from $74,650 for the period ended September 30, 2022 to $73,510 for the period ended September 30, 2023. The decrease is attributable to the lower balance on our bank debt.

For the Year Ended December 31, 2022 and Period Ended December 31, 2021

The following table summarizes our results of operations for the year ended December 31, 2022 and for the period from April 30, 2021 through December 31, 2021, together with the dollar change in those items from period to period:

	Year Ended December 31, 2022	Period from April 30, 2021 through December 31, 2021	$ Change
General and administrative expenses	$1,809,254	$616,142	$1,193,112
In-Process research and development expenses	—	4,498,580	(4,498,580)
Research and development	2,277,103	1,267,071	1,010,032
Total operating expenses	4,086,357	6,381,793	(2,295,436)
Operating Loss	(4,086,357)	(6,381,793)	2,295,436
Other income	604	409	195
Interest expense	(100,378)	(66,358)	(34,020)
Net loss	$(4,186,131)	$(6,447,742)	$2,261,611

General and Administrative Expenses

Our general and administrative expenses increased by $1,193,112 from $616,142 for the period from April 30, 2021 to December 31, 2021 to $1,809,254 for the year ended December 31, 2022. The majority of this increase is due to a $595,961 increase attributable to legal, accounting and auditing work required in preparation for going public. The remaining increase is due to the impact of the 2021 fiscal year being eight months as compared to the full 12 months in 2022.

In-Process research and development

On April 30, 2021, we undertook a Plan of Merger and Combination to combine the businesses, assets and liabilities of Sequoia Sciences, Inc. and Sequoia Sciences UTI, LLC with and into the Company (the “Merger”). The in-process research and development expense of $4,498,580 for the period from April 30, 2021 to December 31, 2021 reflects the in-process research and development assets acquired in the combination transaction. This in-process research and development relates to the cancer drug and cystic fibrosis platforms.

Research and Development

We expense research and development costs as incurred. Our research and development costs increased by $1,010,032 from $1,267,071 for the period from April 30, 2021 to December 31, 2021 to $2,277,103 for the year ended December 31, 2022. This comparison is impacted by the 2021 fiscal year being eight months as compared to the full 12 months in 2022. All research and development expenses for the periods presented are attributable to SEQ-400.

Other Income

Other income increased by $195 from $409 for the period from April 30, 2021 to December 31, 2021 to $604 for the year ended December 31, 2022. This comparison is impacted by the 2021 fiscal year being eight months as compared to the full 12 months in 2022. We expect our other income will increase as we invest the cash we receive from the net proceeds from this offering.

Interest Expense

Interest expense increased by $34,020 from $66,358 for the period from April 30, 2021 to December 31, 2021 to $100,378 for the year ended December 31, 2022. This comparison is impacted by the 2021 fiscal year being eight months as compared to the full 12 months in 2022.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception in 2012, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from operations. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of our product candidates. To date, we have funded operations with proceeds from sales of our common and preferred stock and from the issuance of convertible debt. In 2022, we received net proceeds of $2.1 million from sales of our preferred stock. As of December 31, 2022, we had cash of $306,547 and restricted cash of $118,697.

Cash Flows

For the Nine Months Ended September 30, 2023 and 2022

The following table summarizes our sources and uses of cash for each of the periods presented:

	Period Ended September 30, 2023	Period Ended September 30, 2022
Net cash (used in) operating activities	$(2,092,766)	$(3,157,700)
Net cash (used in) investing activities	(3,874)	(4,650)
Net cash provided by financing activities	2,447,588	1,882,627
Net increase (decrease) in cash and cash equivalents	$350,948	$(1,279,723)

Operating Activities

During the period ended September 30 2023, operating activities used $2,092,766 of cash, primarily due to our net loss of $2,333,493, partially offset by stock compensation of $142,859 and an increase in our liabilities of $93,978.

During the period ended September 30, 2022, operating activities used $3,157,700 of cash, primarily due to our net loss of $3,307,985, partially offset by an increase in our liabilities of $109,104 and by stock compensation of $31,360.

Investing Activities

During the period ended September 30, 2023, we used $3,874 for the purchase of office equipment.

During the period ended September 30, 2022, we used $4,650 for the purchase of office equipment.

Financing Activities

During the period ended September 30, 2023, net cash provided by financing activities was $2,447,588, primarily from the sales of preferred stock and receipt of a deposit for preferred stock issuance, partially offset by payments on bank debt.

During the period ended September 30, 2022, net cash provided by financing activities was $1,882,627, primarily from the sales of preferred stock, partially offset by payments on bank debt.

For the Year Ended December 31, 2022 and Period Ended December 31, 2022

The following table summarizes our sources and uses of cash for each of the periods presented:

	Year Ended December 31, 2022	Period from April 30, 2021 through December 31, 2021
Net cash (used in) operating activities	$(3,985,887)	$(1,705,600)
Net cash (used in) provided by investing activities	(7,700)	23,930
Net cash provided by financing activities	2,076,440	1,625,000
Net decrease in cash and cash equivalents	$(1,917,147)	$(56,670)

Operating Activities

During the year ended December 31, 2022, operating activities used $3,985,887 of cash, primarily due to our net loss of $4,186,131, partially offset by an increase in liabilities of $259,070.

During the period from April 30, 2021 to December 31, 2021, operating activities used $1,705,600 of cash, primarily due to our net loss of $6,447,742, partially offset by the non-cash in-process research and development charge of $4,498,580 and an increase in liabilities of $186,780.

Investing Activities

During the year ended December 31, 2022, we used $7,700 for the purchase of office equipment.

During the period from April 30, 2021 to December 31, 2021, we used $8,670 for the purchase of office equipment. In addition, we received $32,600 in net cash from our acquisition of SSI.

Financing Activities

During the year ended December 31, 2022, net cash provided by financing activities was $2,076,440, primarily from the sales of preferred stock, partially offset by payments on bank debt.

During the period from April 30, 2021 to December 31, 2021, net cash provided by financing activities was $1,625,000, primarily from the sales of preferred stock, partially offset by payments on bank debt.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the planned phase 2 clinical trial of SEQ-400 and preclinical studies of our product candidates. Our funding requirements and timing and amount of our operating expenditures will depend on many factors, including:

•        The rate of progress in the development of SEQ-400 and our other product categories;

•        The scope, progress results, and costs of clinical studies, preclinical development, laboratory testing and clinical trials for SEQ-400 and future product candidates and associated development programs;

•        The extent to which we develop, in-license or acquire other product candidates and technologies in our pipeline;

•        The scope, progress, results, costs as well as timing of process development and manufacturing scale-up and validation activities associated with SEQ-400 and our future product candidates and other programs as we advance them through preclinical and clinical development;

•        The number and development requirements of product candidates that we may pursue;

•        The costs, timing and outcome of regulatory review of our product candidates;

•        The headcount growth and associated costs as we expand our research and development capabilities and establish a commercial infrastructure;

•        The timing and costs of securing sufficient capacity for commercial supply of our product candidates, or the raw material components thereof;

•        The costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval or EUA;

•        The costs necessary to obtain regulatory approvals, if any, for products in the United States and other jurisdictions, and the costs of post-marketing studies that could be required by regulatory authorities in jurisdictions where approval is obtained;

•        The costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

•        The continuation of existing collaboration arrangements and entry into new collaboration arrangements, if required;

•        The need and ability to hire additional research, clinical, development, scientific and manufacturing personnel;

•        The costs we incur in maintaining business operations;

•        The need to implement additional internal systems and infrastructure;

•        The effect of competing technological, product and market developments;

•        The revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval; and

•        The costs of operating as a public company.

We believe that the net proceeds from offering, together with our existing cash and restricted cash, will enable us to fund our operating expenses and capital expenditure requirements through 2025. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

Until such time, if ever, as we generate substantial product revenue, we expect to finance our operations through a combination of equity offerings, government or private-party grants, debt financings, collaborations, strategic alliances and licensing agreements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a common stockholder. Additional debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring debt, making acquisitions or capital expenditures or declaring dividends, which could adversely constrain our ability to conduct our business, and may require the issuance of warrants, which could potentially dilute your ownership interest. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or through other sources, when needed, we may be required to delay, limit, reduce or terminate our product development programs or any future commercialization efforts or grant rights to develop and market product candidates to third parties that we would otherwise prefer to develop and market ourselves.

The Company has experienced recurring net losses and negative cash flows from operations since inception. As of December 31, 2022, the Company had cash of $306,547 and an accumulated deficit of $53,450,056. The Company’s activities since inception have consisted principally of acquiring product and technology rights, raising capital and performing research and development. The Company expects to continue to incur operating losses and negative cash flows from operations for the foreseeable future, factors which create substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance of our financial statements.

To fully execute its business plan, the Company will need to complete certain research and development activities and clinical trials. Further, the Company’s product candidates will require regulatory approval prior to commercialization. These activities will span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company. From inception, the Company has been funded by a combination of equity and debt financings. The Company plans to meet its capital requirements primarily through the issuance of debt and equity securities and, in the longer term, revenue from sales of its product candidates, if approved. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all.

Contractual Obligations and Commitments

We have a manufacturing agreement with Cytovance Biologics Inc., a biopharmaceutical contract manufacturing company specializing in the production of therapeutic proteins and antibodies from both mammalian cell cultures and microbial fermentation. Cytovance is producing the antigen of Sequoia’s vaccine for its future human studies. The manufacturing agreement outlines the terms and conditions under which the antigen is manufactured for commercial use. The Company is contractually obligated to spend approximately $3.0 million for the commercial supply of product over the next three years.

We enter into contracts in the normal course of business with CRO’s and other third parties for clinical trials, research and testing and other services. These contracts do not contain any minimum purchase commitments and provide for termination upon prior written notice. Payments due upon cancellation consist only of payments for services provided and expenses incurred up to the date of cancellation including non-cancelable obligations of our services providers and, in some cases, wind-down costs. The exact amounts of such obligations are dependent on the timing of termination and the terms of the associated agreement.

We have outstanding convertible debentures of $955,000. The principal plus accrued interest on these obligations will automatically convert into shares of common stock at a rate of one share per $5.13 of principal and interest upon the consummation of this offering. These debentures are subordinated in the right of payment to the Company’s Small Business Administration (“SBA”) loan and will mature on March 12, 2026 after the maturity of the SBA loan.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities and recorded amount of expenses that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Footnote 3 — Summary of Significant Accounting Policies to our financial statements appearing at the end of this prospectus, we believe the following accounting policies used in the preparation of our financial statements require the most significant judgments and estimates.

Share-Based Compensation

We grant share-based awards to employees and non-employees in the form of stock options to purchase shares of our common stock. We measure stock options with service-based vesting granted to employees, directors and non-employees based on the fair value on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes options-pricing model uses as input the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options, and our expected dividend yield. We have issued awards with only service-based vesting conditions through December 31, 2022. Compensation expense for awards granted to employees and non-employees for their service is recognized on a straight-line basis over the requisite service period of the respective award, which is generally the vesting period of the award.

In future periods, we expect share-based compensation expense to increase due to additional share-based awards we expect to grant to continue to attract new hires and retain our existing employees.

Determination of Fair Value of Common Stock

As there has been no public market for our common stock prior to this offering, the estimated fair value of our common stock underlying our share-based awards has been determined by our board of directors as of each option grant date with input from management and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant, including:

•        The prices at which we sold our preferred stock;

•        The progress of our research and development programs, including the status of clinical and preclinical trials for our product candidates;

•        Our stage of development and our business strategy;

•        External market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•        The competitive landscape for similar products for treatment of recurrent UTIs;

•        Our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•        The lack of an active market for our common stock;

•        The likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a sale of our Company, given prevailing market conditions; and

•        The analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our share-based compensation expense could be materially different.

Once a public trading market for our common stock has been established with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards as we may grant, as the fair value of our common will be based on the quoted market price of our common stock.

Option Grants

On April 30, 2021, the Company undertook a Plan of Merger and Combination. Pursuant to the 2021 Plan, outstanding options of SSI, a sister company, were exchanged for options of the Company with the following stipulations:

•        The purchase price of the shares will be $6.41 per share which is believed to be the fair market value of the Company’s shares as of this date;

•        Each option remains fully vested;

•        Each option will expire on April 30, 2031; and

•        There remain 84,974 options outstanding.

The Company issued 150,511 stock options with a fair value of $1.47 per share during the year ended December 31, 2022, and 46,791 options with a fair value of $1.41 per share during the period from April 30 through December 31, 2021, respectively.

The Company issued 363,097 stock options with a fair value of $2.24 per share during the period ended September 30, 2023. An additional 125,556 stock options were forfeited/expired during the period ended September 30, 2023. Outstanding options as of September 30, 2023 were 519,817.

Off-Balance Sheet Arrangements

With the exception of the Sales Transaction Payment Agreement, the Company did not have during the periods presented any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Sales Transaction Payment Agreement

The Company has entered into a Sales Transaction Payment Agreement with certain of its employees and former employees which provides that 10% of the net proceeds from the sale of the Company or any of its product lines or assets of up to a maximum net proceeds of $6.8 million will be distributed to such individuals. A sales transaction is limited to a transaction where the holders of the Company’s stock receive cash or other assets in a liquidating event. Net proceeds are defined as the proceeds from a sales transaction offset by its expenses including investment banking, legal, accounting and other costs and claims pertaining to disputes which may arise involving the Sales Transaction. The obligation remains an obligation of the Company in the event the Company is sold or merges with another company pursuant to a sales transaction. This public offering does not generate any payout under the agreement, as the offering does not qualify as a triggering transaction under the agreement.

Internal Control over Financial Reporting

We identified material weaknesses in our internal control over financial reporting that existed as of December 31, 2022.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements may not be prevented or detected on a timely basis. Additionally, these material weaknesses could result in misstatements of the aforementioned account balances or disclosures that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.

We concluded that our disclosure controls and procedures were not effective as of December 31, 2022, and that we had, as of such date, we identified the following material weaknesses in our internal control over financial reporting:

•        management did not design and maintain appropriate entity-level controls impacting the control environment, risk assessment procedures, and effective monitoring activities to prevent or detect material misstatements to the financial statements. These deficiencies were attributed to: (i) lack of structure and responsibility, insufficient number of qualified resources, and inadequate oversight and accountability over the performance of controls, (ii) ineffective identification and assessment or risks impacting internal control over financial reporting, and (iii) ineffective evaluation and determination as to whether the components of internal control were present and functioning;

•        management did not design and maintain appropriate information technology general controls in the areas of user access, vendor management controls, and segregation of duties, including controls over the recording and review of journal entries, related to certain information technology systems that support the Company’s financial reporting process;

•        management did not design, implement, and retain appropriate documentation of formal accounting policies, procedures, and controls across substantially all of the Company’s business processes over; (i) the financial reporting process, including management review controls over key disclosures and financial statement support schedules, (ii) the monthly financial close process, including journal entries and account reconciliations and (iii) the completeness and accuracy of information used by control owners in the operation of certain controls, to achieve timely, complete, accurate financial accounting, reporting; and

•        management did not design and implement controls over the accounting, classification, and application of United States Generally Accepted Accounting Principles (“US GAAP”) relating to business combinations, convertible debt, preferred stock, income taxes, and stock-based compensation.

We intend to remediate these material weaknesses. We currently are assessing and improving our processes and control procedures to ensure they will operate at an acceptable level of assurance. We will seek to hire and train additional personnel and outside consultants to fill accounting functions. We believe these actions and other actions to be implemented, when complete, will remediate the control weaknesses. However, the weaknesses will not be considered fully remediated until the applicable controls operate for a sufficient period of time for management to test the results for operating effectiveness. Once implemented, we intend to continue periodic testing and reporting of the internal controls to ensure continuity of compliance.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company; however, we have and may adopt certain new or revised accounting standards early, when early adoption is permitted.

BUSINESS

Overview

We are a clinical stage pharmaceutical company developing a vaccine designed to prevent recurrent urinary tract infections (UTIs) and small molecules treating cancers and bacterial infections. Our lead clinical candidate, SEQ-400, is a vaccine for the prevention of recurrent UTIs, and it has received fast track designation by the Food and Drug Administration (FDA). After successful completion of our phase 1 study, the next step is to conduct a phase 2 trial to evaluate efficacy of SEQ-400 in an expanded population of patients with culture-verified recurrent UTIs. Our phase 1 study observed 67 women, including 25 women with a two-year documented history of recurrent UTIs. These women had fewer recurrent UTIs after achieving peak antibody responses produced by the vaccine when comparing UTIs in two consecutive 9-month time periods pre- and post-vaccination. In addition, antibodies generated in these women and evaluated in laboratory studies reduced the adherence of bacteria to human bladder cells, which is the intended mechanism of action of the vaccine. The vaccine is designed to help patients with recurrent UTIs by producing antibodies that function to reduce the bacterial attachment and colonization of their bladders to prevent UTIs. Additionally, very few local (swelling, tenderness, burning and redness) adverse reactions and systemic (nausea, headaches, fatigue) adverse reactions, and no severe systemic adverse reactions were reported in the phase 1 population. All local and systemic adverse reactions resolved within seven days. Therefore, we believe SEQ-400 is well positioned to begin a phase 2 clinical trial designed to evaluate safety and efficacy in a larger population of patients with recurrent UTIs. Our pipeline also includes small molecule anticancer agents to treat ovarian and potentially other cancers, and small molecules to inhibit the bacteria that destroy the lung function of cystic fibrosis patients.

There are currently no products approved by the FDA indicated to prevent recurrent UTIs. UTIs are one of the leading bacterial infections in the U.S., and the standard of care is to treat UTIs with antibiotics. After treatment with antibiotics, UTIs recur because bacteria reinfect their bladders primarily from the patient’s intestinal tract. We believe our strategy to prevent UTIs is superior to treating UTIs with antibiotics because preventing infections reduces healthcare costs and patient suffering and mortality. UTIs lead to emergency room visits, hospitalizations including prolonged stays and readmissions, sepsis, severe sepsis, septic shock, and mortality, and transmission of bacteria in communities and hospitals. Sepsis is one of leading causes of death in the U.S. Employees of U.S. Department of Health and Human Services (HHS) and three U.S. universities published a study in 2020 forecasting the costs for Medicare beneficiaries of sepsis admissions and its outcomes. This study revealed that the U.S. healthcare system spends more than $62 billion annually on sepsis and its outcomes. The urinary tract is one of the primary sites that may lead to sepsis. Employees of the Centers for Diseases and Control and Prevention (CDC) published a study in 2018 examining the variability in short-term sepsis mortality by hospital among Medicare beneficiaries. This study revealed that UTIs are the leading cause of hospitalizations from severe sepsis and septic shock in patients 65 years of age and older covered by Medicare.

Vaccines are preferred to treatments because they prevent infections and reduce associated healthcare costs. By preventing infections, vaccines have reduced the costs of COVID-19, diphtheria, measles, mumps, pertussis, pneumococcal diseases, polio, rotavirus, rubella, smallpox, tetanus, typhoid, varicella, and yellow fever. The CDC estimates that the vaccination of children born between 1994 and 2018 in the U.S. will prevent 419 million illnesses, 26.8 million hospitalizations, 936,000 deaths, and reduce about $1.9 trillion in total societal costs. For example, pneumococcal vaccines prevent bacterial infections by Streptococcus pneumoniae. These vaccines have reduced pneumococcal disease among vaccinated and non-vaccinated individuals, reduced the use of antibiotics to treat pneumonia, and reduced the development of antibiotic-resistant strains of S. pneumoniae. Antibodies produced by pneumococcal vaccines pass (transude) from blood to the middle ear fluid of humans to prevent ear infections by S. pneumoniae.

The U.S. Healthcare Infrastructure Supports the Development of Vaccines and the Reduction of the Use of Antibiotics

The CDC and HHS led the Antimicrobial Resistance Challenge in 2018 and 2019 which received commitments from more than 300 healthcare systems, health insurance companies, medical professionals, and government health organizations to implement strategies to reduce the development of antibiotic resistance. One of these commitments was to invest in the development of and access to vaccines. The CDC supports accelerating the commercialization of new vaccines. The CDC supports vaccinations against antibiotic resistant bacteria to reduce the need for antibiotics. The CDC’s Core Elements of Hospital Antibiotic Stewardship program has encouraged hospitals to implement antibiotic stewardship programs which have reduced antibiotic prescriptions in outpatient settings. Since 1999 when the CDC published an article that focused on their strategies to mitigate the threats of infectious diseases as we begin the 21st century that stated “Antimicrobial resistances is one of the most important emerging infectious disease issues in the United States today, with overprescribing of antibiotics a major contributor to the problem,” the CDC has continually promoted antimicrobial stewardship programs to improve the use of antibiotics. Despite the efforts by the CDC, UTIs caused by multidrug-resistant extended-spectrum beta-lactamase Escherichia coli have continued to increase because of the use of antibiotics. The Advisory Committee on Immunization Practices (ACIP) operates at the CDC to make recommendations to the CDC to adopt the use of new vaccines. The ACIP considers the safety and effectiveness of the vaccine and severity of the disease when making recommendations to the CDC. Vaccine recommendations from the ACIP are widely adopted.

The Centers for Medicare and Medicaid Services (CMS) develops conditions of participation that healthcare organizations must achieve in order to participate in CMS programs. These conditions and rules require implementing methods to prevent the transmission of infections within the hospital and between hospitals and other institutions, improve the use of antibiotics, and reduce the development of antibiotic-resistant organisms. These rules reflect the focus of today’s U.S. healthcare system which is to prevent infections, prevent the spread of infections, and reduce the use of antibiotics. We believe that SEQ-400 has a potential to prevent recurrent UTIs, reduce the use of antibiotics that treat recurrent UTIs, and subsequently reduce the development of antibiotic-resistant bacteria that cause recurrent UTIs because exposures to antibiotics are reduced.

Mechanism of Action of Antibodies Elicited by SEQ-400

Based on data generated in our Phase 1 study, we believe that SEQ-400 has the potential to prevent recurrent UTIs in humans. Antibodies collected from women in the study following vaccination reduced attachment of bacteria to human bladder cells in vitro. This is consistent with the animal study results generated by multiple independent laboratories that led to the clinical development of SEQ-400. The bacteria causing UTIs in humans primarily migrate from the intestinal tract and these bacteria enter the patient’s bladder following bowel movements. Despite attempts at post bowel movement washing or front to back wiping techniques, patients who suffer from recurrent UTIs reinfect their bladders repeatedly. SEQ-400 is a vaccine which generates antibodies that function to reduce the bacterial attachment and colonization of human bladders to prevent recurrent UTIs. We believe the antibodies elicited by SEQ-400 pass (transude) from capillaries to the bladder surface, and separately are produced by antibody producing immune cells at the bladder surface to prevent the attachment and colonization of mammalian bladders.

The antigen of the vaccine is FimH, an essential binding protein on the tip of type 1 pili of E. coli and Klebsiella spp. that cause UTIs. An illustration of type 1 pili with FimH at its tip is shown below. Type 1 pili are hair-like appendages produced by these bacteria that enable them to adhere to and colonize mammalian bladders. Each single bacterial cell can produce about ten to more than 100 type 1 pili to assist adherence to bladders. An image of E. coli adhering to a murine bladder using type 1 pili is shown below. SEQ-400 elicits antibodies against FimH, and these antibodies block FimH to reduce the attachment and colonization of bladders by bacteria. This mechanism of action, blocking FimH, by either active immunization including SEQ-400, passive immunization, or administering small molecules has been demonstrated in publications by multiple independent laboratories in animal studies.

Waksman et al. Nat. Rev. Microbiol. 2009, 7, 765-774; Schilling et al. J Infect Dis. 2001;183:S36-S40.

Standard of Care for Recurrent UTIs Patients is to Treat with Antibiotics Based on UTI Symptoms

For patients with recurrent UTIs, a UTI diagnosis is based on symptoms which primarily consist of pain during urination, frequent urination, urgency to urinate, and/or discomfort in the lower abdomen, and a documented history of recurrent UTIs. For bacteria susceptible to antibiotics, acute antibiotic regimens typically suppress UTI symptoms within 2 to 6 days, but the infections recur within about 30 to more than 90 days. The time between recurrent UTIs is unpredictable, ranging from two to more than ten recurrences per year, as shown in our published phase 1 study. Patients are prescribed antibiotics that frequently include refills, so they can have antibiotics on hand to treat as soon as symptoms recur without visiting a physician. Therefore, physicians allow recurrent UTI patients to self-diagnose symptoms of UTIs and begin antibiotic treatment as needed. In addition, daily antibiotic prophylaxis is prescribed in the U.S. to prevent UTIs from recurring frequently. These dosing regimens consist of taking antibiotics daily for one to four months or longer. Despite the frequent use of antibiotics, UTIs recur and can lead to emergency room visits, hospitalizations including prolonged stays and readmissions, sepsis, severe sepsis, septic shock, and mortality, and transmission of bacteria in communities and hospitals.

Pipeline

Our current pipeline consists of a vaccine for the prevention of recurrent UTIs (SEQ-400), small molecule anticancer agents to treat ovarian and potentially other cancers (novel small molecule analogs derived from the lead scaffold SEQ-1274), and small molecules to inhibit the bacteria that negatively impact the lung function of cystic fibrosis patients. We view each development opportunity independent of modality (within vaccines or small molecules) based on the scientific evidence supporting development, the clinical development strategy including patient enrollment criteria and trial endpoints, and the potential to positively impact the market.

SEQ-400, Vaccine for the prevention of recurrent UTIs

The phase 1 study for SEQ-400 was an open-label, uncontrolled, dose escalation study conducted at six clinical sites in Maryland, Michigan, North Carolina, South Carolina, and Utah. In accordance with the phase 1 study’s protocol, the length of study was up to 19 months, which included 30 days before the first vaccination and 18 months after the first vaccination. The objectives of the phase 1 study were to evaluate the safety and immunogenicity of the SEQ-400. The study included 67 females, ages 21-64, in 7 cohorts. A safety review committee allowed enrollment of subsequent cohorts after review of safety assessments. Subjects in cohorts 1 to 5 did not have a history of UTIs in the previous 24 months prior to enrollment into the study. Subjects in cohorts 6 and 7 had 5 or more documented UTIs in the last 24 months, including at least 1 UTI with a urine culture identifying E. coli. For subjects in cohorts 6 and 7, UTI symptoms were recorded during the study per protocol. No objectives or endpoints involving UTI symptoms were in the protocol. Of the 67 enrolled subjects, 57 received all four vaccinations.

In cohorts 6 and 7, 30 subjects were enrolled, 26 received all four vaccinations, and 25 completed the 19-month study. These women were 25 to 64 years of age with body mass indices from 20 to 33 kg/m2. The 30 women who were enrolled presented medical documentation for more than 180 UTIs, in the aggregate, in the previous 24 months. This documentation included more than 80 antibiotic susceptibility reports of E. coli identified from clean-catch midstream urine collections. These susceptibility data demonstrated that 15 women each had at least one UTI with E. coli resistant to trimethoprim-sulfamethoxazole, and 14 women each had at least one UTI with E. coli resistant to ciprofloxacin. Despite antibiotic refills being listed in these records, the use of these refills was not investigated or tabulated, so it is reasonable to assume these 30 women had additional undocumented UTIs in the previous 24 months. 14 of the subjects had been prescribed antibiotic prophylaxis at least once in the previous 24 months.

The table below lists FimH antibody responses by cohort. All 57 subjects who received four vaccinations were seropositive thirty days after the fourth vaccination (day 210). Subjects in cohorts 1, 2, 3/4, 5, 6, and 7 demonstrated fold increases in anti-FimH antibody responses at day 210 of 78, 72, 142, 341, 158, and 235, respectively. Of 56 subjects at day 360, 52 (93%) were seropositive. Subjects in cohorts 3/4, 5, 6, and 7 demonstrated fold increases in anti-FimH antibody responses at day 360 of 16, 51, 19, and 20, respectively. For the 26 subjects in cohorts 6 and 7 that received the fourth and final vaccination, functional antibody responses evaluated at 30 days after the fourth vaccination were published. In summary, 24 of 26 subjects demonstrated an increase in functional antibody responses.

	Cohort 1			Cohort 2			Cohorts 3 and 4			Cohort 5			Cohort 6			Cohort 7
Day	107 µg FimCH			50 µg FimCH 10 µg adjuvant			50 µg FimCH 20 µg adjuvant			50 µg FimCH 40 µg adjuvant			50 µg FimCH 40 µg adjuvant			107 µg FimCH 43 µg adjuvant
	N	GMT	95% CI	N	GMT	95% CI	N	GMT	95% CI	N	GMT	95% CI	N	GMT	95% CI	N	GMT	95% CI
1	5	—	—	8	—	—	16	—	—	8	—	—	16	—	—	14	4	3-6
30	5	10	1,76	8	14	4,47	16	8	4,19	7	20	4,93	15	20	6,65	14	15	7,33
60	4	65	6,764	8	63	16,240	13	124	47,329	7	456	139,1498	15	125	48,323	14	155	53,453
90	4	32	3,400	8	40	13,124	14	61	27,137	7	223	62,804	14	82	34,197	13	89	29,278
120	4	149	2,9253	7	125	26,607	14	435	180,1051	7	426	121,1505	14	389	228,662	13	322	153,678
180	3	22	5,97	7	51	13,202	14	95	46,197	7	188	36,991	13	141	72,275	13	105	39,280
210	3	235	9,5872	7	215	71,651	14	427	175,1043	7	1024	263,3993	13	473	247,904	13	706	294,1691
360	3	22	6,82	7	23	6,84	14	49	24,102	6	154	47,507	13	57	28,116	13	61	24,154

N is the number of subjects enrolled at the listed day during the study. GMT is the geometric mean titer, which is the antibodies determined by an assay in the sera of the subjects in each listed cohort on the listed day. At day 1 the subjects did not have antibodies to the antigen of the vaccine SEQ-400 as determined by the assay, so no values are listed. As the subjects received SEQ-400, their GMT, or antibodies to the antigen, increased in their sera. Peak antibody responses occurred at day 210 or month 7. Fold increase was determined by dividing their GMT by three, which is ½ the limit of quantitation of the assay. For example, Cohort 1 GMT at day 210 is 235. 235 divided by three is 78.

As shown in the table below, the majority of local injection site reactions reported by subjects within seven days after vaccination were mild and moderate pain and burning, erythema/redness, tenderness and induration. Severe local injection site reactions reported by subjects within seven days after vaccination consisted primarily of pain, burning and tenderness. These local injection site reactions all resolved within seven days. Across all of the 249 vaccinations, very few systemic reactions were reported by subjects within seven days after vaccination. These reported systemic reactions included eight mild and two moderate headaches, two reports of mild nausea, and four reports of mild and moderate fatigue. No subject reported severe systemic reactions. These systemic reactions all resolved. Unsolicited adverse events (AEs) were reported by 72% of subjects. The most frequent unsolicited AEs were UTIs, nasopharyngitis, arthralgia, back pain, fatigue, and headache. No clinically significant hematological, biochemical, or urine values were reported. Three serious adverse events were reported during the study. All were determined to be not related to the vaccine. No deaths or life-threatening AEs occurred during the study. No AEs of special interest were reported. A review of the type and frequency of reported adverse events across cohorts did not indicate any trends within or across cohorts.

Local Injection Site Reactions		Cohort 1	Cohort 2	Cohorts 3 & 4	Cohort 5	Cohort 6	Cohort 7
		5 subjects (n=17)	8 subjects (n=30)	16 subjects (n=61)	8 subjects (n=29)	16 subjects (n=58)	14 subjects (n=54)
Pain / Burning	mild and moderate	6 (35%)	11 (37%)	21 (34%)	15 (52%)	26 (45%)	36 (67%)
	severe	0	0	0	0	2 (3%)	2 (4%)
Tenderness	mild and moderate	7 (41%)	14 (47%)	23 (38%)	8 (28%)	44 (76%)	41 (76%)
	severe	0	0	1 (2%)	0	1 (2%)	5 (9%)
Erythema / Redness	mild and moderate	1 (6%)	3 (10%)	3 (5%)	6 (21%)	6 (10%)	13 (24%)
	severe	0	0	0	1 (3%)	1 (2%)	1 (2%)
Induration / Swelling	mild and moderate	0	1 (3%)	2 (3%)	7 (24%)	9 (16%)	20 (37%)
	severe	0	0	0	0	1 (2%)	1 (2%)
Data (n) are from 249 vaccinations among 67 subjects. A continuum of events related to a single injection is defined as a single event, graded as the most severe occurrence.

The uncontrolled phase 1 study compared the number of UTIs experienced by subjects prior to enrollment in the study to the number of UTIs that were reported during the study. These documented UTIs are shown in the figure below. This comparison of historical UTIs to UTIs that occurred during the study evaluated four consecutive 9-month time periods defined as follows: (1) number of UTIs occurring 9-18 months pre-enrollment on study; (2) the 9-month period immediately preceding study enrollment; (3) the 9-month period after the 1st vaccination (first 9 months of the 18-month study); and (4) 9-month post vaccination when peak antibody responses were achieved (second 9 months of the 18-month study). It is documented that some study subjects were previously provided antibiotic refills to self-treat upon emergence of UTI symptoms. To account for this, the figure includes a > symbol to reflect the high likelihood that more than the recorded number of UTIs occurred pre-study. During the study, if bacteria were identified in the urine at the time of symptoms; these data are also indicated in the figure below. The number of UTIs which occurred in the three 9-month time periods preceding peak antibody response (time periods 1, 2 and 3) show approximately equivalent number of UTIs. By comparison, the 9-month time period after achievement of peak antibody response. (time period 4) shows approximately a 70% reduction in UTIs as compared to the preceding three time periods.

80
70
60
50
40
30
20
10
0
Number of UTI
>60 Total UTI
>61 Total UTI
74 Total UTI
22 Total UTI
P R E - S T U D Y
P R E - S T U D Y
10
13
13
6
32
1
5
6
1
9
Subject could not visit
<10(3) CFU
Gram-pos. & other bacteria
Klebsiella spp.
E. coli
PRE-STUDY
9 months
Months -18 to -10
PRE-STUDY
9 months
Months -9 to -1
PHASE 1 STUDY
First 9 months
Months 1 to 9
PHASE 1 STUDY
Second 9 months
After Peak Antibody Responses

Preliminary Evidence of Reduction in Recurrent UTIs after Achieving Peak
Antibody Responses Observed During the Phase 1 Study

In this uncontrolled phase 1 study, preliminary evidence suggested the following approximate reductions in recurrent UTIs. These reductions are approximate because the phase 1 study was uncontrolled and no endpoints involving UTI symptoms were in listed in the protocol.

•        70% reduction in total UTIs

•        72% reduction in UTIs with E. coli identified in urine

•        74% of reduction in UTIs with either E. coli or Klebsiella spp identified in urine

•        69% reduction in UTIs with any bacteria identified in urine

We believe these data support further investigation and are proceeding with conducting a phase 2 trial in an expanded patient population with documented histories of recurrent UTIs.

The phase 2 clinical trial is designed as a multi-center study evaluating SEQ-400 in a population of patients with cultured-verified histories of recurrent UTIs, where patients will serve as their own control; comparing UTI occurrences pre- and post-vaccination with SEQ-400. The design of the phase 2 study reflects comments and suggestions in our response letter dated June 20, 2018 following our End of Phase 1 Meeting with the FDA and discussion regarding suitability of our patient inclusion criteria. The phase 2 trial will enroll approximately 90 subjects. Two main efficacy objectives will be evaluated to demonstrate effectiveness to support FDA filing as well as generation of data based on real-world UTI diagnosis and treatment. The real-world efficacy objective will measure a reduction in UTI symptoms with and without positive urine bacterial culture.

The rationale for including both endpoints is straightforward. In real-world clinical practice, many physicians prescribe and treat recurrent UTIs based on UTI symptoms alone and do not require a positive urine bacterial culture for UTI diagnosis. This approach was adopted to account for clinical evidence which suggests that when symptoms of pain on urination, frequency of urination, or urgency of urination appear in a patient who has been diagnosed with UTI in the past; the patient is suffering from a recurrent UTI. In patients with frequent recurrent UTIs, it is common for physicians to prescribe antibiotic refills so patients can self-diagnose and initiate antibiotic treatment more quickly in order to resolve symptoms sooner. Importantly more than 20% of UTIs either do not identify bacteria in the urine during symptoms or the bacteria identified is not considered definitive due to laboratory limitations. We are committed to evaluating SEQ-400 as a preventative vaccine inclusive of a population of subjects who experience UTI symptoms with and without an accompanying positive bacterial culture in order to generate real-world evidence for subjects suffering with recurrent UTIs.

Of note, the FDA requires that the investigational plan of all vaccines under development include a measurable microbiologic endpoint, demonstrating that an immune response was generated in response to vaccine administration to establish a mechanism of action for describing vaccine effectiveness. To meet this FDA requirement; our clinical trials will require that patient diagnosis of UTI include a urine culture documenting positive bacterial growth. The primary endpoint for our trials will therefore consist of reduction in both UTI culture positive diagnosed UTI and reduction in UTI symptoms. This endpoint which includes positive bacterial culture, is influenced by previous human studies evaluating antibiotic treatments among subjects for treatment of a single UTI. Because approximately 45% of UTIs will identify E. coli in urine cultures during UTI symptoms, the phase 2 trial statistical considerations are projected based on UTI occurrences with E. coli confirmed urine cultures in patients receiving SEQ-400. It is important to note that bacteria cultured in the urine in absence of UTI symptoms, referred to as asymptomatic bacteriuria (ASB) is not considered a UTI and should not be treated. Per UTI physician guidance documents; antibiotic treatment should be initiated when UTI symptoms are present. Our phase 2 trial for SEQ-400 will not include ASB as a UTI event for study endpoint evaluation.

The design of the phase 3 study will be discussed with regulatory agencies at an end-of-phase 2 meeting. It is anticipated that the phase 3 study will be designed based on the efficacy data generated from the phase 2 trial, and will include additional endpoints related to lot-to-lot manufacturing consistency. We currently would anticipate enrolling approximately 800 women and men with documented histories of recurrent UTIs. We anticipate that the participants will be randomized in 2:1 or 3:1 ratio to receive SEQ-400 versus saline placebo.

Functional Antibody Responses Elicited during the Phase 1 Study in Recurrent UTI Subjects

For most FDA-approved vaccines, antibodies elicited against the antigen of the vaccine in subjects during human clinical trials are examined in laboratory assays to determine that the new antibodies function according to the proposed mechanism of the vaccine. Therefore, in our phase 1 study, sera from 26 female subjects who had a documented history of recurrent UTIs were analyzed using an assay to confirm the function of their new antibodies. We published these data (Eldridge et al) in Human Vaccine Immunotherapy in 2020 where we described development of the assay and immunologic results. Sera from day 1 of the study prior to the first vaccination (pre-immune sera) were compared to sera from month 7 (about day 210) after each subject received four vaccinations. The anti-sera were tested at Bioagilytix (Durham, NC). Bioagilytix was blinded from the subjects’ identities. The functional assay measures the ability of diluted sera (containing antibodies) to reduce the binding of E. coli to immortalized human bladder cells in vitro. These data are shown in the table below. These data demonstrate that prior to immunization with SEQ-400 (day 1 sera) pre-immune sera were unable to block E. coli from binding to the immortalized human bladder cells in vitro when diluted 1:10 or 1:20 in the assay. (The less than sign suggests a lower dilution may be effective but was not tested.) However, after all four vaccinations were administered to the recurrent UTI subjects, sera at month 7 (day 210) from 24 of 26 subjects had functional antibody responses at month 7 — meaning their sera with new antibodies were able to block E. coli from binding to human bladder cells when compared to the pre-immune sera.

First, this demonstrates that the vaccine created the desired functional antibodies during the phase 1 study. The goal of the vaccine is to generate antibodies that block the binding of E. coli to bladder cells. Second, the data shows the maximum dilution of sera that were able to continue to reduce the binding of E. coli to bladder cells by 50%. 50% is a common percentage inhibition used in most in vitro assays. Diluting the sera suggests that certain subjects have more antibodies. We believe these data support the preliminary reduction of UTIs observed among these subjects and support proceeding to the phase 2 trial.

Functional Assay Data from Recurrent UTI Subjects

SUBJECT	Pre-immune Dilution	Month 7 Max. Dil.	SUBJECT	Pre-immune Dilution	Month 7 Max. Dil.
101-06-001	<10	40	106-07-001	<10	<10
101-06-004	<20*	40	106-07-002	<10	160
101-06-005	<10	10	106-07-003	<10	160
102-06-004	10	320	102-07-001	<10	160
103-06-001	<20*	40	105-07-002	<10	20
105-06-002	<10	20	107-07-003	<10	80
106-06-001	10	160	105-07-003	<10	40
102-06-005	<20*	320	105-07-005	<10	40
101-06-007	<10	20	106-07-004	<10	20
106-06-002	<10	80	106-07-006**	<10	160
106-06-003	<20*	20	106-07-007	<10	20
106-06-004	no sample	160	101-07-004	<10	10
101-06-008	10	640	106-07-008	<10	80
	MEDIAN	40		MEDIAN	60

____________

*        Only dilution tested.

**      Terminated for surgery prior to 4th injection.

Expanded Access and Phase 1B Study Extension

The Expanded Access Study and phase 1B expansion of the expanded access study were exploratory. FDA authorizes expanded access or compassionate use for immediately life-threatening conditions or serious diseases when no comparable or satisfactory alternative therapies exist to treat the disease or condition and the potential patient benefit justifies the potential risks of treatment. Expanded Access studies are not used to make suggestions about a product’s effectiveness. We provided SEQ-400 under these studies for compassionate use and to gather information about potential inclusion and exclusion criteria and endpoints for protocols for future clinical studies. These data are presented for information only.

The patients enrolled in these studies represent different populations compared to the subjects enrolled in the phase 1 study. These studies did not contain any endpoints involving UTI symptoms. No observations or suggestions can be made about preliminary evidence of reducing recurrent UTIs.

The Center for Biologics Evaluation and Research (CBER) at the FDA granted a physician’s request to evaluate SEQ-400 in preventing recurrent UTIs in a 72-year-old female under an Expanded Access program. This patient had more than 10 recurrent UTIs with of E. coli, extended-spectrum beta-lactamase (ESBL) E. coli, and Klebsiella spp. in about the previous two years before enrollment. She had comorbidities including previous cancer, nephrectomy, cystectomy, and hospitalizations, and dependence on the last-line of defense carbapenems for the treatment of recurrent UTIs. This subject received four SEQ-400 vaccinations at 0, 1, 3, and 6 months. Local and systemic reactions were either mild or moderate or not observed. No SAEs attributable to the vaccine were recorded. The vaccine was immunogenic eliciting a 137-fold increase in antibodies against FimH at month 7. Because of her cystectomy, she does not have typical UTI symptoms. Therefore, physicians at the clinical site had to determine if episodes were UTI or asymptomatic bacteriuria (ASB). The physicians chose to treat ASB with antibiotics. During her first seven months of the study while receiving vaccinations, the clinical site identified that she had four UTIs with Klebsiella spp. identified in her urine. After achieving peak antibody responses after her fourth vaccination, the clinical site did not record a UTI identifying E. coli or Klebsiella spp. in her urine while enrolled in the study. One UTI identifying Pseudomonas aeruginosa in her urine was recorded by the clinical site. The clinical site did treat this patient for ASB during her visits throughout the study. One episode of ASB occurred in the second half of the study identifying P. aeruginosa and Klebsiella oxytoca in her urine recorded by the clinical site. E. coli was not identified in her urine during study.

Additional subjects were enrolled under a phase 1b study conducted by Sequoia as an extension of the expanded access program. Enrollment required a documented history of recurrent UTIs caused by multidrug-resistant Enterobacteriaceae within the last 6 months, where in the opinion of the Investigator, additional UTI occurrences were likely to require IV carbapenem antibiotics. Four females and one male were enrolled. Four subjects had histories taking antibiotics without UTI symptoms to prevent UTIs per physician’s guidance. The time periods of this antibiotic prophylaxis were variable. Despite taking antibiotic prophylaxis, these subjects still experienced recurrent UTIs or what may be called breakthroughs, which led them to evaluate SEQ-400.

All subjects received four SEQ-400 vaccinations at 0, 1, 3, and 6 months. Local and systemic reactions were primarily mild or moderate or not observed. One subject reported severe tenderness from one of the four vaccinations. All local and systemic reactions resolved. No SAEs attributable to the vaccine were recorded. One female (age 36) was terminated from the study per protocol because she became pregnant. All five subjects had an increase in anti-FimH antibody titers using a R&D ELISA comparing pre-vaccination sera to month 7 sera by a two-fold dilution method. 4 of 5 subjects had an increase in functional antibody responses using a R&D functional assay conducted in-house comparing pre-vaccination sera to month 7 sera.

The four subjects that completed the Phase 1b study were ages 68 to 73 years old and had comorbidities including diabetes, hypothyroidism, hypertension, lymphadenectomy, cystocele repair and bladder sling, vaginal wall prolapse, diverticulitis, colon resection, trans-urethral resection of the prostate, grand mal seizures, pyelonephritis, bacteremia, and septic shock. Based on their ages, comorbidities, and experiences of breakthrough recurrent, antibiotic-resistant bacterial infections, these subjects were considered high-risk. Therefore, this phase 1b protocol did not contain any criteria about antibiotic prophylaxis. Antibiotic prophylaxis remained under the control of the patient’s physician and patient.

Based on these data we believe SEQ-400 should be further evaluated in high-risk recurrent UTI patients.

UTI Market

Urinary tract infections are common infections, affecting 150 million people worldwide each year. We initially intend to seek marketing authorization in US, Canada, Japan and Western Europe. Based on the National Disease and Therapeutic Index from IMS Health for diagnosis codes 595.0, 595.9, 597.8, and 599.0 approximately three million patients in the US experienced a recurrent UTI in 2014. Sequoia conducted an online survey of 102 urologists in the US in 2010, Survey results reported that 57% of patients are provided antibiotic refill prescriptions to accommodate UTI self-diagnosis and 34% of patients receive daily antibiotic prophylaxis for recurrent UTI. As a result; many UTI patients receiving antibiotic refills will not have coded visits for recurrent UTI events throughout any given year suggesting much higher recurrent UTI incidence than reflected by UTI diagnosis code data. Based on global health care incidence of UTI; we anticipate approximately a combined 10 million recurrent UTI patients in the US, Canada, Western Europe, and Japan. The US data of three million reflects approximately 1% of the US population, therefore assuming a similar 1% estimate in Canada, Europe and Japan to be the recurrent markets are estimated to be approximately 380,000 patients in Canada, 7.4 million patients in Europe and 1.2 million patients in Japan. Since UTIs are one of the leading infectious diseases in the US, separate data sets for the occurrences of UTIs and impact that UTIs have on healthcare exist in published literature. In 2014, a published study examined the costs of antibiotic-resistant bacterial infections in hospitals obtaining data from the National Inpatient Sample (NIS) provided by the Healthcare Cost and Utilization Project (HCUP) and the Agency for Healthcare Research and Quality. To accomplish their objective, they examined all hospital discharges that included bacterial infections. This data demonstrate that 2,837,385 hospital discharges were coded for UTIs. A separate study examined the most frequent reasons for visits to emergency departments in the US in 2018 and identified that 3,223,700 of these visits were coded for UTIs.

A study examining 49,331 patients admitted for severe sepsis or septic shock reported to the New York State Department of Health revealed about 27% of sepsis hospitalizations are caused by UTIs. A study by the CDC examining Medicare beneficiaries admitted to more than 3,000 hospitals across the US found that about 42% of severe sepsis or septic shock hospitalizations had an associated UTI upon admission. Since a separate study using NIS from HCUP data on the costs of hospital inpatient stays in the US using revealed more than two million sepsis hospitalizations occurred in 2019, we estimate that UTI leads to more than 599,000 sepsis hospitalizations each year (0.27 is the lower bound estimate above multiplied by 2,218,800). About 15% of those patients admitted to hospitals for sepsis die during their hospital stay, and about 5% are sent to hospice. These are data published by a lead author in the department of Population Medicine Harvard Medical School and the CDC examining the incidence and trends of sepsis in US Hospitals. Furthermore, employees from the HHS published a study of Medicare beneficiaries admitted for sepsis and found more than 30% of those admitted to hospitals with sepsis will die in about 6 months after discharge. Therefore, we estimate UTI-caused sepsis leads to more than 80,000 deaths each year (0.27 is the lower bound estimate above multiplied by 0.15 multiplied by 2,218,800). As previously presented herein, the HHS estimates that the U.S. spends about $62 billion per year on sepsis and its aftermath, so UTIs’ share is about $16.7 billion (0.27 is the lower bound estimate above multiplied by $62 billion). Based on these published data in aggregate including hospital discharges and emergency room visits, we estimate UTIs cost the healthcare system more than $29 billion each year.

Antibiotic Resistance

Two of the most frequently prescribed classes of antibiotics to treat UTIs in the US are trimethoprim-sulfamethoxazole and the fluoroquinolones. In 2017, a published study assessed the prevalence of E. coli resistant to trimethoprim-sulfamethoxazole and the fluoroquinolones and ESBL E. coli among UTI isolates in the US. It was reported that 32% of urinary E. coli isolates were resistant to trimethoprim-sulfamethoxazole, 24% were resistant to the fluoroquinolones, and 16% were multidrug-resistant ESBL producing E. coli. This data included all ages. A separate publication evaluated 3498 E. coli UTI isolates in Canada and US and demonstrated that about 45% of E. coli UTI isolates from those patients 65 years of age or older in the US were resistant to the fluoroquinolones. A study by employees of the CDC examined trends in multidrug-resistant bacterial infections in U.S. hospitalized patients from 2012 – 2017. They identified that ESBL-Enterobacteriaceae continues to increase. ESBL-producing Enterobacteriaceae is considered a serious threat to the US public by the CDC. ESBL-Enterobacteriaceae includes E. coli that cause UTIs. These studies demonstrate that E. coli that cause UTIs continue to develop resistance to the leading antibiotics.

Fast Track Designation

Sequoia’s SEQ-400 has received fast track designation from the FDA. Fast track designation facilitates the development and expedited review of FDA-regulated products that treat or prevent serious diseases. This designation allows for more frequent meetings and communications with the FDA. In August of 2017 the Center for Drug Evaluation and Research (CDER) of the FDA released a guidance document in support of streamlined development programs for new antibacterial drugs.

Further, at a meeting between the FDA, European Medicines Agency, and Pharmaceuticals and Medical Devices Agency (September 1 and 2, 2016), the agencies acknowledged that it is appropriate to exercise flexibility with regard to the requirements for clinical development programs for antibacterial agents, especially for new agents that may be used to treat patients with limited treatment options because of antimicrobial resistance. The agencies further stated that it may be acceptable to conduct trials in smaller numbers of patients than would generally be required which will be beneficial for the development of SEQ-400.

Regulatory agency support for streamlined development programs of antibacterial drugs, biologics, and vaccines that prevent or treat bacterial infections will be beneficial for Sequoia development of SEQ-400. Sequoia’s end-of-phase 1 meeting with the CBER of the FDA highlighted that parts of these guidances are relevant to Sequoia’s clinical development program.

Market Penetration

The CDC website provides estimates of population coverages of vaccines in the US. These coverages are for preventive vaccines. For the diphtheria and tetanus and pertussis vaccines, polio vaccines, and pneumococcal vaccines, these coverage estimates are about 93%, >93%, and about >80%, respectively. These vaccines are primarily given to those who do not currently have these viral or bacterial infections. They are given to prevent potential infections in the future. For those US citizens 65 years of age or older, the coverage of COVID-19 vaccines is estimated by the data available from the CDC website as of August 2022 to be about 92%. This age group has the highest coverage of COVID-19 vaccination because age is a risk factor for serious complications resulting from contracting the coronavirus infection.

Based on the vaccine coverages listed above, we estimate that if approved in the U.S. by the FDA, and if no other competing vaccines are also approved, SEQ-400 has potential to reach 90% market penetration among the recurrent UTI population. We believe this estimate is reasonable because recurrent UTI patients are currently suffering from recurring infections that are painful, they are actively seeking antibiotics from physicians to reduce UTI symptoms, antibiotic resistance continues to increase suggesting antibiotics may be less effective in the future, and UTIs may lead to emergency room visits, hospitalizations including extended stays and readmissions, sepsis, severe sepsis, septic shock, and death primarily from sepsis. Therefore, we believe preventing UTIs and reducing pain and the associated risks of UTIs will result in a market penetration of about 90%.

The antigen of SEQ-400 is conserved among the Enterobacteriaceae which includes the bacterial pathogens E. coli and K. pneumonia that are responsible for most UTIs. We estimate market penetration of approximately 90% because women primarily have E. coli and K. pneumonia in their urine during UTI symptoms, but also may have UTI symptoms with gram-positive bacteria or <103 CFU/mL in their urine one or two times over the course of experiencing five or more UTIs over a few years. To the best of our knowledge there are no scientific publications including recurrent UTI data from groups of women only having gram-positive bacteria in the urine during UTI symptoms. Furthermore, as described below the gram-positive bacteria, enterococci and group B streptococci, identified in urine may arise from sample contamination by periurethral bacteria.

Insurance Reimbursement.

While we cannot estimate the cost of SEQ-400 at this time, we believe, based on our experience, the prior reimbursement practices for similar vaccines, such as Prevnar (pneumococcal vaccine), and our discussions with U.S. private insurers, that U.S. insurers may provide coverage for four vaccinations of SEQ-400 at a price exceeding $300.

In comparison, recently approved antibiotics including cefiderocol, ceftazidime/avibactam, ceftolozane/tazobactam, meropenem/vaborbactam, and imipenem/relebactam cost about between $2,000 to more than $4,000 to treat a single bacterial infection. These antibiotics are used primarily for antibiotic-resistant infections.

Based on our discussions with various medical providers and insurers and our estimates of the costs of SEQ-400, we believe SEQ-400 will lower the overall costs of the treatment of UTIs. We believe that, if approved, SEQ-400 would reduce the total cost of care and could be used in outreach campaigns to those suffering recurrent UTIs.

Understanding UTIs and Our Treatment Strategy

Since E. coli causing recurrent UTIs originate from the patient’s own intestinal tract, our treatment hypothesis assumes that the infectious challenge is more frequent and of a higher burden than other viral and bacterial diseases. E. coli is routinely found via periurethral and vaginal swabs and is common in the urine. Furthermore, the Human Microbiome Project Consortium examined 4,788 specimens from 242 adults and found the relative abundances of different species of bacteria including E. coli in human intestinal tracts vary widely. In fact, a study investigated the relationship of gut microbiota and UTIs and found the relative abundance of E. coli can vary by more than 10,000-fold among individuals. Therefore, certain recurrent UTI patients may require more time after achieving peak antibody titers to reduce UTIs than others simply because their microbial burden is greater.

A published study in the New England Journal of Medicine in 2013 compared 202 clean-catch midstream urine collections (the most frequently used method of collection) to catheterized urine collections in 200 women with UTIs. The results of this study determined that E. coli and K. pneumoniae present in the midstream collections were predictive of E. coli and K. pneumoniae presence in the bladder. Therefore, confirming these bacteria are causing the symptoms of UTIs. However, gram-positive bacteria such as enterococci and group B streptococci in midstream collections were not predictive of their presence in the bladder and may arise from sample contamination by periurethral bacteria. This study concluded while E. coli was the most frequently identified pathogen causing UTIs, current sampling techniques have limitations that may erroneously identify gram-positive bacteria not present in the bladder as the primary cause of UTIs. Furthermore, this same study showed that in 26% of UTI episodes, no bacterial pathogen was identified in urine collections during UTI symptoms (<10 CFU/mL were identified in the bladder). This finding is consistent with other published clinical studies in the literature. Physicians still treat these UTIs with antibiotics because symptoms are resolved despite not identifying a bacterial cause. Based on this study, we believe SEQ-400 should be evaluated in a phase 2 trial to reduce UTI symptoms independent of urine cultures. Urine cultures are not always a reliable indicator of the cause of UTIs.

A study evaluating a human papillomavirus vaccine enrolled more than 600 subjects ages 15 to 55 years old. This study demonstrated two findings relatable to all vaccines including SEQ-400. First, peak antibody titers were achieved at month 7 after subjects received their third and final vaccination at month 6. Second, 149 women had evaluable cervicovaginal secretions at month 24 enabling a determination of antibody responses in these secretions. The antibody responses demonstrate that high serum IgG (antibody) titers correlated to high IgG titers in cervicovaginal secretions. These data support that antibodies detected in the blood will pass to mucosal surfaces in humans. A separate study evaluated antibody responses in the sera and middle ear fluids of children 6 to 30 months of age with acute otitis media. This study compared antibody responses from 137 middle ear fluid samples and 34 serum samples from 137 children. This study also demonstrated that a correlation exists between serum antibodies and antibodies observed in the middle ear fluid of children, another mucosal surface. Results from both of these studies demonstrate that antibodies from the blood pass or transude to mucosal surfaces in humans. Our pre-clinical data demonstrates that high antibodies responses in blood elicited by SEQ-400 pass to the mucosal surface of the bladder to prevent bladder colonization by bacteria.

In addition, peak antibody responses occur about month 7 when using a vaccination schedule similar to SEQ-400, human papillomavirus vaccines, or other vaccines. Therefore, efficacy of SEQ-400 is evaluated after month 7. Furthermore, human papillomavirus vaccines are preventive, whereas recurrent UTI patients are already heavily colonized by bacterial uropathogens and currently experiencing UTIs. Thus, time to efficacy of SEQ-400 may differ from recurrent UTI patient to patient depending on the magnitude of existing bacterial colonization in the intestinal tract, vaginal area, or bladder.

A 2019 published study by researchers at the University of Texas Southwestern Medical Center performed analysis of bladder biopsy samples from fourteen postmenopausal women who had experienced recurrent UTIs. Antibody producing cells called plasma B cells were detected in the biopsied bladders of the majority of patients. A separate 2014 published study by researchers at the University of Virginia examined twelve patients with recurrent UTI. They also found B cells and plasma cells in bladder biopsies from these patients. These data support that recurrent UTI patients have antibody producing cells present in their bladders. We believe these data demonstrate that after immunization against FimH by administering SEQ-400, antibody producing cells will produce anti-FimH antibodies in the bladder to reduce colonization of the bladder.

Licensure of a vaccine by the FDA for the prevention of recurrent bacterial infections has not occurred to date. Therefore, the FDA has no precedent for a statistical analysis plan for licensure related to the development plan for SEQ-400. We anticipate using data from both the phase 2 and phase 3 studies to support licensure of SEQ-400 by the FDA. Therefore, the statistical analysis plan for the phase 3 study will rely on the data obtained from the phase 2 trial. As previously described herein, we will examine the reduction of UTI symptoms with bacteria present in the urine comparing the treatment and placebo groups. Specifically, enrollment of the phase 2 trial is designed to detect a difference of UTI symptoms with E. coli present in the urine between treatment and placebo groups. The FDA also supports examining UTI symptoms with E. coli (or K. pneumoniae) present in the urine on an individual basis comparing an undefined time period from the first half of the study to an undefined time period of the second half of the study confirming percentage of responders in both the treatment and placebo groups. Even though at this stage of development we are indifferent to this request by the FDA because of the lack of history of developing products that prevent recurrent bacterial infections, the preliminary UTI data published from our phase 1 study in a small population of recurrent UTI subjects appears to support using a potential responder definition as one of the endpoints as 17 out of 18 subjects would have achieved a potential responder definition for UTI symptoms with either E. coli or K. pneumoniae present in the urine. This undefined responder concept was suggested by the FDA after the study was complete and was not in the protocol. It is plausible that the phase 3 statistical analysis plan may be different from the phase 2 statistical analysis plan.

Small molecule platform from the SEQ-1274 Scaffold for the treatment of advanced ovarian cancer

For many cancers including ovarian, lung, colorectal, and certain stages of breast cancers, treatment strategies consist of administering cytotoxic chemotherapies alone or in combination with cancer drugs that target specific proteins. Despite using these combinations, treating most cancers remains difficult and more than 600,000 people in the U.S. will die from cancer in 2022. Cancer patients need improvements of both types of cancer drugs — cytotoxic chemotherapies and targeted therapies. However, decades ago pharmaceutical companies shifted their cancer discovery and development programs to targeted drugs hoping these drugs would primarily replace cytotoxic chemotherapies. This has not occurred, but the vast majority of cancer research today is solely focused on developing targeted therapies.

This remains the case for ovarian cancer. On average women are 59 years of age when diagnosed. After diagnosis strategies include surgery and administering cytotoxic chemotherapies, which are a taxane and a platinum, with or without the targeted therapy bevacizumab. Despite surgery and chemotherapy, the median survival rate for ovarian cancer is 3.8 years after diagnosis. Approximately 60% of patients are diagnosed with distant-stage disease because there are no recommended screening tests for ovarian cancer. Women who are at high risk for ovarian cancer may be offered pelvic exams with ultrasounds and blood tests, but these efforts have not proven to reduce mortality. Because the survival rates are in the lower 25% of all cancers, new ovarian cancer treatments are desperately needed. In 2021, it is estimated that more than 20,000 new cases of ovarian cancer were diagnosed in the US.

We believe that cytotoxic anticancer candidates derived from a lead scaffold, SEQ-1274 may offer ovarian cancer patients another option and could potentially offer an alternative to taxanes. SEQ-1274, has been developed and investigated by scientists at Sequoia independently, and in collaboration with external expert labs and is a small molecule that binds to the colchicine binding site on β-tubulin monomers of microtubules. Therefore, SEQ-1274 binds to the same target as the taxanes, but at a different location resulting in a distinct mechanism of action. SEQ-1274 destabilizes microtubules by binding to β-tubulin to stop cells during division whereas the taxanes stabilize microtubules to stop cell division. Because of the complexities of microtubules, effects are dependent upon cell type. The taxanes remain the best treatments option for many cancers as microtubles are involved in cell division, and cancer cells undergo unchecked and uncontrolled cell division. Disruption of microtubules blocks or reduces uncontrolled cell division of cancer cells.

Other anticancer development candidates that bind to the colchicine binding site on β-tubulin have been evaluated in human studies, but they have failed in development primarily due to toxicity issues. Data generated to date; supports SEQ-1274 advancement into a phase 1 clinical study to evaluate higher serum concentration in humans with less adverse effects including neuropathy as compared to taxanes. Furthermore, if it is determined that SEQ-1274 has superior pharmacokinetics compared to the taxanes, weekly dosing may lead to improvements in overall survival of ovarian cancer patients.

Summary of Evidence for Developing SEQ-1274 or a close analog

•        In vitro activity against 53 cancer cell lines; average IC50 — 26 nM

•        Investigations and published in vitro data has shown SEQ-1274 is 5 to 1000 times more active than paclitaxel when tested against seven cancer cell lines conferring some resistance to paclitaxel, including two ovarian and two lung cancer cell lines; published in Huang et al. J. Med. Chem. 2018, 61(15), 6736-6747

•        Initial research studies in mice offer evidence that SEQ-1274 is less neurotoxic than docetaxel

•        Efficacy in tumor xenograft models including the ovarian cancer cell line, OVCAR8, and uterine cancer cell line, ARK1; published in Mills et al. Gynecol. Oncol. 2018, 151(2), 337-344

•        Efficacy in tumor xenograft models including the non-small cell lung cancer (NSCLC) NCI-H460 cell line; published in Huang et al. J. Med. Chem. 2018, 61(15), 6736-6747

Our hypothesis is that the increased exposure of SEQ-1274 or a close analog in humans has the potential to improve outcomes in cancer patients. Since our data thus far is preliminary; only further investigation will inform us as to the suitability of SEQ-1274 or a close analog as the lead candidate.

Average IC50s of paclitaxel and docetaxel (taxanes) against cancer cell lines of the NCI60 panel are 22 nM and 26 nM, respectively. These results were published by the National Cancer Institute in Holbeck et al. Analysis of FDA-Approved Anti-Cancer Agents in the NCI60 Panel of Human Tumor Cell Lines. Mol Cancer Ther. 2010, 9(5),1451 – 1460.

SEQ-1274 Evaluated against In Vitro Cancer Cell Lines

SEQ-1274 was evaluated in vitro against 53 tumor cell lines using standard techniques (30 cell lines were tested at our laboratories and 23 other cell lines were tested by contract laboratories). The data shown are the inhibitory concentration at 50% growth.

SEQ-1274 Evaluated against Cancer Cell Lines at Sequoia’s Laboratories

Cancer Cell Line	SEQ-1274 IC50 (nM)	Cancer Cell Line	SEQ-1274 IC50 (nM)	Cancer Cell Line	SEQ-1274 IC50 (nM)
NCI-H187	21	SK-MEL-28	12	OVCAR-3	12
NCI-H226	150	UACC-62	14	PC-3	12
NCI-H441	14	Colo-205	60	SF-268	11
NCI-H460	15	DLD-1	16	SF-295	10
NCI-H522	16	HCT-15	14	MES-SA/Dx5	12
A549	18	HCT-116	12	MOLT-4	28
A375	14	HT-29	380	K-562	16
LOX-IMVI	12	SW620	15	HL-60	13
M14	17	ACHN	12
SK-MEL-2	19	CAKI-1	15
SK-MEL-5	16	MCF-7	13

SEQ-1274 Evaluated against Cancer Cell Lines at Contract Laboratories

Cancer Cell Line	SEQ-1274 IC50 (nM)	Cancer Cell Line	SEQ-1274 IC50 (nM)	Cancer Cell Line	SEQ-1274 IC50 (nAM)
A549	18	NCI-H520	10	NCI-H1650	11
NCI-H69	9	NCI-H647	70	NCI-H1975	15
TK-10	8	NCI-H727	29	NCI-H1581	16
A2780	21	DOHH-2	33	NCI-H1437	9
Calu-6	13	MV411	20
NCI-H358	9	NCI-H1299	8

SEQ-1274 Evaluated against Cancer Cell Lines at Contract Laboratory

Cancer Cell Line	Paclitaxel IC50 (nM)	SQ1274 IC50 (nM)	SQ1274’s fold-increase in activity
NCI/ADR-RES: ovarian	>9000	9	>1000
OVCAR-4: ovarian	>600	8	>75
UO31: kidney	240	7	34
EKVX: lung	150	7	21
HCT-15: colon	190	14	14
ACHN: kidney	80	12	7
SF-295: brain	56	10	6

Initial Experiments in Mice at SEQ-1274’s Maximum Tolerated Dose offer Preliminary Evidence that SEQ-1274 Produces Less Peripheral Neuropathy than Docetaxel (Taxane)

Researchers at the Piedmont Research Center published a procedure to observe the peripheral neuropathy produced by docetaxel (taxane) in mice when administered at its determined maximum tolerated dose (MTD). Impaired gait, hind limb splay, or hind limb paralysis are signs of peripheral neuropathy observed in mice when administered anticancer agents. In B6D2F1 mice (N=3), administering docetaxel at its ½ MTD once weekly for three consecutive weeks produced hind limb splay in mice after its third weekly dose. In nu/nu, B6D2F1, and C57BL/6 mice (N=3), administering docetaxel at its MTD once weekly for three consecutive weeks produced hind limb splay in all strains of mice. Hind limb paralysis occurred in C57BL/6 after administering docetaxel at its MTD once weekly for three consecutive weeks.

Researchers at the University of Washington published a procedure discussing additional observations in mice that suggest the disruption or deterioration of nerve function from administering drugs. These observations include hind limb clasping, impaired gait, and curvature of the spine. We incorporated both procedures to broaden observations of toxicities in these mice.

We repeated the above procedure reported by Piedmont Research Center administering docetaxel to athymic nude mice (N=3). Docetaxel was administered at equivalent dosages of 20 mg/kg and 30 mg/kg once weekly for three consecutive weeks as performed at Piedmont Research Center. At both dosages docetaxel produced impaired gait, hind limb clasping, and curvature of spine, signs of peripheral neuropathy or disruption or deterioration of nerve function.

We then repeated the experiments above with SEQ-1274. First, a single MTD of SEQ-1274 in athymic nude mice was determined to be 200 mg/kg. After administering the single MTD no deaths occurred (N=5) and all mice appeared to be in general good health. Athymic nude mice (N=4) were then administered SEQ-1274 according to the Piedmont Research Center procedure at ½ MTD and at MTD once weekly for three consecutive weeks. Three weekly doses of SEQ-1274 at ½ the single MTD and at the single MTD dose of SEQ-1274 in athymic nude mice did not result in observations of impaired gait, hind limb splay, curvature of spine, or hind limb paralysis in any mice. These data examining SEQ-1274 at ½ its MTD and MTD offer preliminary evidence that SEQ-1274 may exhibit less peripheral neuropathy and toxicities than docetaxel.

SEQ-1274 and Paclitaxel Tumor Inhibition Experiments in Tumor Xenograft Models using the Ovarian Cancer Cell Line, OVCAR8, and Uterine Cancer Cell Line, ARK1, Conducted at an Independent Laboratory

Researchers at Washington University in St. Louis, Missouri evaluated SEQ-1274 and paclitaxel against two human tumor cell lines implanted in mice. They published their results in a peer reviewed scientific journal, Gynecology Oncology. Tumor xenograft models were established by injecting female NOD SCID (Jackson Laboratory) or NU/FOX (Charles River) mice age six to eight weeks subcutaneously with ARK1(10 × 106) or OVCAR8 (5 × 106) cells, respectively. The cells were resuspended in 1 mg/mL Matrigel (Corning) before subcutaneous injection.

After tumors engrafted, they were measured every 3 days. These researchers found that SEQ-1274 inhibits OVCAR-8 (ovarian cell line) and ARK1 (uterine cell line) tumors implanted in mice to a greater degree than paclitaxel. We believe these data support evaluating SEQ-1274 in a phase 1 clinical trial.

Tumor volume, tumor weight, and body weight measurements of mice injected with A) ARK1 no treatment n = 8, vehicle n = 8, paclitaxel n = 10, SQ1274 n = 10 or B) OVCAR8 cells no treatment n = 8, vehicle n = 10, paclitaxel n = 9, SQ1274 n = 9. The mean tumor volume, tumor weight, and body weight ± SD are plotted, *, P < 0.05; **, P < 0.01; *** P < 0.001. Significance was calculated by unpaired t-test.

SEQ-1274 Efficacy Experiments in Tumor Xenograft Models Conducted at Sequoia and Two Independent Laboratories

Tumor growth inhibition (TGI) of SEQ-1274 was measured in tumor xenograft models in mice in our laboratories and in independent laboratories. Tumors were initiated by subcutaneous injection of either tumor cells from cell culture or tumor fragments from continuous in vivo passage. SEQ-1274 or vehicle were administrated by intraperitoneal injection. Initial experiments were conducted to optimize the dosages and dosing schedules. Changes in tumor weight (Δ weights) for each treated (T) and control (C) group are calculated for each day tumors are measured by subtracting the median tumor weight on the first day of treatment (staging day) from the median tumor weight on the specified observation day. These values are used to calculate a percent TGI as follows: %TGI = [1 − (ΔT/C)] × 100. The optimal % TGI is the maximum value obtained after the first treatment.

Antitumor Activity of SEQ-1274 Against Human Tumor Xenografts in Mice

cell line	tissue	dose (mg/kg)	schedule	n total (deaths)	max. mean bodyweight loss % (day)	% TGI
NCI-H460	lung cancer	40	qd ×3, 2 days rest, 3 cycles	10 (1)	7 (7)	71
		60	qd ×3, 2 days rest, 3 cycles	7 (0)	12 (8)	67
NCI-H522	lung cancer	40	qd ×3, 2 days rest, 3 cycles	6 (0)	3 (7)	54
		50	qd ×3, 2 days rest, 3 cycles	6 (0)	8 (7)	69
		60	qd ×3, 2 days rest, 3 cycles	6 (0)	9 (3)	82
Calu-6	lung cancer	50	qd ×3, 2 days rest, 4 cycles	10 (0)	4 (17)	76
		60	qd ×3, 2 days rest, 4 cycles	10 (0)	2 (2)	63
NCI-H69	small cell lung cancer	60	day 1, 4 days rest; then qd ×3, 2 days rest, 2 cycles	10 (0)	6 (3)	77
		70	day 1, 4 days rest; then qd ×3, 2 days rest, 2 cycles	10 (0)	9 (3)	84
LOX-IMVI	melanoma	30	qd ×7	11 (0)	9 (6)	63
		40	qd ×5	11 (0)	10 (5)	63

The data above demonstrate that SEQ-1274 inhibits the growth of human tumors implanted in mice. We believe these data support evaluating SEQ-1274 in a phase 1 clinical trial.

SEQ-1274 Pharmacokinetics in Dogs

Preliminary research and development studies in nine dogs at two independent laboratories demonstrate that SEQ-1274 is well tolerated within a range of systemic exposures (AUC) from 274 to 1481 nmol·h/L including weekly and biweekly dosing.

SEQ-1274 administered to dogs in vehicle 1

Study	Drug	Study Design	Dose (mg/kg)	Dogs	T1/2 (hr)	AUC (nmol·h/L)	Outcome
Study 14F	SQ1274	IV dose escalation, two doses, 7 days apart	0.2 at Day 0 0.4 at Day 7	1 male	2 (0.4 mg/kg dose)	368 (0.4 mg/kg dose)	well tolerated, slight decrease in WBC
Study 14G	SQ1274	IV dose escalation, two doses, 7 days apart	0.8 at Day 0 1.2 at Day 7	1 male	1.7 (1.2 mg/kg dose)	1481 (1.2 mg/kg dose)	well tolerated, slight decrease in WBC
		IV single dose	1.6 at Day 0	1 male	ND	ND	ataxic, dose-limiting toxicity
Study 14I	SQ1274	IV dose escalation, two doses, 14 days apart	0.8 at Day 0 1.2 at Day 14	2 males	1.8 (1.2 mg/kg dose)	274 (1.2 mg/kg dose)	well tolerated, no observations
				2 females	1.2 (1.2 mg/kg dose)	529 (1.2 mg/kg dose)	well tolerated, no observations

SEQ-1274 administered to dogs in vehicle 2

Study	Drug	Study Design	Dose (mg/kg)	Dogs	T1/2 (hr)	AUC (nmol·h/L)	Outcome
Study 6474	SQ1274	IV single dose	0.4	1 female	2.1	688	well tolerated, no observations
Study 9070	SQ1274	IV dose, four doses, 7 days apart	0.4	2 females	0.6	344	well tolerated, no observations

For FDA-approved cytotoxics that disrupt microtubules, the systemic exposures at the MTD in humans is predicted in rank order by the systemic exposures at the MTD in preclinical studies (primarily dogs); i.e. paclitaxel > docetaxel > ixabepilone > eribulin > cabazitaxel > vinorelbine > everolimus > carfilzomib > vincristine. Examples of these data are shown in the table below. These data offer evidence that the primary reason that the taxanes have been the leading anticancer agents that disrupt microtubules is because they have superior systemic exposure.

Pharmacokinetic Examples of Microtubule Inhibitors in Dogs

Drug	Study Design	Dose (mg/kg)	Dogs	T1/2 (hr)	AUC (nmol·h/L)	Outcome
docetaxel(1)	IV single dose, every 3 weeks, 4 cycles	0.375 HNTD(2) 0.75 TDL(3)	males/ females	6.6	525 1050	HNTD well tolerated; TDL — myelosuppression, GI tract observations, blood in feces
Ixabepilone(4)	IV single dose	0.5	males/ females	25	950	maximum non-lethal dose
Cabazitaxel(5)	IV single dose, every 3 weeks, 13 cycles	0.5 HNSTD(6)	males/ females	3 – 4	215	well tolerated, observations in stomach, colon, GI tract, lymphoid tissue, bone marrow and epididymis

____________

(1)      Product Monograph Sanofi-Aventis Canada; Bissery et al. Anti-Cancer Drugs, 1995, 6, 339-368.

(2)      Highest nontoxic dose.

(3)      Toxic Dose Low.

(4)      Ixabepilone is neurotoxic in rats at a dosage less than dosages required for efficacy in xenograft models.

(5)      CHMP assessment report, cabazitaxel, EMA/CHMP/782336/2010.

(6)      Highest non-severely toxic dose.

Based on these studies it is possible that weekly or more frequent administration of SEQ-1274 in humans may be tolerable, which differentiates SEQ-1274 from the leading FDA-approved cytotoxics currently used to treat cancer. More comprehensive pre-clinical testing is however required to build a complete profile of the suitability of SEQ-1274 as a lead clinical candidate. An optimized analog of SEQ-1274 may substitute as a candidate if it is determined that preclinical characteristics, including dose-related toxicities and MTD are superior. We also believe that molecules from this scaffold and platform of SEQ-1274 have the potential to be used in combination with other therapies to treat patients with solid tumors. The compound class may be an alternative to taxanes in select combination therapies. Examples of a few of these potential new opportunities or combinations are as follows: platinums, 5-fluorouracil, doxorubicin, capecitabine, Avastin®, MVASI™ (Avastin® biosimilar), and ZIRABEV™ (Avastin® biosimilar).

Sequoia’s Novel Small Molecule Leads for Cystic Fibrosis

There are approximately 70,000 people with cystic fibrosis (CF) worldwide, including 31,411 in the U.S. CF patients have a genetic mutation that severely reduces their ability to clear secretions from their lungs. Over time, these secretions become dehydrated and gelatinous, creating an optimal environment for bacterial colonization. The gram-negative opportunistic pathogen Pseudomonas aeruginosa chronically infects the majority of CF patients that live past the current life expectancy of 34 years of age, based on the deaths reported in the Cystic Fibrosis Foundation registry in 2020. For CF patients the P. aeruginosa pathogenic cascade is characterized by chronic lung infections, progressive airway obstruction, and respiratory failure. Chronic pulmonary disease caused by P. aeruginosa and other pathogens is a leading cause of death for CF patients.

Current antibiotic therapy for P. aeruginosa -infected CF patients includes chronic maintenance regimens and pulmonary exacerbation treatments. Chronic and acute therapy guidelines vary. Cycling inhaled tobramycin or colistin regimens are most often prescribed and can include the addition of oral azithromycin. Practitioners prescribe oral ciprofloxacin or inhaled aztreonam under individual circumstances. Acute pulmonary exacerbation treatments require multiple intravenous (IV) antibiotics including diverse combinations of beta-lactam, aminoglycoside, polymyxin, and fluoroquinolone antibiotics. IV treatment for 10 to 28 days generally requires costly hospitalization for most or all of the treatment period; about 35% of CF patients receive IV antibiotics for pulmonary exacerbations each year. Despite laborious treatment regimens, lung function deteriorates at wide-ranging rates, shaped by pulmonary exacerbation frequency, individual responses to antibiotics, and adherence to CF-specific routines including lung clearance techniques and other CF-specific medications. Significantly increasing quality of life and lifespan for CF patients with chronic and spreading P. aeruginosa requires novel classes of treatments with robust and dynamic mechanisms of action.

Pseudomonas aeruginosa Spreading Biofilms are Resistant to Antibiotics in CF Lungs

Biofilms are complex, heterogeneous communities of bacterial cells encased in polysaccharides, proteins, and extracellular DNA named extrapolymeric substances (EPS). EPS provide frameworks for communities of bacteria to exist and enhance attachment to themselves and surfaces, and most importantly to spread and colonize. Bacteria within biofilms differentiate into stratified communities of phenotypically diverse cells that offer competitive advantages for different environmental conditions. One of these advantages is increased tolerance to antibiotics, which enables bacteria like P. aeruginosa to persist and spread in the lungs of CF patients despite antibiotic therapy. One hypothesis is that P. aeruginosa bacteria residing within these EPS modify their metabolism, which prevents their death from antibiotics. As pulmonary antibiotic concentrations are reduced, specific populations of P. aeruginosa within the EPS increase their metabolism and spread. This cycle continuously repeats, enabling the spread of P. aeruginosa biofilms within the CF patients’ lungs. Currently, we are not aware of any commercialized antibiotics or treatments with power to significantly impede spreading biofilms.

History of Sequoia’s Research to Inhibit Spreading Biofilms

Our expertise in natural products drug discovery enabled us to identify compounds isolated from plants that may be able to inhibit the spreading biofilms found in the lungs of CF patients. Plants routinely manage the spreading biofilms of numerous agricultural bacterial pathogens including Pseudomonas syringae, Xanthomonas campestris, and Pectobacterium atrosepticum. Plants have evolved to produce small molecules that enable them to co-exist with various complex bacterial communities. The development of our spreading biofilm inhibitor compound library has produced a number of preliminary lead molecules and we are in the optimization phase of development to choose a clinical candidate/lead to take forward to IND-enabling studies. We discovered two distinct chemical classes from plants and we are investigating both classes for suitability as therapeutics.

Spreading biofilms are a mode of motility that allow bacteria to colonize new territories and enable distinct subpopulations to emerge that can survive in these new environments. Based on internal research, we initiated lead optimization campaigns to determine which moieties are critical to inhibit spreading biofilms. These medicinal chemistry programs revealed structure-activity relationships and resulted in the discovery of molecules typified by examples such as SEQ-712, SEQ-896 and SEQ-1150. Subsequent synthetic work has identified additional analogues that maintained the potency of the spreading biofilm inhibitors with improved solubility and pharmacokinetics.

We believe the continued optimization of these examples and closely related backup compounds will result in a development candidate that will extend the lives of CF patients. Furthermore, we now understand that our spreading biofilm inhibitors reduce the expression of critical pathways required for biofilms to spread, attach, and colonize.

Inhibition of gram-negative spreading biofilms by SEQ-712 and known antibiotic

	MIC (µg/mL) in Spreading Biofilm Assay
Compound	PA (n = 10)	E. coli (n = 10)	B. cepacia (n = 10)	Salmonella spp. (n = 10)
SQ712	1	1	0.25	1
Tobramycin	4	16	>64	8
Ceftazidime	4	0.25	>8	0.5
Azithromycin	>16	nd	>16	>16

As shown in the table above, SEQ-712, one example our spreading biofilm inhibitors, is active against the spreading biofilms of a variety of gram-negative bacteria including P. aureginosa, E. coli, Burkholderia cepacia, and Salmonella enterica and against multiple isolates of each of these species. In addition to the clinical strains that infect humans, these compounds inhibit the spreading biofilms of gram-negative agricultural pathogens including Pseudomonas syringae, Xanthomonas campestris, and Pectobacterium atrosepticum.

Our spreading biofilm inhibitors potentiate the activity of other antibiotics including tobramycin and colistin. The figure below illustrates SEQ-712 potentiation of tobramycin and colistin in vitro. The antibiotics alone (on paper discs) are unable to stop the thick lawn of swarming bacteria from spreading to the right half of the plate. However, when the agar on the right side of the plate contains sub-minimum inhibitory concentration (MIC) of SEQ-712 plus an antibiotic, the biofilm’s spread is almost completely prevented (lower right plate). Thick mucus and lung heterogeneity in CF patients means that inhaled antibiotics cannot uniformly achieve effective concentrations, leaving pockets of bacteria that will lead to the next pulmonary exacerbation. A compound that can make an antibiotic more effective throughout the lung, at the concentrations achieved in practice, would reduce treatment frequency and limit patients’ exposure to antibiotics.

Each spreading biofilm plate contains SEQ-712 or vehicle in the right half as indicated. Bacteria are inoculated on the left half and allowed to spread to the right half. Paper circles are impregnated with antibiotic (tobramycin or colistin).

Sequoia’s Spreading Biofilm Inhibitors Modulate Virulence Pathways in P. aeruginosa

In 2020, Sequoia (Lawrence et al) published in Bioorganic and Medicinal Chemistry the effect that SEQ-712 had on the expressions of P. aeruginosa genes in spreading biofilms. The strain of P. aeruginosa used in this study was isolated from a CF patient. In the figure below, we demonstrated using quantitative PCR that SEQ-712 reduced the expression of genes in spreading P. aeruginosa biofilms compared to control biofilms. We believe these data were the first to show that previously published virulence pathways in P. aeruginosa could be inhibited by a small molecule.

In general, previously published studies without small molecules primarily make deletion mutants to demonstrate relationships between genes in bacteria. For example, researchers from Wake Forest University prepared AlgR deletion mutants in P. aeruginosa PAO1 and demonstrated the gene expression of fimU, pilV, and pilE of the operon containing fimU-pilVWXY1Y2E genes were reduced. Our data below support this published evidence because SEQ-712 reduced the expressions of AlgR, FimU and pilX in spreading biofilms as shown in the figure below. Our data were further confirmed analyzing the reduced protein expression of PilY1 and PilA in spreading biofilms exposed to SEQ-712 using Western blots as described below. We believe these data suggest that our spreading biofilm inhibitors may be promising candidates to treat persistent P. aeruginosa lung infections in CF patients.

PilY1, Master Regulator of Surface Associated Infectious Disease

Researchers at Laval University (Potvin et al) published data in Environmental Microbiology in 2003 suggesting PilY1 is essential to cause lung infections in rats. These studies involved injecting suspensions of mutant P. aeruginosa pools into rat lungs and analyzing the surviving P. aeruginosa mutants after seven days. Separately, two independent academic laboratories have shown that PilY1 is a key mechanism that enables P. aeruginosa to cause infections. First, researchers (Heninger et al) at the CF/Pulmonary Research and Treatment Center at the University of North Carolina School of Medicine published in Cellular Microbiology in 2010 that a PilY1 deletion mutant in P. aeruginosa did not make type IV pili. This research group further demonstrated that P. aeruginosa mutants lacking PilA or PilY1 were unable to attach and colonize human airway epithelium cultures. Their conclusion was that PilY1 is essential to adhere and colonize human airway tracheobronchial epithelial cells isolated from lungs. Second, researchers (Siryaporn et al) from Princeton and Dartmouth published in The Proceedings of the National Academy of Sciences (PNAS) in 2014 that PilY1 is a global virulence regulator and should be targeted by pharmaceutical programs. These data were based on PilY1 deletion mutants in P. aeruginosa. We believe by inhibiting PilY1, a master regulator, with SEQ-712’s spreading biofilm inhibitors, these treatments may reduce the deterioration of lung function caused by P. aeruginosa.

Type IV pili

Type IV pili are bacterial appendages that have been shown by multiple research groups to be required for biofilm movement and maintenance, for colonizing the viscous environment in CF lungs, and for virulence in animal models. Among these proteins is PilA, the major structural protein of type IV pili. Therefore, we believe our spreading biofilm inhibitors have the potential to directly inhibit the mechanisms that allow P. aeruginosa and other gram-negative bacteria to spread biofilms in the lungs of CF patients.

Western blot analysis of a pilin protein preparations from a clinical isolate of P. aeruginosa grown on agar plates under spreading biofilm conditions. The agar contained varying concentrations of SEQ-712 as labeled. Expression of the pilA and PilY1 proteins are dramatically reduced in the presence of SEQ-712.

Preclinical Research & Development

Our preclinical development focus is to further optimize selected analogs derived from the lead scaffolds isolated from our plant material and conduct animal studies to identify compounds that achieve clinically relevant lung concentrations following administration. We are using a mouse model in which P. aeruginosa is introduced to the lungs via alginate to mimic a chronic infection seen in patients with cystic fibrosis. After reproducible efficacy is demonstrated in the mouse model, we will designate a lead candidate to conduct initial research toxicity studies. If these studies prove to be successful, we will proceed to GLP preclinical studies.

We believe that our molecules represent first-in class compounds which inhibit multiple strains (isolates) of various species of bacteria, and this broad spectrum of activity demonstrates the potential of these compounds to improve treatment of chronic lung infection. Our initial target indication will be focused on the inhibition of spreading biofilms that negatively impact the lung function of cystic fibrosis patients. By inhibiting P. aeruginosa biofilms in the lungs of cystic fibrosis patients, we believe these treatments may reduce mucoids and prevent infections. Two independent academic laboratories have shown that PilY1 is a key mechanism that enables P. aeruginosa to cause infections. We believe by inhibiting PilY1, a master regulator, and type IV pili of P. aeruginosa, these treatments may reduce the deterioration of lung function caused by P. aeruginosa.

We believe the ability of our spreading biofilm inhibitors to reduce the expression of PilY1 and type IV pili and potentiate tobramycin and colistin makes it an excellent candidate to treat persistent P. aeruginosa lung infections in CF patients. We anticipate that our development candidate will be combined with existing treatments to make them more effective. We anticipate patients would benefit with fewer pulmonary exacerbations; this would both reduce their symptoms and decrease their exposure to antibiotics and their associated side effects. Antibiotic resistance is a major concern among CF patients, and we believe an inhibitor of PilY1 and type IV pili has potential to reduce the use of antibiotics and slow the development of antibiotic resistance.

Our Product Development Strategy

Our primary objectives are to develop and obtain regulatory approval of our current pipeline products. The key elements of our product development strategy include:

•        Conduct a phase 2 trial evaluating SEQ-400 in patients with documented histories of recurrent UTIs;

•        Conduct additional studies, including providing support for investigator-initiated studies to evaluate SEQ-400 in children, transplant recipients, paralysis patients, or those patients in life-threatening situations suffering from recurrent UTIs;

•        Prepare for the phase 3 study evaluating SEQ-400 in a double-blind, randomized, placebo-controlled global trial;

•        Further optimize the commercial manufacturing processes for the antigen and adjuvant drug product of SEQ-400;

•        Establish an IND-enabling R&D platform and a scalable research manufacturing process for analogs derived from the SEQ-1274 scaffold;

•        Conduct lead optimization of our infectious disease compounds against gram-negative bacteria; and

•        Elucidate the upstream mechanism of action of our infectious disease compounds that lead to the inhibition of PilY1 and type IV pili of Pseudomonas aeruginosa.

Upon completion of future financings, we intend to undertake the following:

•        Conduct a phase 3 study evaluating SEQ-400;

•        Commercialize SEQ-400 on our own or in partnership with one or more pharmaceutical companies;

•        Conduct IND-enabling animal toxicology studies for an optimized analog of the SEQ-1274 platform;

•        File an investigational new drug application for an optimized analog of the SEQ-1274 platform;

•        Conduct a phase 1 study evaluating SEQ-1274-derived analog in patients with ovarian and potentially other cancers;

•        Select a clinical development candidate to be evaluated in cystic fibrosis patients;

•        Conduct IND-enabling studies of our clinical development candidate to be evaluated in cystic fibrosis patients;

•        Conduct a phase 1 study evaluating our clinical candidate in cystic fibrosis patients; and

•        Expand our pipeline of investigational products.

Competition

Our industry is characterized by rapidly advancing technologies, intense competition, and strong emphasis on proprietary products. According to EvaluatePharma, October 2021, the current vaccine market is concentrated among a few global biopharmaceutical companies including BioNTech, CSL Bering, GlaxoSmithKline, Merck, Moderna, Pfizer, Sanofi, and Takeda, which together account for the majority of global vaccine sales. Other pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions are also active in the vaccine market given the continuing global need for both existing and new vaccines.

Competition with SEQ-400

We anticipate that other products including vaccines may compete with our vaccine in the near future. Recurrent UTI patients currently take antibiotics to treat UTI symptoms. These antibiotics do not prevent the recurrence of UTIs because they are excreted from the human body. Therefore, we do not anticipate new antibiotics or interventions to compete with our vaccine. However, it is possible that a new antibiotic or vaccine intervention may compete with our vaccine. Based on publicly available information, the table below lists the antibiotics and the other vaccines that we know are being developed and that may compete with SEQ-400.

Company	Product	Phase	Overview
GlaxoSmithKline	GSK3882347	Phase 1b	A small molecule FimH inhibitor to prevent E. coli from binding to the bladder wall to treat UTIs.
Locus Biosciences	LBP-EC01	Phase 1 completed	A bacteriophage, in patients with indwelling urinary catheters, and asymptomatic bacteriuria caused by E. coli.
Inmunotek	UROMONE (MV140)	Phase 3 (Outside of U.S.)	A bacterial vaccine and for sublingual immunoprophylaxis. It is administered daily for three months under the tongue.
Janssen	JNJ-78901563	Recruiting for trial	Vaccine is being developed for the prevention of sepsis in individuals 60 years of age and older but it may have the potential to be used for the prevention of UTIs.

Competition with SEQ-1274 Platform

We are aware of several companies developing anticancer agents that currently are or can be evaluated in ovarian cancer patients including Allergan, Evestra, BioNTech, Astellas, Abbvie, and Chugai.

Competition with CF Program

We anticipate that other products may compete with spreading biofilm inhibitors in the future. Phico Therapeutics, ContraFect, Microbiotix, and the Helmholtz Institute are all developing preclinical stage products that target various mechanisms utilized by P. aeruginosa in the lung of CF patients. If developed, these products would compete with our spreading biofilm inhibitors. Additionally, AbbVie anticipates developing a triple combination cystic fibrosis transmembrane conductance regulator (CFTR) modulator therapy for CF patients. Nucleic acid therapies are being developed for CF patients by Arcturus Therapeutics, ReCode Therapeutics, Krystal Biotech, Spirovant Sciences and 4D Molecular Therapeutics. Eloxx Pharmaceuticals is evaluating products in phase 2 clinical trials. Vertex Pharmaceuticals continues to research genetic therapies and gene-editing approaches for CF patients who do not make CFTR protein. Vertex is also developing CF mRNA therapeutics and anticipates submitting an Investigational New Drug Application in the near future.

Manufacturing

We rely on third-party contractors for manufacturing FimCH drug substance and drug product and the supply of the adjuvant PHAD and manufacturing the formulated adjuvant suspension into drug product. Third-party contractors supply the vials, cap, and seals for SEQ-400. Release and stability studies and storage of SEQ-400 currently occur in the U.S. In the future, storage of SEQ-400 may occur outside the U.S. Avanti Polar Lipids supplies the adjuvant PHAD drug substance and is currently the sole supplier. We believe that phase appropriate studies can be performed to identify a second source of PHAD if needed and the transition to a new source is not expected to cause any material delays.

Sales and Marketing

If any of our product candidates are approved by the FDA or other regulatory agencies, we plan to commercialize on our own or enter into commercialization agreements with one or several pharmaceutical companies to sell and distribute to physicians.

Intellectual Property

Intellectual property, including patents, trade secrets, and trademarks, is important to our business. Our commercial success depends in part on our ability to obtain and maintain proprietary intellectual property protection for SEQ-400, as well as for future vaccine candidates and novel discoveries, product development technologies, and know-how. Our commercial success also depends in part on our ability to operate without infringing, misappropriating or violating the intellectual property and proprietary rights of others and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights. Our policy is to develop and maintain protection of our proprietary position by, among other methods, licensing or filing U.S. and foreign patents and applications relating to our technology, inventions, and improvements that are important to the development and implementation of our business.

As of October 1, 2023, we own 15 issued U.S. patents and nine issued foreign patents in Australia, Canada, China, the EU, France, Germany, Italy, Spain and the United Kingdom.

Patent Family	Number of Patents	Applicable Product Candidate	Expiration Year(s)	Jurisdictions(s)
Compositions of Vaccines and Adjuvants and Methods for the treatment of UTI’s	22	SEQ-400	2034-2038	Canada, China, EU, France, Germany, Italy, Spain, United Kingdom and U.S.
Inhibitors of Bacterial Biofilms and related methods	1	SEQ-712	2031	U.S.
Phenethyldihydrobenzodioxolones and Methods of Use	1	SEQ-1274	2035	U.S.

The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. The relevant patent laws and their interpretation outside of the United States is also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our technology or vaccine candidates and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe, misappropriate or violate our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our technology, inventions and improvements. We cannot guarantee that patents will be granted with respect to any patent applications we may file in the future, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our products or the methods of use or manufacture of those products. Moreover, issued patents do not guarantee the right to practice our technology in relation to the commercialization of our products. Issued patents only allow us to block potential competitors from practicing the claimed inventions of the issued patents.

Further, patents and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing SEQ-400 and any future vaccine candidates and practicing our proprietary technology, and any issued patents may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for SEQ-400 and any future vaccine candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to SEQ-400 and any future vaccine candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular vaccine candidate can be commercialized, any patent protection for such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us, and for employees and consultants to enter into invention assignment agreements with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. Where applicable, the agreements provide that all inventions to which the individual contributed as an inventor shall be assigned to us, and as such, will become our property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information. For information regarding the risks related to intellectual property, see “Risk factors — Risks related to our intellectual property.”

Further, we have a trademark in the United States for the Sequoia Vaccines name.

License Agreement with Gabon

On October 19, 2000, Sequoia Sciences, Inc. (a predecessor to the Company), the Institut de la Pharmacopcc et de Medecine Traditionnelles of the Centre National de la Recherche Scientifique et Technologique, a research institution of the Gabonese Republic (“Gabon”), and the Missouri Botanical Garden, a Missouri Charitable trust (“MBG”), entered into the International Collecting Agreement (the “Gabon License Agreement”). Pursuant to the Gabon License Agreement, MBG on our behalf was authorized to travel to Gabon for the purpose of collecting biological material for scientific research by MBG and us.

Upon execution of the Gabon License Agreement, we paid to Gabon a fee of $10,000 and will owe $10,000 each year that we sell biological material obtained from Gabon (consisting of plants, roots, leaves, fruit, seeds and other material of plant origin) or derivatives thereof. We have not collected biological materials under the Gabon License Agreement since 2010. Further, we owe Gabon a royalty fee of 3% of net sales of biological material that was collected under the Gabon License Agreement. To date, we have not sold biological material collected under the Gabon License Agreement. Additionally, pursuant to the Gabon License Agreement we owe a royalty fee of 50% of commercial royalties we may receive from our customer for the sales of products or compounds originating from the biological material that was collected under the Gabon License Agreement. We will also owe milestone payments of $100,000 upon an IND filing, $250,000 upon initiation of a phase 3 efficacy study and $400,000 upon marketing approval, for any product derived from biological material obtained under the Gabon License Agreement. We currently use biological materials obtained under the Gabon License Agreement only in SEQ-1274 and do not expect to use these biological materials in any other product candidate.

The Gabon License Agreement has an initial term for ten years and automatically renews for five-year terms unless otherwise terminated. The agreement can be terminated by either party upon certain written notice. Notwithstanding any such termination, the royalty, milestone and other payment obligations will remain in effect.

Government Regulation and Product Approval

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of biologics such as those we are developing. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. biologics regulation

In the United States, biological products, or biologics, such as vaccines are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologics may be marketed in the United States generally involves the following:

•        completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements (GLPs);

•        submission to the FDA of an investigational new drug application (IND), which must become effective before clinical trials may begin;

•        approval by an institutional review board (IRB) or ethics committee at each clinical site before the trial is commenced;

•        performance of adequate and well-controlled human clinical trials to establish the safety, purity and potency of the proposed biologic product candidate for its intended use;

•        preparation of and submission to the FDA of a biologics license application (BLA), after completion of all pivotal clinical trials and other necessary studies;

•        satisfactory completion of an FDA Advisory Committee review, if applicable;

•        a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•        satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with Good Clinical Practice requirements (GCPs); and

•        FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

The preclinical developmental stage generally involves laboratory evaluations of chemistry, formulation and stability, as well as studies to evaluate the product candidate’s toxicity in animals, in an effort to support subsequent clinical testing. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations.

Prior to beginning the first clinical trial with a product candidate in the United States, the trial sponsor must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational biologic to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product candidate, chemistry, manufacturing, and controls information, and any available human data or literature to support the use of the product candidate. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring subject safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study, and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or on other grounds, such as failure to demonstrate efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries, including clinicaltrials.gov.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•        Phase 1 — The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•        Phase 2 — The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•        Phase 3 — The investigational product is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or sponsors may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may also be made a condition to approval of the BLA.

While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

In addition, during the development of a new biologic, sponsors are given opportunities to meet with the FDA at certain points, including prior to submission of an IND, at the end of Phase 2, and before a BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach alignment on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the product candidate.

Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA submission and review by the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product candidate for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product candidate, or from a number of alternative sources, including studies initiated by independent investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether the product candidate is safe, pure and potent for the proposed indication, and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (CRL). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may include limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy (REMS), to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once a BLA is approved, the FDA may withdraw such approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety, purity and potency after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited development and review programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, the fast-track program is intended to expedite or facilitate the process for reviewing product candidates that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a fast-track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast-track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast-track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a biologic product candidate submitted to the FDA for approval, including a product candidate with a fast-track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A BLA is eligible for priority review if the product candidate is designed to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness compared to available alternatives for such disease or condition. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation, priority review, and accelerated approval do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-approval requirements

Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements up. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters, or untitled letters;

•        clinical holds on clinical studies;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•        product seizure or detention, or refusal to permit the import or export of products;

•        consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•        mandated modification of promotional materials and labeling and the issuance of corrective information;

•        the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•        injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims that are in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict a manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and reference product exclusivity

The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act (BPCIA), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product.

Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Other U.S. regulatory requirements

In addition to FDA regulation of pharmaceutical products, pharmaceutical companies are also subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business and may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, and transparency laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. If their operations are found to be in violation of any of such laws or any other governmental regulations that apply, they may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment.

Coverage and reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of SEQ-400 or any potential future vaccine candidate for which we may seek regulatory approval. Sales in the United States will depend, in part, on the availability of sufficient coverage and adequate reimbursement from third-party payors, which include government health programs such as Medicare, Medicaid, TRICARE and the Veterans Administration, as well as managed care organizations and private health insurers. Prices at which we or our customers seek reimbursement for SEQ-400 or any potential future vaccine candidates can be subject to challenge, reduction or denial by third-party payors.

Certain ACA marketplace and other private payor plans are required to include coverage for certain preventative services, including vaccinations recommended by the ACIP without cost share obligations (i.e., co-payments, deductibles or co-insurance) for plan members. Children through 18 years of age without other health insurance coverage may be eligible to receive such vaccinations free-of-charge through the CDC’s Vaccines for Children program. For Medicare beneficiaries, vaccines may be covered under either the Part B or Part D program depending on several criteria, including the type of vaccine and the beneficiary’s coverage eligibility. If our vaccine candidates, once approved, are covered only under the Part D program, physicians may be less willing to use our products because of the claims adjudication costs and time related to the claims adjudication process and collection of co-payments associated with the Part D program.

The process for determining whether a third-party payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. In the United States, there is no uniform policy among payors for coverage or reimbursement. Decisions regarding whether to cover any of a product, the extent of coverage and the amount of reimbursement to be provided are made on a plan-by-plan basis. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that can require manufacturers to provide scientific and clinical support for the use of a product to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. Third-party payors may not consider SEQ-400, our small molecule pipeline products or any potential future vaccine candidates to be medically necessary or cost-effective compared to other available therapies. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval.

In some foreign countries, the proposed pricing for a product candidate must be approved before it may be lawfully marketed. The requirements governing product pricing vary widely from country to country. For example, in the European Union (EU) pricing and reimbursement of pharmaceutical products are regulated at a national level under the individual EU member states’ social security systems. Some foreign countries provide options to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and can control the prices and reimbursement levels of medicinal products for human use. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A country may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Even if approved for reimbursement, historically, product candidates launched in some foreign countries, such as some countries in the EU, do not follow price structures of the United States and prices generally tend to be significantly lower.

Healthcare reform

In the United States, there have been, and continues to be, legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the profitable sale of product candidates, and similar healthcare laws and regulations exist in the EU and other jurisdictions. Among policy makers and payors in the United States, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

By way of example, in March 2010, the Patient Protection and Affordable Care Act (the ACA) was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA, among other things, increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price; required collection of rebates for drugs paid by Medicaid managed care organizations; required manufacturers to participate in a coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs; implemented a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded eligibility criteria for Medicaid programs; creates a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been judicial, executive and political challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the other healthcare reform measures of the Biden administration will impact our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022 and a 1% reduction from April 1, 2022 through June 30, 2022, unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. The likelihood of success of these and other reforms initiated by the former Trump administration is unclear, particularly in light of the Biden administration.

Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine which drugs and suppliers will be included in their healthcare programs. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

Data privacy and security laws

Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Foreign regulation

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical studies and any commercial sales and distribution of our product candidates. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

Whether or not we obtain FDA approval for a product candidate, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product candidates in those countries. The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Failure to comply with applicable foreign regulatory requirements, may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Preclinical studies and clinical trials

Similar to the United States, the various phases of preclinical and clinical research in the EU are subject to significant regulatory controls.

Preclinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Preclinical studies must be conducted in compliance with the principles of good laboratory practice (GLP) as set forth in EU Directive 2004/10/EC. In particular, preclinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for preclinical studies. These GLP standards reflect the Organization for Economic Co-operation and Development requirements.

Clinical trials of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Conference on Harmonization (ICH), guidelines on good clinical practices (GCP) as well as the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If the sponsor of the clinical trial is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EU countries, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical trial.

Certain countries outside of the United States, including the EU, have a similar process that requires the submission of a clinical study application much like the IND prior to the commencement of human clinical studies. A clinical trial application (CTA) must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and the IRB, respectively. Once the CTA is approved by the national health authority and the ethics committee has granted a positive opinion in relation to the conduct of the trial in the relevant member state(s), in accordance with a country’s requirements, clinical study development may proceed.

The CTA must include, among other things, a copy of the trial protocol and an investigational medicinal product dossier containing information about the manufacture and quality of the medicinal product under investigation. Currently, CTAs must be submitted to the competent authority in each EU member state in which the trial will be conducted. Under the new Regulation on Clinical Trials, which is currently expected to become applicable by early 2022, there will be a centralized application procedure where one national authority takes the lead in reviewing the application and the other national authorities have only limited involvement. Any substantial changes to the trial protocol or other information submitted with the CTA must be notified to or approved by the relevant competent authorities and ethics committees. Medicines used in clinical trials must be manufactured in accordance with good manufacturing practice (GMP). Other national and EU-wide regulatory requirements may also apply.

Marketing authorizations

In the EU, medicinal products can only be placed on the market after obtaining a marketing authorization (MA). To obtain regulatory approval of an investigational biological product under EU regulatory systems, we must submit a marketing authorization application (MAA). The application used to file the BLA in the United States is similar to that required in the EU, with the exception of, among other things, country specific document requirements. The process for doing this depends, among other things, on the nature of the medicinal product.

The centralized procedure results in a single MA, issued by the European Commission, based on the opinion of the European Medicines Agency’s (EMA) Committee for Human Medicinal Products (CHMP) which is valid across the entire territory of the EU. The centralized procedure is compulsory for human medicines that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) designated orphan medicines and (iv) ATMPs, such as gene therapy, somatic cell therapy or tissue-engineered medicines. The centralized procedure may at the request of the applicant also be used in certain other cases.

National MAs, which are issued by the competent authorities of the EU member states and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in an EU member state, this national MA can be recognized in another member state through the mutual recognition procedure. If the product has not received a national MA in any member state at the time of application, it can be approved simultaneously in various member states through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the national competent authority of each of the member states in which the MA is sought, one of which is selected by the applicant as the Reference member state.

Under the centralized procedure, the maximum timeframe for the evaluation of a MAA by the EMA is 210 days. In exceptional cases, the CHMP might perform an accelerated review of a MAA in no more than 150 days (not including clock stops). Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the PRIME scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. PRIME is a voluntary scheme aimed at enhancing the EMA’s support for the development of medicines that target unmet medical needs. It is based on increased interaction and early dialogue with companies developing promising medicines, to optimize their product development plans and speed up their evaluation to help them reach patients earlier. Product developers that benefit from PRIME designation can expect to be eligible for accelerated assessment but this is not guaranteed. The benefits of a PRIME designation include the appointment of a CHMP rapporteur before submission of a MAA, early dialogue and scientific advice at key development milestones, and the potential to qualify products for accelerated review earlier in the application process. Innovative medicines fulfilling a medical need may also benefit from different types of fast-track approvals, such as a conditional MA or a MA under exceptional circumstances granted on the basis of less comprehensive clinical data than normally required (respectively in the likelihood that the sponsor will provide such data within an agreed timeframe or when comprehensive data cannot be obtained even after authorization).

Classical MAs have an initial duration of five years. After these five years, the authorization may be renewed for an unlimited period on the basis of a reevaluation of the risk-benefit balance.

Data and marketing exclusivity

The EU also provides opportunities for market exclusivity. For example, in the EU, upon receiving MA, new chemical entities generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents regulatory authorities in the EU from referencing the innovator’s data to assess a generic or biosimilar application. During the additional two-year period of market exclusivity, a generic/biosimilar MA can be submitted, and the innovator’s data may be referenced, but no generic/biosimilar product can be marketed until the expiration of the market exclusivity. The overall ten-year market exclusivity period may be extended to a maximum of eleven years if, during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity.

There is a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product, for example, because of differences in raw materials or manufacturing processes. For such products, the results of appropriate preclinical or clinical trials must be provided, and guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product. There are no such guidelines for complex biological products, such as gene or cell therapy medicinal products, and so it is unlikely that biosimilars of those products will currently be approved in the EU. However, guidance from the EMA states that they will be considered in the future in light of the scientific knowledge and regulatory experience gained at the time.

Foreign post-approval requirements

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the member states. The holder of a MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (PSURs).

All new MAA must include a risk management plan (RMP) describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies.

The advertising and promotion of medicinal products is also subject to laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the EU. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each member state and can differ from one country to another.

The aforementioned EU rules are generally applicable in the European Economic Area (EEA), which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland.

Failure to comply with EU and member state laws that apply to the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of the MA, manufacturing of pharmaceutical products, statutory health insurance, bribery and anti-corruption or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials, or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

Privacy and data protection laws

We are also subject to laws and regulations in non-U.S. countries covering privacy and data security the protection of health-related and other personal information. EU member states and other jurisdictions have adopted data protection laws and regulations, which impose significant compliance obligations. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure, transfer, security and other processing of personal information that identifies or may be used to identify an individual, such as names, contact information, and sensitive personal data such as health data. These laws and regulations are subject to frequent revisions and differing interpretations, and have generally become more stringent over time.

As of May 25, 2018, Regulation 2016/676, known as the General Data Protection Regulation (GDPR) replaced the Data Protection Directive with respect to the processing of personal data of individuals within the EEA. The GDPR imposes many requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention and secondary use of information, increased requirements pertaining to health data and pseudonymised (i.e., key-coded) data (including data from clinical trials) and additional obligations when we contract third-party processors in connection with the processing of the personal data. The GDPR is directly applicable in each member state and is extended to the EEA. However, the GDPR allows EEA countries to make additional laws and regulations further limiting, among other things, the processing of genetic, biometric or health data. Failure to comply with the requirements of the GDPR may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the U.S., and the efficacy and longevity of current transfer mechanisms between the EU and the U.S. remains uncertain. For example, in 2016, the EU and U.S. agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (CJEU). While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain.

Employees

As of January 25, 2024, we had five full-time and four part-time employees and we contracted with two independent consultants. All employees and contractors are subject to contractual agreements that specify requirements for confidentiality, ownership of newly developed intellectual property and restrictions on working for competitors as well as other matters.

Facilities

Our offices are in 1912 Innerbelt Business Center Drive, St. Louis, MO 63114. We believe that our facilities are adequate to meet our current needs for the foreseeable future.

Legal Proceedings

From time to time, we may be involved in claims that arise during the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we do not currently have any pending litigation to which we are a party or to which our property is subject that we believe to be material. Regardless of the outcome, litigation can be costly and time consuming, and it can divert management’s attention from important business matters and initiatives, negatively impacting our overall operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age as of the date of this prospectus, and position of the individuals who currently serve as our directors and executive officers and will serve as our directors and executive officers following the closing of this offering:

Name	Age	Position
Executive Officers
Kevin B. Bacon	58	President, Chief Executive Officer and Director
James H. Spellmeyer	65	Chief Financial Officer
Non-Employee Directors
James P. Bick, Jr.	62	Director
Joseph P. Conran	77	Director
Michael R. Holmes	63	Director
Michael J. Mertz	52	Director
Stephen M. Notestine	73	Director
William C. Rusnack	78	Director
Brian R. Salmo	41	Director

Executive Officers

Dr. Kevin B. Bacon has been a director and our President and Chief Executive Officer since April 2023. Prior to joining Sequoia, Dr. Bacon served as the Chief Executive Officer of Abcentra LLC from 2020 to 2023 and President and Chief Executive Officer of SMA Therapeutics Inc. from 2017 to 2023. Dr. Bacon was also acting Chief Executive Officer of Raft Pharmaceuticals, LLC from 2018 to 2020, Chief Scientific Officer, Head of Research and Development, and Founder of Actimis Pharmaceuticals Inc. from 2004 to 2018, and the President of Axikin Pharmaceuticals Inc. from 2008 to 2017. Dr. Bacon was the VP of Respiratory Diseases Research for Bayer Healthcare AG from 1999 to 2004. Prior to joining Bayer AG, Dr. Bacon held positions of increasing responsibility at Neurocrine Biosciences, Inc., in San Diego, was a Visiting Scientist at the DNAX Institute for Molecular Biology, and started his industry career at the Glaxo Institute for Molecular Biology (latterly Merck-Serono) in Geneva, Switzerland. Dr. Bacon received his Bachelor of Science, with Honors, in Pharmacology from King’s College at the University of London and his Ph.D. in Pharmacology from the University of London, is an author of over 100 original manuscripts, book chapters and reviews in the field of drug discovery and inflammation biology, and a co-author on numerous issued and filed patents.

We believe that Dr. Bacon is qualified to serve on our board of directors due to his significant experience in the pharmaceutical, drug/clinical development, and biotechnology industries.

James H. Spellmeyer has served as our Chief Financial Officer since March 2023. From 2013 to 2022, Mr. Spellmeyer served in various financial management roles including CFO with Christy Industrial Holdings, a privately-held producer and distributor of industrial ceramics. Prior to that he held various positions at Emerson Electric Co., Kellwood Company, and a variety of entrepreneurial companies — both independent private businesses and private-equity-owned entities. He started his career at Price Waterhouse, serving there from 1980 to 1987. Mr. Spellmeyer received his MBA from Kellogg Graduate School of Management at Northwestern University, and Honors BS, Accounting from St. Louis University.

Non-Employee Directors

James P. Bick, Jr. has been our director since 2021. He is an attorney and in 2020 became General Counsel for the Joseph C. Sansone Company which specializes in business tax solutions. Through 2019, Mr. Bick spent 29 years in private law practices, concentrating his practice in the representation of individuals and small to medium sized businesses. He has handled a wide variety of civil and corporate litigation in state and federal courts as well as corporate transactional work including contracts, employment matters, asset acquisitions and dispositions, entity formation and maintenance, succession planning, and trusts and estates. Mr. Bick is also an owner and serves as Chairman of the Board of Bick Holdings, Inc., a data center and critical facilities company with offices in four states doing business throughout the U.S.

We believe that Mr. Bick is qualified to serve on our board of directors due to his significant business experience and experience in technology.

Joseph P. Conran has been our director since 2019. Since 2017, Mr. Conran has been a litigation attorney at Husch Blackwell. Mr. Conran is the former executive board member and former co-chair of Husch Blackwell. He handles antitrust disputes, class-action litigation, consumer-fraud allegations, securities violations and other cases. Mr. Conran represented Monsanto (now Bayer) in a patent-infringement trial against DuPont over technology for herbicide-resistant soybeans, in which a jury in St. Louis, Missouri federal court returned a $1.0 billion verdict on behalf of Monsanto. He also defeated a class certification in litigation against Express Scripts, which consisted of more than 20 cases from jurisdictions across North America. He also won a summary judgment on key issues, affirming the core business functions of Express Scripts. Mr. Conran currently serves as Chair of the Board of Saint Louis University and is a member of numerous other nonprofit boards. Mr. Conran was one of the organizers of the Trial Practice Institute, an annual three-day seminar that trains young lawyers in the development of a comprehensive, well-organized approach to litigation. He also has lectured on trial advocacy at Saint Louis University School of Law and the University of Virginia School of Law. Before entering private practice, Mr. Conran was a captain in the U.S. Air Force, serving as a judge advocate. He was Chief Prosecuting Attorney for Travis Air Force Base in California, one of the busiest court-martial jurisdictions in the world.

We believe that Mr. Conran is qualified to serve on our board of directors due to his significant experience with legal matters effecting the pharmaceutical industry.

Michael R. Holmes has been our director since 2021. Since 2017, he has been the Chairman Emeritus and Founder of Rx Outreach, America’s largest non-profit pharmacy providing affordable medicine to people throughout the country. Mr. Holmes negotiated and led the spin-off of the business from Express Scripts in 2010, converting the ownership into a non-profit organization to better serve the needs of individuals and families who otherwise might not be able to afford their medication. Prior to the spin-off, he was an Executive Vice President at Express Scripts with responsibility for Strategic Planning, all domestic Emerging Markets businesses, Research and Clinical Services, Human Resources and many of the corporate staff functions. Mr. Holmes began his career in the Human Resources function working for Monsanto and Pepsi and then Automated Data Processing where he rose to the position of Chief Human Resources Officer. In 1995, Mr. Holmes joined Edward Jones as a Partner and Chief Human Resources Officer with a focus on building the company’s human capital infrastructure for growth while preserving the organizations core values. While there, the company tripled in size and became the “Best Company to Work For” in America for two consecutive years. Mr. Holmes served on both the Management and Executive Committees overseeing the firm’s direction. Mr. Holmes serves on the BJC HealthCare board of directors, the National Council for the Brown School at Washington University, the Rx Outreach board and the Enterprise Financial Services board of directors. Mr. Holmes is also the past Chairman of the board of the Sickle Cell Disease Association of America and past Chairman of the board of Mary Institute Country Day School in St Louis. Mr. Holmes Co-Chaired the Charmaine Chapman Society for the United Way. Mr. Holmes graduated from Washington University in 1979. Mr. Holmes completed the Coro Fellows program in 1980 and then a Master’s in Business from Webster University.

We believe that Mr. Holmes is qualified to serve on our board of directors due to his significant experience in the pharmaceutical industry.

Michael J. Mertz has been our director since 2021. Mr. Mertz is the SVP, Partner Solutions at First Data Corporation, a subsidiary of Fiserv, which was a $2.8 billion revenue segment of First Data. Mr. Mertz has been actively involved in the business of financial technology and payment solutions since 2003, when he founded MertzCo. Mr. Mertz sold his company, MertzCo, to CardConnect in 2017 and he became one of the largest individual shareholders of CardConnect. CardConnect was acquired by First Data for $750.0 million. Mr. Mertz is also an active commercial real estate development investor. He is also a current member of the Chicago Board of Trade where he traded the 30-year bond futures from 1993 to 2003.

We believe that Mr. Mertz is qualified to serve on our board of directors due to his significant business experience in growing businesses.

Stephen M. Notestine has been our director since 2021. Prior to his retirement in 2012, Mr. Notestine was in the commercial real estate and development business for 30 years. He was founding partner of Quadrant Properties, a development company active in Denver and Dallas. He has been a board member on numerous not-for-profit organizations and a founding board member of the Roman Catholic Foundation. He has invested in over a dozen start-up and technology businesses in recent years. He has been a strong proponent and active fundraiser for Sequoia Sciences since its inception in 1999.

We believe that Mr. Notestine is qualified to serve on our board of directors due to his significant experience in investment in biotech companies and fundraising experience.

William Rusnack has been our director since 2021. Mr. Rusnack joined Premcor Inc. in April 1998 and served as President and CEO until April 2002. Prior to Premcor, Mr. Rusnack was President of ARCO Products Company, the Refining and Marketing division of Atlantic Richfield Company from 1993 to 1997. During his 31-year career at ARCO, he was also President of ARCO Transportation and Chair of the Owners Committee on the Trans-Alaskan Pipeline Company. Mr. Rusnack is a member of the Dean’s Advisory Council of the Booth School of Business at the University of Chicago and a board member of the Los Angeles Urban League. He served as a member of the Board of Sempra Energy in San Diego, California where he was the Lead Independent Director of the Board, Chair of the Compensation Committee and member of the Nominating and Governance Committee and Executive Committee. He previously was the Non-Executive Chair of the Board of Directors of Flowserve Corporation in Irving, Texas, as well as a board member of Peabody Energy and Solutia Corporation in St. Louis, Missouri and Lyondell Petrochemical Company in Houston, Texas. He earned his BS at Indiana University of Pennsylvania in 1966, and his MBA at the University of Chicago in 1970.

We believe that Mr. Rusnack is qualified to serve on our board of directors due to his significant experience in public company directorships.

Brian R. Salmo has been our director since 2023. Mr. Salmo has been a Managing Director at Hermann Companies since 2022, where he focuses on sourcing, underwriting, and supporting the firm’s private equity and venture capital investments. Before joining Hermann Companies, Mr. Salmo was an executive at LMI Aerospace in a variety of roles, including General Counsel, VP of Human Resources, and Business Unit leader over a multi-site P&L from 2016 to 2022. Mr. Salmo also serves as a director of Solis Agroscienses. Prior to LMI, Brian was a corporate attorney at the national law firm of Polsinelli PC, focusing on M&A, venture capital, and other complex transactions. Mr. Salmo earned his bachelor’s degree from the University of Missouri — St. Louis and Juris Doctorate from Southern Illinois University.

We believe that Mr. Salmo is qualified to serve on our board of directors due to his significant experience in investments and finance.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of eight members. Our directors were elected to, and currently serve on, the board of directors pursuant to a voting agreement among us and all of our stockholders and voting rights granted by our current amended and restated certificate of incorporation. Each stockholder agrees to vote, or cause to be voted all shares owned by such Stockholder, or over which such stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the board of directors shall be at least three directors. The voting agreement will terminate upon the closing of this offering, after which there will be no further contractual obligations regarding the election of our directors.

Director Independence

The applicable NYSE American rules require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the NYSE American rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act of 1934, as amended, or the Exchange Act. The NYSE American independence definition includes a series of objective tests, such as that the director is not, and not been for at least three years, one of our employees, that neither the director nor any of his family members has engaged in various types of business dealings with us and that the director is not associated with the holders of more than 5% of our common stock. In addition, under applicable NYSE American rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that all of our directors other than Dr. Bacon, are “independent directors” as defined under applicable NYSE American rules. In making such determination, our board of directors considered the current and prior relationships that each such director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

There are no family relationships among our directors and our executive officers.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Following the completion of this offering, we intend for our audit committee to have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor legal and regulatory compliance.

Scientific Advisory Board

We are supported by our scientific advisory board who provide advice and guidance as key scientific and clinical thought leaders in UTIs. Our scientific advisory board is currently composed of the following members:

Thomas Hooton, MD is a key opinion leader of the epidemiology, pathogenesis and treatment of urinary tract infections. He has chaired and served on several committees of the Infectious Diseases Society of America to publish guidelines on the screening and treating asymptomatic bacteriuria, acute uncomplicated UTI, catheter-associated UTI and antimicrobial stewardship. Dr. Hooton is a co-author on more than 100 publications and has conducted clinical studies examining acute and recurrent UTI. Dr. Hooton recently retired as a Professor of Clinical Medicine, Associate Dean for Women’s Health, Clinical Director Division of Infectious Diseases and Vice Chair for VA Affairs Department of Medicine at the University of Miami Miller School of Medicine.

Scott J. Hultgren, PhD, Helen L. Stoever Professor of Molecular Microbiology and Director, Center for Women’s Infectious Disease Research, Washington University School of Medicine, is a key opinion leader of the mechanisms by which bacteria establish urinary tract infections and evade the body’s immune system. Dr. Hultgren was elected to the National Academy of Sciences in 2011 and to the National Academy of Medicine in 2017. He received his B.S. in Microbiology from Indiana University and his PhD in Microbiology from Northwestern University. Mr. Hultgren undertook his post-doctoral work in the laboratory of Staffan Normark at the University of Umea, Sweden. He became an Assistant Professor of Molecular Microbiology at Washington University School of Medicine in 1989, Associate Professor in 1995 and Professor in 1998. He was named the Director of the Center for Women’s Infectious Disease Research at Washington University School of Medicine in 2007. Mr. Hultgren has published over 180 peer-reviewed and 80 invited publications.

Board Committees

Our board of directors has established an audit committee, compensation committees and a nominating and governance committee, each of which operate pursuant to a committee charter. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•        overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•        reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•        coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•        discussing our risk management policies;

•        meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

•        reviewing and approving or ratifying any related-person transactions; and

•        preparing the audit committee report required by SEC rules.

The members of our audit committee are Stephen M. Notestine, William C. Rusnack and Brian R. Salmo. Mr. Rusnack serves as chair of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable listing rules of the NYSE American, and meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable NYSE American rules. Our board of directors has determined that William C. Rusnack and Brian Salmo qualify as audit committee financial experts under Item 407 of Regulation S-K.

Compensation Committee

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving, or as to our Chief Executive Officer, reviewing and recommending to the board of directors for approval, the compensation of our executive officers;

•        overseeing and administering our cash and equity incentive plans;

•        reviewing and making recommendations to our board of directors with respect to director compensation;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis” to the extent required; and

•        preparing the annual compensation committee report required by SEC rules, to the extent required.

A current copy of our compensation committee charter is available to stockholders on our website at www.sequoiavaccines.com.

The members of our compensation committee are James P. Bick, Jr., Michael R. Holmes and Stephen M. Notestine. Mr. Holmes serves as the chair of the committee. Our board of directors has determined that each committee member is independent under the applicable NYSE American rules, including the NYSE American rules specific to membership on the compensation committee, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Governance Committee

Our nominating and governance committee assists our board of directors in its oversight of our corporate governance principles. We have adopted a nominating and governance committee charter, which details the principal functions of the nominating and governance committee, including:

•        identifying nominees for election to the board, consistent with the qualifications and criteria approved by the board;

•        determining the composition of the committees of the board;

•        recommending to the board of directors the director nominees for the annual meeting of stockholders;

•        developing, overseeing and making recommendations to the board of directors regarding our corporate governance guidelines and procedures;

•        establishing and monitoring a process of assessing the board’s effectiveness; and

•        overseeing the evaluation of the board.

The members of our nominating and governance committee are Joseph P. Conran, Michael J. Mertz and Stephen M. Notestine. Mr. Notestine serves as the chair of the committee. Our board of directors has determined that each committee member is independent under the applicable NYSE American rules, including the NYSE American rules specific to oversight of director nominations.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity.

Code of Ethics and Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon our listing on the NYSE American, our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.sequoiavaccines.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE American rules concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to bankruptcy, insolvency or criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

EXECUTIVE AND DIRECTOR COMPENSATION

As an emerging growth company under the JOBS Act we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which require compensation disclosure for our principal executive officer and our most highly compensated executive officer (other than our principal executive officer) serving as an executive officer at the end of the most recently completed fiscal year. This section describes the executive compensation program in place for our named executive officers for the year ended December 31, 2023.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the non-employee members of our board of directors. In 2023, our only “named executive officers” are Kevin B. Bacon, Chief Executive Officer and Director, James H. Spellmeyer, Chief Financial Officer, Gary Eldridge, Founder, and Former Chief Executive Officer and Director, and Julie Hakim, Former Executive Vice President and Chief Financial Officer.

We did not have any other named executive officers as of December 31, 2023. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2023 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Kevin B. Bacon(3)	2023	232,500	517,943	28,126	778,569
Chief Executive Officer and Director
James H. Spellmeyer(4)	2023	85,485	69,059	—	154,544
Chief Financial Officer
Gary Eldridge(5)	2023	18,750	—	—	18,750
Former Founder, Chief Executive Officer and Director
Julie Hakim(6)	2023	6,346	—	2,647	8,993
Former Executive Vice President and Chief Financial Officer

____________

(1)      The amounts in this column represent the grant date fair value of the option awards as calculated using the Black-Scholes option pricing model. See Note 3 — Summary of Significant Accounting Policies to our financial statements included elsewhere in this prospectus for an explanation of the method used.

(2)      Represents additional payments related to healthcare benefits received.

(3)      Kevin B. Bacon was appointed as Chief Executive Officer effective April 3, 2023.

(4)      James H. Spellmeyer was appointed as Chief Financial Officer effective March 6, 2023.

(5)      Gary Eldridge was our Founder and served as our Chief Executive Officer and a Director until his death in March 2023.

(6)      Julie Hakim was our Chief Financial Officer and Director until her resignation in January 2023.

Employment Agreements

Mr. Eldridge did not have an employment agreement with the company; his employment was “at will.”

Kevin B. Bacon Offer Letter

On March 15, 2023, we entered into an offer letter with Dr. Bacon setting forth the terms of his employment as our President and Chief Executive Officer and Director. Pursuant to the offer letter, Dr. Bacon is entitled to an annual base salary of $310,000. Upon completion of the offering, Dr. Bacon’s salary will increase to $385,000 per year, subject to review by the board of directors.

The offer letter was effective beginning on April 3, 2023 (the “Start Date”), and continues until terminated (i) upon a majority vote of the board of directors, (ii) ninety days after any material changes to his duties or authority that result in him not performing the ordinary job functions of a chief executive officer or (iii) upon Dr. Bacon’s option after a change in control of the company. Upon termination and Dr. Bacon’s execution of a customary separation agreement, Dr. Bacon is entitled to continue to receive his then current monthly base salary for four months.

Pursuant to the offer letter, upon the Start Date, Dr. Bacon received a grant of stock options to purchase 233,955 shares of common stock with an exercise price of $6.41, which vest 25% on the one-year anniversary of the Start Date and the remaining 75% vest monthly over the next thirty-six months, subject to continued employment on each vesting date.

Dr. Bacon is also eligible to participate in all employee benefit plans and programs generally available to our employees, including our medical plans, and four weeks of paid time off each year.

James H. Spellmeyer Offer Letter

On March 6, 2023, we entered into an offer letter with Mr. Spellmeyer setting forth the terms of his employment as our part-time Executive Vice President and Chief Financial Officer. Pursuant to the offer letter, Mr. Spellmeyer is entitled to an annual base salary of $104,000.

The offer letter continues until terminated by Mr. Spellmeyer or us, in each party’s sole discretion.

Pursuant to the offer letter, Mr. Spellmeyer received a grant of stock options to purchase 31,194 shares of common stock with an exercise price of $6.41, which vest 3,899 shares per month over eight months beginning on the one-month anniversary of his start date, subject to continued employment on each vesting date.

Julie Hakim Offer Letter

On April 4, 2022, we entered into an offer letter with Ms. Hakim setting forth the terms of her employment as our Executive Vice President and Chief Financial Officer. Pursuant to the offer letter, Ms. Hakim was entitled to an annual base salary of $275,000.

The offer letter commenced on June 1, 2022 (the “Commencement Date”), and terminated upon Ms. Hakim’s resignation in January 2023.

Pursuant to the offer letter, upon the Commencement Date, Ms. Hakim received a grant of stock options to purchase 125,556 shares of common stock with an exercise price of $6.41. Unvested options were forfeited as of Ms. Hakim’s resignation date and options that had vested were forfeited three-months after Ms. Hakim’s resignation.

Bonuses

Our named executive officers did not participate in an annual cash bonus program or receive bonuses for 2023.

Equity Compensation

2021 Incentive Stock Plan

On April 30, 2021, the stockholders of the Company approved the Sequoia Vaccines, Inc. Incentive Stock Plan (the “2021 Plan”). The 2021 Plan provides for grants of stock options, stock awards and other equity-based awards. Our directors, officers and consultants are eligible to receive grants under the 2021 Plan. We expect that, prior to the date of this prospectus, our board of directors will adopt and our stockholders will approve our 2023 Equity Incentive Plan (the “2023 Plan”), as described below. The 2023 Plan will become effective, and no stock awards may be granted under the 2023 Plan until immediately after the execution of the underwriting agreement related to this offering. Once the 2023 Plan is effective, no further grants will be made under the 2021 Plan.

The purpose of the 2021 Plan is to encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and thereby aligning the economic interests of the participants with those of the stockholders.

Administration.    The 2021 Plan is administered by the board of directors or a committee appointed by the board of directors. The board of directors has the sole authority to (i) determine the individuals to whom grants shall be made under the 2021 Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the 2021 Plan.

Available shares.    The aggregate number of shares of our common stock that may be issued pursuant to awards under the 2021 Plan is 701,864 shares. If grants of stock options or stock awards under the 2021 Plan are canceled or forfeited, the shares subject to such grants will again be available under the 2021 Plan. The aggregate fair market value of the common stock covered by an award to a participant shall not exceed $100,000 or such other maximum applicable to Incentive Stock Options as may be in effect from time to time under the Internal Revenue Code.

If there is any change in the number or kind of shares of our stock outstanding by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure, or otherwise, the maximum number of shares of our stock available for grants under the 2021 Plan, the maximum number of shares of our stock that any individual participating in this Plan may be granted in any year, the number of shares covered by outstanding grants, the kind of shares issued under this Plan, and the price per share of such grants shall be appropriately adjusted by the board of directors; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the board of directors shall be final, binding and conclusive.

Eligibility for participation.    Members of the board of directors, our employees, and consultants and our advisors, are eligible to receive awards under the 2021 Plan.

Award agreements.    Awards granted under the 2021 Plan are evidenced by award agreements, which need not be identical, and that provide additional terms, conditions, restrictions or limitations covering the grant of the award.

Stock options.    The board of directors may grant nonqualified stock options to any individuals eligible to participate in the 2021 Plan and incentive stock options to purchase shares of our common stock only to eligible employees. The committee will determine: (i) the number of shares of our common stock subject to each option; (ii) the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% or greater stockholder; (iii) the exercise price; (iv) the vesting schedule, if any and (v) the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% or greater stockholder, 110.0% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at the time of grant and the exercisability of such options may be accelerated by the committee.

Stock awards.    The board of directors may issue shares of our stock to an employee, non-employee director or advisor under a stock award, upon such terms as the board of directors deems appropriate. Shares of our stock issued pursuant to stock awards may be issued for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the board of directors. The board of directors may establish conditions under which restrictions on stock awards shall lapse over a period of time or according to such other criteria as the board of directors deems appropriate.

Amendment and termination.    Notwithstanding any other provision of the 2021 Plan, the board of directors may at any time amend any or all of the provisions of the 2021 Plan. The term of the 2021 Plan is 10 years, unless earlier terminated by the board of directors or extended by the board of directors with the approval of the stockholders.

2023 Equity Incentive Plan

To be effective upon the closing of this offering, our stockholders have approved the Sequoia Vaccines, Inc. 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan provides for grants of stock options and stock awards. Our directors, officers and consultants are eligible for grants under the 2023 Plan.

The purpose of the 2023 Plan is to encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and thereby aligning the economic interests of the participants with those of the stockholders.

Administration.    The 2023 Plan is administered by the board of directors or a committee appointed by the board. The board has the sole authority to (i) determine the individuals to whom grants shall be made under the 2023 Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the 2023 Plan.

Available shares.    The aggregate number of shares of our common stock that may be issued pursuant to awards under the 2023 Plan is 1,416,000 shares. If grants of stock options or stock awards under the 2023 Plan or our prior equity incentive plan are canceled or forfeited, the shares subject to such grants will again be available under the 2023 Plan. If there is any change in the number or kind of shares of our stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding stock as a class without the receipt of consideration, or if the value of outstanding shares of our stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our stock available for grants under the 2023 Plan, the maximum number of shares of our stock that any individual participating in this Plan may be granted in any year, the number of shares covered by outstanding grants, the kind of shares issued under this Plan, and the price per share of such grants shall be appropriately adjusted by the board to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of our stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Board shall be final, binding and conclusive.

Eligibility for participation.    Members of our board of directors, as well as employees of, and consultants and advisors to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2023 Plan.

Award agreements.    Awards granted under the 2023 Plan are evidenced by award agreements, which need not be identical, and that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a Change in Control (as defined in the 2023 Plan) or conditions regarding the participant’s employment, as determined by the committee.

Stock options.    The committee may grant nonqualified stock options to any individuals eligible to participate in the 2023 Plan and incentive stock options to purchase shares of our common stock only to eligible employees. The committee will determine: (i) the number of shares of our common stock subject to each option; (ii) the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% or greater stockholder; (iii) the exercise price; (iv) the vesting schedule, if any and (v) the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% or greater stockholder, 110.0% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at the time of grant and the exercisability of such options may be accelerated by the committee.

Stock awards.    The board may issue shares of our common stock to an employee, non-employee director or advisor under a stock award, upon such terms as the Board deems appropriate. Shares of our stock issued pursuant to stock awards may be issued for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the board. The board may establish conditions under which restrictions on stock awards shall lapse over a period of time or according to such other criteria as the board deems appropriate.

Change in Control.    Upon a change of control where we are not the surviving corporation (or survives only as a subsidiary of another corporation), unless the board determines otherwise, all outstanding options that are not exercised shall be assumed by, or replaced with comparable options by the surviving corporation (or a parent or subsidiary of the surviving corporation), and outstanding stock awards shall be converted to stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation). In the event of a Change of Control, the board may take any of the following actions with respect to any or all outstanding grants: the Board may (i) determine that outstanding options shall accelerate and become exercisable, in whole or in part, upon the change of control or upon such other event as the board determines, (ii) determine that the restrictions and conditions on outstanding stock awards shall lapse, in whole or in part, upon the change of control or upon such other event as the board determines, (iii) require that grantees surrender their outstanding options in exchange for a payment by us, in cash or stock as determined by the board, in an amount equal to the amount by which the then fair market value of the shares of our stock subject to the grantee’s unexercised options exceeds the exercise price of the options or (iv) after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options at such time as the board deems appropriate. Such surrender or termination shall take place as of the date of the change of control or such other date as the board may specify. The board shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Options and Stock Awards shall continue in effect according to their terms (subject to any assumption pursuant to as described in the first sentence of this paragraph).

As used in the 2023 Plan, a “Change of Control” shall mean:

•        any merger or consolidation in which our voting securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the board following such transaction is such that our directors prior to the transaction constitute less than 50% of the board membership following the transaction;

•        any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of our voting securities possessing more than 50% of the total combined voting power of our outstanding securities; provided, however, that, no Change of Control shall be deemed to occur by reason of the acquisition of shares of our capital stock by an investor in us in a capital-raising transaction;

•        any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of our directors or otherwise directly or indirectly control our management, affairs and business;

•        any sale, transfer or other disposition of all or substantially all of our assets; or

•        a complete liquidation or dissolution of us.

The term “transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntarily and whether or not for value, and including without limitation any merger or amalgamation and any agreement to effect any of the foregoing.

Stockholder rights.    Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and termination.    Notwithstanding any other provision of the 2023 Plan, our board of directors may at any time amend any or all of the provisions of the 2023 Plan.

Transferability.    Awards granted under the 2023 Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Retirement, Health and Welfare Plans

Employees are eligible to participate in a 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards at December 31, 2023 for our named executive officers:

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date
Kevin B. Bacon	—	233,955	6.41	April 3, 2033
James H. Spellmeyer	31,194	—	6.41	March 6, 2033
Gary Eldridge	65,383(1)	—	6.41	March 17, 2024(2)

____________

(1)      Represents 65,382 non-qualified stock options, all of which are fully vested.

(2)      The option awards expire on the 12-month anniversary of Mr. Eldridge’s death.

Director Compensation

Prior to 2023, none of our directors received compensation for their service on our board of directors.

Effective September 2023, the independent directors of our board of directors approved a compensation plan for all non-employee directors. Each director receives $80,000 of stock options annually after each annual stockholders’ meeting that will vest in equal annual installments over four years. Also, the chairman of the board of directors is entitled to an additional $35,000 of stock options annually, the chair of the audit committee is entitled to an additional $15,000 of stock options annually, the chair of the compensation committee is entitled to an additional $10,000 of stock options annually, the chair of the nominating and governance committee is entitled to an additional $8,000 of stock options annually.

The following table sets forth information concerning each director’s compensation (other than our Chief Executive Officer who was also a member of the Board) for the fiscal year ended December 31, 2023:

Name and Principal Position	Year	Option Awards ($)(1)	Total Compensation ($)(1)
James P. Bick, Jr.	2023	27,821	27,821
Joseph P. Conran	2023	27,821	27,821
Michael R. Holmes	2023	31,299	31,299
Michael J. Mertz	2023	27,821	27,821
Stephen M. Notestine	2023	42,775	42,775
William C. Rusnack	2023	33,038	33,038
Brian R. Salmo	2023	27,821	27,821

____________

(1)      Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in 2023 determined in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

Limitations of Liability and Indemnification

Our certificate of incorporation, which will become effective upon the closing of this offering, limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law, or the DGCL, and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•        for any breach of the director’s duty of loyalty to us or our stockholders;

•        for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•        for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our certificate of incorporation, which will become effective upon the closing of this offering, provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we intend to enter into indemnification agreements with our directors and executive officers prior to the completion of this offering. These indemnification agreements may require us, among other things, to indemnify each such executive officer or director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our executive officers or directors.

Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as of December 31, 2022 and 2021, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Private Placement Transactions

Since January 1, 2021, we have entered into subscription agreements with certain of our directors pursuant to which we have sold shares of our Series A-1 preferred stock at a price of $1.00 per share. Holders of Series A-1 preferred stock are entitled to receive dividends, at the applicable dividend rate of 6%, compounded monthly, and the share of Series A-1 preferred stock shares shall automatically convert on a one-for-6.4115 basis into shares of common stock upon the closing of this offering.

The amounts purchased by each director are set forth below.

Name	Date	Number of Shares		Aggregate Price
Dr. Kevin B. Bacon	August 2023	50,000		$50,000
Michael R. Holmes	January 2022	500,000		$500,000
	November 2022	50,000		$50,000
	August 2023	50,000		$50,000
Michael J. Mertz	August 2023	100,000	(1)	$100,000
Stephen Notestine	September 2022	50,000		$50,000
	July 2023	50,000		$50,000
William Rusnack	October 2022	100,000		$100,000
	August 2023	100,000	(2)	$100,000

____________

(1)      Subscribed to but not yet paid.

(2)      Purchased by Mr. Rusnack’s family trust.

Policies and Procedures for Related Person Transactions

Our board of directors intends to adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets as of December 31, 2022 and 2021 and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of the date of this prospectus by:

•        each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•        each of our named executive officers;

•        each of our directors; and

•        all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.

Percentage ownership of our common stock before this offering is based on (i) 2,470,672 shares of common stock outstanding as of the date of this prospectus, (ii) the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, (iii) the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering and (iv) our issuance of 280,706 shares of common stock upon the automatic conversion of our outstanding convertible notes plus accrued interest through January 31, 2024.

Percentage ownership of our common stock after this offering is based on (i) 2,470,672 shares of common stock outstanding as of the date of this prospectus, (ii) the automatic conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,250,627 shares of common stock upon the closing of this offering, (iii) the automatic conversion of all outstanding shares of our Series A-1 preferred stock into an aggregate of 997,995 shares of common stock upon the closing of this offering, (iv) our issuance of 280,706 shares of common stock upon the automatic conversion of our outstanding convertible notes plus accrued interest through January 31, 2024, and (v) our issuance of 2,775,000 shares of our common stock in this offering.

In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to the exercise of options, warrants or other rights held by such person that are currently exercisable or exercisable within 60 days of the date of this prospectus, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is 1912 Innerbelt Business Center Drive, St. Louis, MO 63114. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering		Percentage of Shares Beneficially Owned
			Prior to Offering	After Offering
Gary Eldridge	228,660	(1)	3.8%	2.6%
Kevin B. Bacon	60,999	(2)	1.0%	*
James P. Bick, Jr.	53,332	(3)	*	*
Joseph P. Conran	69,370	(4)	1.2%	*
Julie Hakim	—		—	—
Michael R. Holmes	95,053	(5)	1.6%	1.1%
Michael J. Mertz	156,351	(6)	2.6%	1.8%
Stephen M. Notestine	100,665	(7)	1.7%	1.1%
William C. Rusnack	146,098	(8)	2.4%	1.6%
James H. Spellmeyer	38,598	(9)	*	*
Brian R. Salmo	1,308	(10)	*	*
Directors and Officers as a group (9 individuals)	721,774		11.8%	8.1%

____________

*        Represents beneficial ownership of less than 1%

(1)      Represents (i) 65,383 shares subject to options exercisable within 60 days of the date of this prospectus, and (ii) (a) 116,409 shares of common stock and (b) 46,867 shares of Series A preferred stock that shall automatically convert into 46,868 shares of common stock upon the closing of this offering, held by the Orion Revocable Trust.

(2)      Represents (i) 53,201 shares of common stock subject to options exercisable within 60 days of the date of this prospectus, and (ii) 7,798 shares of Series A-1 preferred stock that shall automatically convert into 7,798 shares of common stock upon the closing of this offering, held by a family trust, Dr. Bacon has sole voting and investment power over the shares held by the family trust.

(3)      Includes (i)(a) 32,272 shares of common stock and (b) 83,806 shares of Series A preferred stock that shall automatically convert into 13,071 shares of common stock upon the closing of this offering, all of which shares are held by NovemBick Company LLC (“NovemBick”); Mr. Bick and his siblings are members of NovemBick, each of whom has shared voting and investment power over the shares held by NovemBick, and (ii)(a) 1,308 shares subject to options exercisable within 60 days of the date of this prospectus, (b) 1,983 shares of common stock and (c) 4,698 shares of Series A preferred stock that shall automatically convert into 4,698 shares of common stock upon the closing of this offering, which shares are held directly by Mr. Bick.

(4)      Includes (a) 1,308 shares subject to options exercisable within 60 days of the date of this prospectus, (b) 48,525 shares of common stock and (c) 19,639 shares of Series A preferred stock that shall automatically convert into 19,537 shares of common stock upon the closing of this offering.

(5)      Represents (a) 1,471 shares subject to options exercisable within 60 days of the date of this prospectus and (b) 93,582 shares of Series A-1 preferred stock that shall automatically convert into 93,582 shares of common stock upon the closing of this offering.

(6)      Includes (i) 1,308 shares subject to options exercisable within 60 days of the date of this prospectus, (ii) 55,539 shares of common stock, (iii) 22,361 shares of Series A preferred stock that shall automatically convert into 22,361 shares of common stock upon the closing of this offering, and (iv) 15,597 shares of Series A-1 preferred stock that shall automatically convert into 15,597 shares of common stock upon the closing of this offering, held directly by Mr. Mertz and 32,760 shares of common stock and 28,786 shares of Series A preferred stock that shall automatically convert into 28,786 shares of common stock upon the closing of this offering held by Commander Estate Holdings. Commander Estate Holdings is a trust, and Mr. Mertz has sole voting and investment power over the shares held by the trust.

(7)      Includes (i) 2,011 shares subject to options exercisable within 60 days of the date of this prospectus, (ii) 19,520 shares of common stock, 15,658 shares of Series A preferred stock that shall automatically convert into 15,658 shares of common stock upon the closing of this offering, and (iii) 15,597 shares of Series A-1 preferred stock that shall automatically convert into 15,597 shares of common stock upon the closing of this offering held jointly by Mr. Notestine and his spouse, as well as (i) 34,136 shares of common stock and (2) 13,743 shares of Series A preferred stock that shall automatically convert into 13,743 shares of common stock upon the closing of this offering held in a family trust.

(8)      Includes (i) 1,552 shares subject to options exercisable within 60 days of the date of this prospectus, (ii) 69,695 shares of common stock, 59,254 shares of Series A preferred stock that shall automatically convert into 59,254 shares of common stock upon the closing of this offering, and 15,597 shares of Series A-1 preferred stock that shall automatically convert into 15,597 shares of common stock upon the closing of this offering held by Mr. Rusnack’s family trust. Mr. Rusnack has sole voting and investment power over the shares held by the family trust.

(9)      Includes (i) 31,194 shares of common stock subject to options exercisable by Mr. Spellmeyer until March 2033, (ii) 539 shares of common stock and 217 shares of Series A preferred stock that shall automatically convert into 217 shares of common stock upon the closing of this offering held by Mr. Spellmeyer personally, and (iii) 3,850 shares of common stock and 2,798 shares of Series A preferred stock that shall automatically convert into 2,798 shares of common stock upon the closing of this offering held by Willow Bend/Cedar Crest, L.P. (“Willow Bend”). Mr. Spellmeyer and his siblings are partners of Willow Bend. Mr. Spellmeyer has voting and investment power over the shares held by Willow Bend.

(10)    Represents 1,308 shares of common stock subject to options exercisable by Mr. Salmo. Pursuant to the policies of Hermann Capital Management, Inc. (“Hermann Capital”), where Mr. Salmo is Managing Director, Mr. Salmo holds the options granted to him by the Company as a nominee on behalf, and for the sole benefit, of Hermann Capital. Mr. Salmo disclaims beneficial ownership of any such options and any common stock issued in respect thereof, and of any other securities held by Herman Capital.

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of our capital stock and certain provisions of our certificate of incorporation and bylaws, each of which will be in effect upon the closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Following the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of January 25, 2024, there were outstanding 2,470,672 shares of common stock, 14,429,906 shares of Series A preferred stock and 6,398,647 shares of Series A-1 preferred stock, collectively held by 322 stockholders of record. Upon the closing of this offering, all outstanding shares of Series A preferred stock shall convert into 2,250,627 shares of common stock and all outstanding shares of Series A-1 preferred stock shall convert into 997,995 shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive on a pro rata basis our net assets available for distribution to stockholders after the payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

Upon the closing of this offering, certain holders of shares of our common stock, including those shares of our common stock that will be issued upon conversion of our preferred stock upon the closing of this offering, will be entitled to certain rights with respect to registration of such shares under the Securities Act pursuant to the terms of an amended and restated investors’ rights agreement by and among us and certain of our stockholders. These shares are collectively referred to herein as registrable securities.

The investors’ rights agreement provides the holders of registrable securities with demand, piggyback and S-3 registration rights as described more fully below. As of the closing of this offering, holders of an aggregate of 3,248,622 registrable securities will be entitled to these demand, piggyback and S-3 registration rights. Under the terms of the investor’s rights agreement, holders of registrable securities will have equivalent registration rights with respect to any additional shares of our common stock acquired by these holders.

Demand Registration Rights

At any time beginning 180 days following the effective date of the registration statement of which this prospectus forms a part, the holders of at least 420% of the registrable securities then outstanding have the right to make up to two demands that we file a registration statement under the Securities Act, subject to specified conditions and exceptions.

Piggyback Registration Rights

If we register any securities for public sale, the holders of our registrable securities then outstanding will each be entitled to notice of the registration and will have the right to include their shares in the registration statement, subject to specified exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in such registration statement, but not below 20% of the total amount of securities included in such registration.

Registration on Form S-3

If we are eligible to file a registration statement on Form S-3, the holders of at least 20% of our registrable securities then outstanding have the right to demand that we file registration statements on Form S-3, provided that the aggregate amount of securities to be sold under the registration statement is at least $1.0 million, net of underwriting discounts and commissions and specified expenses. We are not obligated to effect a demand for registration on Form S-3 by holders of our registrable securities more than one time during any 12-month period. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Expenses of Registration

We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

The demand, piggyback and Form S-3 registration rights described above will terminate on the earliest to occur of (1) the closing of a deemed liquidation event, as defined in our certificate of incorporation, (2) the five-year anniversary of the closing of this offering and (3) with respect to each stockholder, at such time as Rule 144 under the Securities Act or another similar exemption is available for the sale of all of such holder’s shares without limitation during a three-month period without registration.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our certificate of incorporation and our bylaws that will be in effect upon the consummation of this offering could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Meetings

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

The Court of Chancery of the State of Delaware is the exclusive forum in which we and our directors may be sued by our stockholders, to the fullest extent permitted by law, for:

•        any derivative action or proceeding brought on our behalf;

•        any action asserting a breach of fiduciary duty;

•        any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our bylaws; or

•        any action asserting a claim against us that is governed by the internal affairs doctrine.

Our bylaws will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find either choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Advance Notice Requirements

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

National Securities Exchange Listing

We have applied to list our common stock on the NYSE American under the symbol “SQVI.”

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of 8,775,000 shares of common stock, assuming the issuance of 2,775,000 shares of common stock offered by us in this offering and no exercise of options after January 1, 2024. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement. Additionally, the Representatives’ Warrants may not be sold, transferred, assigned, pledged, or hypothecated for a 180-day period following the effective date of the registration statement, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

The remaining 6,000,000 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that all of these shares will be subject to the 12-month and 180-day lock-up periods under the lock-up agreements described below. Upon expiration of the lock-up periods, we estimate that approximately            shares will be available for sale in the public market, subject in some cases to applicable limitations under Rule 144.

Lock-Up Agreements

In connection with this offering, our officers and directors and the holders of our outstanding capital stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date            twelve months after the date of this prospectus, in the case of our directors and officers and their affiliates, and            six months after the date of this prospectus, in the case of our company and our other stockholders, except with the prior written consent of ThinkEquity.

Following the lock-up periods set forth in the agreements described above, and assuming that ThinkEquity does not release any parties from these agreements and that there is no extension of the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately 87,775 shares immediately after this offering; or

•        the average weekly trading volume in our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and the NYSE American concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the nine months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from an issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular individual holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•        certain former citizens or long-term residents of the United States;

•        partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (and investors therein);

•        “controlled foreign corporations;”

•        “passive foreign investment companies;”

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•        tax-exempt organizations and governmental organizations;

•        tax-qualified retirement plans;

•        accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

•        persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        persons that own or have owned, actually or constructively, more than 5% of our common stock;

•        persons who have elected to mark securities to market; and

•        persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we distribute cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any amount distributed in excess of our current and accumulated earnings and profits and such holder’s tax basis in our common stock will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “Gain On Disposition of Our Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•        our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our worldwide real property interests. We believe that we are not currently and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding common stock, directly or indirectly, during the applicable testing period, such non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our common stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our common stock paid to such holder, the amount of any tax withheld with respect to those dividends and such holder’s name and address. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code, which are commonly referred to as FATCA, impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. While FATCA withholding would have also applied to payments of gross proceeds from sales or other dispositions of our common stock, under proposed U.S. Treasury Regulations no withholding would apply to payments of gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed regulations pending finalization.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number Shares of Common Stock
ThinkEquity LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 416,250 additional shares of our common stock (equal to 15% of the total number of shares of common stock sold in this offering) at a public offering price of $9.00 per share, solely to cover over-allotments, if any. The underwriters may exercise this option for days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts and Commissions; Expenses

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $__ per share of common stock. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discount (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering. The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option. We have paid an expense deposit of $50,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees and expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter, including the reasonable fees and expenses of the underwriter’s blue sky counsel; (d) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, (f) the fees and expenses of the representatives’ legal counsel incurred in connection with this offering in an amount up to $125,000; (g) $10,000 for data services; (h) up to $10,000 of the representative’s actual accountable road show expenses for this offering; and (i) up to $30,000 of the representative’s market making and trading, and clearing firm expenses for this offering.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $911,000.

Representative Warrants

Upon completion of this offering, we have agreed to issue to the representative the Representative’s Warrants to purchase 138,750 shares of common stock (159,563 if the underwriter exercises its over-allotment option in full) (5% of the aggregate number of shares of common stock sold in this offering i). The representative’s warrants will be exercisable at a per share exercise price of $11.25, which is equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the representative’s warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain holders of 5% or more of the outstanding shares of common stock, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our common stock), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of (i) twelve months after the date of this prospectus in the case of directors and officers and their affiliates and (ii) six months after the date of this prospectus in the case of our Company and any other holder of outstanding shares.

Right of First Refusal

Until 24 months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretions, to act as sole investment banker, sole book-runner, and/or sole placement agent participation at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, on terms customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Determination of Offering Price

The public offering price for our common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock and warrants will develop and continue after this offering.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Trading;

We have applied for listing of our common stock on the NYSE American under the symbol “SQVI.” No assurance can be given that our application will be approved or that a trading market will develop. The listing of our common stock on the NYSE American is a condition to this offering.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•        to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(c)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(d)    where no consideration is or will be given for the transfer;

(e)     where the transfer is by operation of law;

(f)     as specified in Section 276(7) of the SFA; or

(g)    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of our common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered should conduct their own due diligence on the shares of our common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Duane Morris LLP. Certain legal matters will be passed upon for the underwriters by Blank Rome LLP.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from April 30, 2021 through December 31, 2021 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to our company and its common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filing, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

Under completion of this offering, we will subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available www.sec.gov. We also maintain a website at www.sequoiavaccines.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Sequoia Vaccines, Inc.

St. Louis, Missouri

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sequoia Vaccines Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2022 and for the period from April 30, 2021 through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from April 30, 2021 through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 — Going Concern and Liquidity to the financial statements, the Company has experienced recurring net losses and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2021.

St. Louis, Missouri
August 24, 2023, except for the effects of the Reverse Stock Split described in Notes 3 and 16, as to which the date is January 26, 2024.

SEQUOIA VACCINES, INC.
BALANCE SHEETS
December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$306,547	$2,224,169
Prepaid expenses	254,089	132,181
Total Current Assets	560,636	2,356,350

Restricted cash	118,697	118,222
Employee retention credit receivable	83,063	83,063
Right of use asset	101,003	153,082
Property and equipment, net	31,336	37,209
TOTAL ASSETS	$894,735	$2,747,926

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Accounts payable	$321,677	$149,342
Accrued liabilities	69,612	78,117
Current portion of operating lease liability	65,847	65,052
Current portion of bank debt	24,745	18,559
Total Current Liabilities	481,881	311,070
Operating lease liability, long-term	35,156	88,030
Bank debt, long-term	55,676	80,421
Accrued interest	381,468	286,228
Convertible debentures	955,000	955,000
TOTAL LIABILITIES	$1,909,181	$1,720,749

COMMITMENTS AND CONTINGENCIES (See Footnotes 8 and 15)

CONVERTIBLE PREFERRED STOCK
Series A preferred stock, $0.0001 par value per share, 30,000,000 shares authorized as of December 31, 2022 and 2021; 14,429,906 issued and outstanding as of December 31, 2022 and 2021; liquidation preference of $16,701,314 and $15,762,794 at December 31, 2022 and 2021, respectively	14,839,740	14,839,740
Series A-1 preferred stock, $0.0001 par value per share, 6,000,000 shares authorized as of December 31, 2022 and 2021; 3,832,500 and 2,412,500 issued and outstanding as of December 31, 2022 and 2021, respectively; liquidation preference of $3,943,672 and $1,644,706 at December 31, 2022 and 2021, respectively	3,832,500	2,412,500
Subscription receivable	(100,000)	(775,000)
TOTAL CONVERTIBLE PREFERRED STOCK	18,572,240	16,477,240

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value per share, 70,000,000 shares authorized as of December 31, 2022 and 2021; 2,470,672 issued and outstanding as of December 31, 2022 and 2021	247	247
Additional paid-in capital	33,911,123	33,861,615
Stock subscriptions	(48,000)	(48,000)
Accumulated deficit	(53,450,056)	(49,263,925)
TOTAL STOCKHOLDERS’ DEFICIT	(19,586,686)	(15,450,063)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$894,735	$2,747,926

The accompanying notes are an integral part of these financial statements.

SEQUOIA VACCINES, INC.
STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2022 and for the period from April 30, 2021 through December 31, 2021

	Year ended December 31, 2022	Period from April 30, 2021 through December 31, 2021
OPERATING EXPENSES
General and administrative	$1,809,254	$616,142

In-Process research and development	—	4,498,580

Research and development	2,277,103	1,267,071
Total Operating Expenses	4,086,357	6,381,793
OPERATING LOSS	(4,086,357)	(6,381,793)
OTHER EXPENSE
Interest expense	(100,378)	(66,358)
Other income	604	409
Total Other (Expense)	(99,774)	(65,949)

NET LOSS BEFORE INCOME TAXES	(4,186,131)	(6,447,742)

Provision for income taxes	—	—

NET LOSS	$(4,186,131)	$(6,447,742)

Preferred stock dividends	(1,142,485)	(627,644)
Net Loss attributable to Common Stockholders	$(5,328,616)	$(7,075,386)

Net loss per share attributable to common stockholders, basic and diluted	$(2.16)	$(2.86)

Weighted-average shares of common stock outstanding, basic and diluted	2,470,672	2,470,672

The accompanying notes are an integral part of these financial statements.

SEQUOIA VACCINES, INC.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
For the Year Ended December 31, 2022 and for the period from April 30, 2021 through December 31, 2021

	Convertible Preferred Stock				Subscription Receivable	Total	Stockholders’ Equity (Deficit)
	Series A		Series A-1				Common Stock			Subscription Receivable	Accumulated Deficit	Total
	#	$’s	#	$’s			#	Par Value	APIC
Balance at April 30, 2021	14,393,850	$14,803,684	—	$—	$—	$14,803,684	1,573,133	$157	$30,467,859	$(48,000)	$(42,816,183)	$(12,396,167)
Shares issued in business combination	36,056	36,056	—	—	—	36,056	897,539	90	2,934,742	—	—	2,934,832
Fair market value adjustment on convertible debt	—	—	—	—	—	—	—	—	417,688	—	—	417,688
Share-based compensation of employees and advisory directors grants	—	—	—	—	—	—	—	—	41,326	—	—	41,326
Preferred stock sales	—	—	2,412,500	2,412,500	(775,000)	1,637,500	—	—	—		—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(6,447,742)	(6,447,742)
Balance at December 31, 2021	14,429,906	14,839,740	2,412,500	2,412,500	(775,000)	16,477,240	2,470,672	247	33,861,615	(48,000)	(49,263,925)	(15,450,063)

Share-based compensation of employees and advisory directors grants	—	—	—	—	—	—	—	—	49,508	—	—	49,508
Preferred stock sales	—	—	1,420,000	1,420,000	675,000	2,095,000	—	—	—	—	—	—
Net loss	—	—		—	—	—	—	—	—	—	(4,186,131)	(4,186,131)
Balance at December 31, 2022	14,429,906	$14,839,740	3,832,500	$3,832,500	$(100,000)	$18,572,240	2,470,672	247	33,911,123	(48,000)	(53,450,056)	(19,586,686)

The accompanying notes are an integral part of these financial statements.

SEQUOIA VACCINES, INC.
STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2022 and for the period from April 30, 2021 through December 31, 2021

	Year ended December 31, 2022	Period from April 30, 2021 through December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(4,186,131)	$(6,447,742)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,574	13,553
In-Process research and development	—	4,498,580
Share-based compensation expense	49,508	41,326
Decrease (increase) in assets:
Employee retention credit receivable	—	(31,500)
Prepaid expenses	(121,908)	33,403
Increase (decrease) in liabilities:
Accounts payable	172,335	142,304
Accrued interest	95,240	63,927
Accrued liabilities	(8,505)	(19,451)
NET CASH USED IN OPERATING ACTIVITIES	(3,985,887)	(1,705,600)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Sequoia Sciences, Inc.	—	32,600
Purchases of property and equipment	(7,700)	(8,670)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(7,700)	23,930

Proceeds from issuance of preferred stock	2,095,000	1,637,500
Payments on bank debt	(18,560)	(12,500)
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,076,440	1,625,000

NET DECREASE IN CASH AND RESTRICTED CASH	(1,917,147)	(56,670)
CASH AND RESTRICTED CASH, Beginning of Year/Period	2,342,391	2,399,061
CASH AND RESTRICTED CASH, End of Year/Period	$425,244	$2,342,391

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$3,932	$2,325
Cash paid for operating leases	97,777	52,596
Preferred shares subscribed	100,000	775,000
Fair value of incremental shares issued in combination transaction	—	2,970,889

The accompanying notes are an integral part of these financial statements.

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

1.      ORGANIZATION AND BUSINESS OPERATIONS

Sequoia Vaccines, Inc. (the “Company” or “SVI”) is a Delaware corporation headquartered in St. Louis, Missouri.

SVI was established in August 2012 by Sequoia Sciences, Inc. (“SSI”), Sequoia Sciences UTI, LLC (“SSUTI”) and a third-party investor. SVI, SSI and SSUTI’s mission and purpose was to develop a urinary tract infection (“UTI”) vaccine.

On April 30, 2021 (the “Closing”), the Company undertook a Plan of Merger and Combination (“Combination Transaction”) to combine the businesses, assets and liabilities of SSI and SSUTI with and into SVI. For certain periods prior to the Combination Transaction, SVI was a consolidated subsidiary of SSUTI. The Company is the surviving entity of the Combination Transaction, after which SSI and SSUTI ceased to exist as separate entities. The Combination Transaction involved the following steps:

•        SSI merged with and into SVI as the surviving corporation. As a result, the separate existence of SSI terminated and all assets and liabilities of SSI became the assets and liabilities of SVI (the “SSI Merger”).

•        SSUTI contributed to SVI all of SSUTI’s assets and liabilities, other than the SVI stock that SSUTI held and SSUTI was dissolved. All SVI common stock and SVI Series A Preferred stock that SSUTI held was distributed to the SSUTI members and those members became direct stockholders of SVI (the “SSUTI Merger”).

See Footnote 4 — Combination Transaction for further discussion.

Nature of Business

SVI is a clinical stage pharmaceutical company developing a vaccine designed to prevent recurrent UTI’s and small molecules treating cancers and bacterial infections. SVI’s lead clinical candidate is a vaccine under investigation for the prevention of recurrent UTIs. SVI’s preclinical candidates are for the treatments of ovarian and other cancers and the lung infections of cystic fibrosis patients.

2.      GOING CONCERN AND LIQUIDITY

The Company has experienced recurring net losses and negative cash flows from operations since inception. As of December 31, 2022, the Company had cash of $306,547 and an accumulated deficit of $53,450,056. The Company’s activities since inception have consisted principally of acquiring product and technology rights, raising capital and performing research and development. The Company expects to continue to incur operating losses and negative cash flows from operations for the foreseeable future.

To fully execute its business plan, the Company will need to complete certain research and development activities and clinical trials. Further, the Company’s product candidates will require regulatory approval prior to commercialization. These activities will span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company. From inception, the Company has been funded by a combination of equity and debt financings. The Company plans to meet its capital requirements primarily through the issuance of debt and equity securities and, in the longer term, revenue from sales of its product candidates, if approved. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all.

The Company expects that its cash and subsequent proceeds from sales of its preferred stock will not be sufficient to fund the Company’s operations for twelve months from the issuance of these financial statements. These factors raise substantial doubt about the Company’s ability to continue as a going concern within twelve months following the issuance of these financial statements.

The financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include adjustments that might result from the outcome of this uncertainty, including any adjustments to reflect the possible future effects of recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

As discussed in Footnote 1, on April 30, 2021, the Company consummated the Combination Transaction, which included the SSI Merger and the SSUTI Merger. While SVI is the surviving legal entity of the Combination Transaction, the Company’s predecessor for periods prior to the Combination is SSUTI, which includes the accounts and operations of SVI during the period in which SSUTI consolidated SVI. The Company’s financial statement presentation includes the periods and activities following the Combination Transaction. These financial statements reflect the fair value of assets acquired and liabilities assumed as a result of the SSI Merger and the incremental shares of SVI exchanged in the Combination Transaction. See Footnote 4 — Combination Transaction for supplemental financial information for the period from January 1, 2021 to April 29, 2021 regarding SSUTI (the “Predecessor” and SSI (the “Acquiree”).

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ materially from those estimates.

Significant areas requiring management’s estimates and assumptions include determining the fair value of certain assets acquired and liabilities assumed and the fair value of share-based compensation. See Footnote 4 — Combination Transaction, for a discussion of the estimated fair value of assets and liabilities recorded in connection with the Company’s Combination Transaction.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with maturities of three months or less from the date of purchase to be cash equivalents. As of December 31, 2022, and 2021, the Company had no cash equivalents.

Restricted Cash

The Company’s restricted cash is a certificate of deposit in a depository bank account. The certificate of deposit is collateral for the Company’s bank loan. The certificate of deposit matures every six months and will be renewed until the maturity date of the bank loan.

	As of December 31, 2022	As of December 31, 2021
Cash	$306,547	$2,224,169
Restricted cash	118,697	118,222
Total cash and restricted cash	$425,244	$2,342,391

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Employee Retention Credit Receivable

In March 2020, the Employee Retention Credit (“ERC”) was introduced as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act to incentivize employers to retain employees during the pandemic by offering a refundable tax credit against employment taxes. Employee Retention Credit Receivable comprise the balance due under the CARES Act for the ERC. The Company filed a claim in June of 2023 for the ERC related to years 2020 and 2021. The credit has been included in the financial statements as a $31,500 reduction of payroll expense ($23,076 in General and administrative and $8,424 in Research and development) in the period from April 30, 2021 through December 31, 2021. The ERC did not impact the results of operations for the year ended December 31, 2022.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents. Cash and cash equivalents in a financial institution at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institution, that the credit risk with regard to these deposits is not significant.

Supplier Concentrations

One of the Company’s suppliers accounted for approximately 31% of total operating expenses for the year ended December 31, 2022. The Company did not have any significant supplier concentrations for the period from April 30, 2021 through December 31, 2021.

Property and Equipment

Property and equipment are recorded at cost net of depreciation, which is accumulated using the straight-line method over the estimated useful lives of the related assets. Useful lives range from five to seven years for furniture and three years for office equipment. Leasehold improvements are amortized over the shorter of the estimated useful life of the related asset or the lease term.

Impairment of long-lived assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets is determined by first grouping the long-lived assets at the lowest level for which there are identifiable cash flows, and then comparing the carrying value of each asset group to its forecasted undiscounted cash flows. If the evaluation of the forecasted cash flows indicates that the carrying value of the assets is not recoverable, an impairment test of the asset group is performed. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value.

Leases

The Company has one operating lease for its main office facility in St. Louis, Missouri and no financing leases. The Company accounts for this lease under ASC 842, Leases. The Company evaluates its contracts to determine if an arrangement is a lease at inception and classifies each lease as an operating or financing lease. Leased assets and a corresponding liability are recognized based on the present value of the fixed lease payments over the lease term. The discount rate is based on the rate implicit in the lease when readily determinable, or the Company’s incremental borrowing rate of ten percent. The lease terms may include options to extend when the Company is reasonably certain it will extend the contract beyond the current terms.

Topic ASC 842 requires the Company to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. Right-of-use assets are recorded in non-current assets on the Company’s balance sheet. Current and non-current

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

lease liabilities are recorded within current liabilities and non-current liabilities, respectively, on the balance sheet. Costs associated with operating leases, are recognized on a straight-line basis within operating expenses over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, variable lease components such as common area maintenance, real estate taxes and insurance are excluded. The Company does not record right-of-use assets or lease liabilities for short-term leases having initial terms of 12 months or less. See Footnote 12 — Lease Commitments, for additional disclosures regarding the Company’s operating lease under ASC 842.

Fair Value of Financial Instruments

“Fair value” is defined as the price that would be received for sale of an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The tiers include:

•        “Level 1,” defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        “Level 2,” defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        “Level 3,” defined as unobservable inputs in which little or no market data exits, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant input or significant value driver are unobservable.

The fair value of the Company’s financial instruments including cash and restricted cash, accounts payable, and accrued expenses approximate the carrying amounts represented in the balance sheet, primarily due to their short-term nature. The Company’s bank loan has a fair value of approximately $75,000 and $93,000 at December 31, 2022 and 2021, respectively, using market rates of interest for similar instruments which is a Level 2 fair value measurement. See Footnote 7 — Convertible Debt for additional information regarding the fair value of convertible debt which is considered a level 3 measurement.

Convertible Preferred Stock

The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company has classified the Series A and Series A-1 convertible preferred stock as mezzanine equity. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets (a “Deemed Liquidation Event”), the convertible preferred stock will become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur.

Share-Based Compensation

The Company incurs share-based compensation, which awards are measured at fair value upon the grant date and recognized over the requisite service period. Share-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company estimates the fair value of stock options grants using the Black-Scholes option pricing model. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties as well as the application of management’s judgement. The Company records forfeitures as they occur.

Expected Term — The expected term of options represents the period that the Company’s share-based awards are expected to be outstanding based on the simplified method, which is equal to the average of the contractual term of the option and its vesting period.

Expected Volatility — The Company computes share price volatility over expected terms based on comparable companies’ historical common stock trading prices.

Risk-Free Rate — The Company bases the risk-free interest rate on U.S. Treasuries’ implied yield with an equivalent remaining term.

Expected Dividend — The Company has never declared or paid any dividends on its Common Stock and does not plan to pay dividends in the foreseeable future, therefore the Company, uses an expected dividend yield of zero in valuation models.

The following are the assumptions used to measure the fair value of stock grants during 2022 and the period from April 30, 2021 through December 31, 2021:

	December 31, 2022	December 31, 2021
Common Stock Price(1)	$3.65	$3.27
Exercise Price of Option	$6.41	$6.41
Expected Term (years)	7.0	7.0
Expected stock price volatility	95%	105%
Risk-free rate of interest	2.47%	0.32%

____________

(1)      The option price includes a discount for lack of marketability of 30% and 32%, respectively for the options granted in 2022 and 2021.

Net Loss Per Share

The Company calculates earnings per share in accordance with ASC 260, Earnings Per Share. The Company follows the two-class method of computing loss per share (“EPS”), as the Company has issued shares that meet the definition of participating securities. The two-class method determines loss per share for each class of common and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic EPS of common stockholders is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of Common Stock outstanding during the period. Diluted EPS attributable to common stockholders is computed by giving effect to all potentially dilutive common stock equivalents during the period.

Since the Company has net losses for all periods presented, basic and diluted net loss per share is the same. Securities that could potentially dilute earnings per share in the future were not included in the computation of diluted loss per share at December 31, 2022 and 2021, because their inclusion would be anti-dilutive.

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Securities, as adjusted for the reverse stock split discussed in the Reverse Stock Split paragraph of Note 3, and assuming all Series A Preferred, Series A-1 Preferred and convertible notes plus accrued interest convert into common shares, which could potentially dilute loss per share in the future that were not included in the computation of diluted loss per share are as follows:

	December 31, 2022	December 31, 2021
Preferred stock:
Series A	2,250,627	2,250,627
Series A-1	597,754	376,277
Convertible debt:
Common Shares	172,621	160,320
Preferred Shares	87,939	81,673
Options to purchase common stock	282,276	84,974
Total	3,391,217	2,953,871

Research and Development

The Company’s research and development expenses include personnel related costs, external research costs, consultants, allocated rent and suppliers. Research and development costs are charged to operations as incurred.

General and administrative

General and administrative expenses primarily consist of costs for corporate functions, including personnel related costs, allocated rent, legal fees, professional fees for accounting services and other general and administrative costs.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes, using the asset and liability method. Deferred income taxes are recognized for the expected future tax consequences of events that have been included in the Company’s financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts, and the tax bases of existing assets and liabilities for the loss and credit carryforwards using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized.

Asset Acquisitions

The Company evaluates acquisitions of another entity or group of assets to determine if the assets acquired and liabilities assumed constitute a business. When the acquired asset(s) do not constitute a business, the transaction is accounted for as an asset acquisition under ASC 805, Business Combinations. Assets are recognized based on the purchase price, which generally includes the transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the asset’s carrying value on the Company’s financial statements. The cost of a group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair value and does not give rise to goodwill.

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. The Company’s Chief Operating Decision Maker (“CODM”) views the Company’s operations and manages the business as one operating segment.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception for contracts in any entity’s own equity and it also simplifies the diluted earnings per share calculation in many areas. The guidance is effective beginning after December 31, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted this standard effective January 1, 2021 and the adoption did not have a material impact on the Company’s financial statements or disclosure.

Reverse Stock Split

On January 25, 2024, the board of directors and stockholders of the Company approved a reverse stock split of the Company’s outstanding common stock at a ratio of one share for every 6.4115 shares previously held. The par value and authorized shares of the common stock were not adjusted as a result of the reverse stock split. All common stock share and per-share data and conversion or exercise price data for applicable common stock equivalents included in these financial statements have been retroactively adjusted to reflect the reverse stock split.

4.      COMBINATION TRANSACTION

As discussed in Footnote 1 — Organization and Business Operations, on April 30, 2021, the Company consummated the Combination Transaction, which included the SSI Merger and the SSUTI Merger.

SSI Merger

At Closing, the Company acquired 100% of the voting stock of SSI for 36,056 shares of the Company’s Series A Preferred Stock (with a fair value of $1.00 per share at Closing) and 897,539 shares of the Company’s Common Stock (with a fair value of $3.27 per share at Closing). The SSI Merger was accounted for as an asset acquisition by SVI.

SSUTI Merger

At Closing, SSUTI contributed to SVI all of SSUTI’s assets and liabilities other than the SVI stock that SSUTI held. All SVI common stock and SVI Series A Preferred Stock that SSUTI held was distributed to the SSUTI members and those members became direct stockholders of SVI.

The SSUTI Merger reflects a transaction between entities under common control and was accounted for as a downstream merger, with the transferred assets and liabilities recorded at their historical cost basis.

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

4.      COMBINATION TRANSACTION (cont.)

The following is a summary of the total consideration paid and assets acquired and liabilities assumed on April 30, 2021 for the SSI Merger:

Newly Issued Preferred Stock	$36,056
Newly Issued Common Stock	2,934,832
Transaction Costs	63,324
Consideration for Asset Acquisition	$3,034,212

Cash	$95,923
Prepaid Expenses	135,584
Fixed Assets	33,049
Other Asset	6,469
Notes Receivable	48,000
Total Assets	$319,025

Interest Accrual	$222,301
Vacation Accrual	57,462
Taxes	19,463
Bank Loan	111,479
Convertible Debt(a)	1,372,688
Total Liabilities	$1,783,393
In-Process Research and Development (“IPR&D”) Expense	4,498,580
Total allocated consideration	$3,034,212

____________

(a)      The Company recorded an adjustment of $417,688 in connection with the Combination Transaction to measure convertible debt at fair value. Fair value was calculated via a bond plus call option model with the following key inputs: volatility rates of 128% on SVI Common Stock and 92% on SVI Preferred Stock, a 9% yield rate and 3-year time to exit. This fair value adjustment represents a substantial premium and has been recorded as a component of additional paid-in capital on the Balance Sheet.

The cost of the asset acquisition was primarily concentrated in IPR&D. The acquired IPR&D was determined to have no alternative future use, which resulted in a charge to the statement of operations of $4,498,580.

Supplemental Financial Information

As discussed in Footnote 3 — Summary of Significant Accounting Policies — Basis of Presentation, while SVI is the surviving legal entity of the Combination Transaction, the Company’s predecessor for period prior to the Combination Transaction is SSUTI, which includes the accounts and operations of SVI during the period in which SSUTI consolidated SVI.

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

4.      COMBINATION TRANSACTION (cont.)

The following is the statement of operations for SSUTI, SVI and SSI for the period excluded from these financial statements, January 1, 2021 through April 29, 2021:

	Predecessor SSUTI(1)	Acquiree SSI
Research & development	637,342	$19,488
General & administrative	348,521	—
In-Process research and development	19,885,411	—
Operating loss	(20,871,274)	(19,488)
Interest expense	(8,758)	(41,675)
Other income	12	4,361
Total other expense	(8,746)	(37,314)
Net loss before income taxes	(20,880,020)	(56,802)
Provision for income taxes	—	—
Net loss	(20,880,020)	(56,802)

____________

(1)      The Predecessor results include SVI on a combined basis for the period from January 1, 2021 through March 7, 2021 and a consolidated basis from March 8, 2021 through April 29, 2021. SSUTI gained control of SVI on March 8, 2021 which resulted in a charge of $19,885,411 for IPR&D expense.

5.      PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of December 31, 2022 and 2021, respectively:

	December 31, 2022	December 31, 2021
Lab equipment and fixtures	$77,092	$74,042
Office furniture and equipment	15,797	11,146
Leasehold improvements	19,673	19,673
	112,562	104,861
Less accumulated depreciation	81,226	67,652
	$31,336	$37,209

Depreciation expense was $13,574 for the year ended December 31, 2022 and $13,553 for the period from April 30, 2021 through December 31, 2021.

6.      BANK LOAN

In June 2016, the Company secured a Small Business Administration (“SBA”) loan from a local bank with proceeds of $450,000. The loan is secured by a certificate of deposit which is included in restricted cash on the balance sheet. The amounts outstanding under this loan were $80,421 and $98,980 as of December 31, 2022 and 2021, respectively. Interest expense from the SBA loan accrues at 5.0% per annum and was $2,965 for the year ended December 31, 2022 and $2,430 for the period from April 30, 2021 through December 31, 2021. Interest payments are due monthly and principal payments are due quarterly. The loan matures on March 12, 2026.

Scheduled future minimum payments on the bank loan are as follows:

Year Ending December 31, 2023	$24,745
Year Ending December 31, 2024	24,745
Year Ending December 31, 2025	24,745
Year Ending December 31, 2026	6,186
$80,421

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

7.      CONVERTIBLE DEBENTURES

In connection with the Combination Transaction, the Company assumed all remaining outstanding principal and accumulated interest for certain obligations (the “Acquired Notes”). As part of the Combination Transaction, the Acquired Notes were amended whereby the outstanding principal and accumulated interest of the Acquired Notes are convertible, at the option of the noteholder, into 0.27 shares of Series A Preferred Stock at $0.80 per unit and 3.40 shares of common stock at $5.13 per unit.

All amounts payable under the convertible notes are subordinated in right of payment to the SBA Loan. The notes will mature when the SBA loan matures on March 12, 2026, unless earlier converted, redeemed or repurchased, and bear interest at an annual rate of 10.0%. Interest expense from the convertible debentures was $95,240 for the year ended December 31, 2022 and $63,927 for the period from April 30, 2021 through December 31, 2021. Accrued interest was $381,468 at December 31, 2022 and $286,228 at December 31, 2021.

As of December 31, 2022 and 2021, the fair market value of the convertible debt was $1,281,659 and $1,396,709, respectively. The fair market value of the convertible debt was calculated using the bond plus call option methodology and is considered a Level 3 fair value measurement.

As of December 31, 2022, an additional 451,058 of preferred shares and 138,097 of common shares may be issued upon conversion of this debt.

8.      CONTINGENT LIABILITY

When the Company determines that a loss is both probable and reasonably estimable, a liability is recorded and disclosed if the amount is material to the financial statements taken as a whole. When a material loss contingency is only reasonably possible, the Company does not record a liability, but instead discloses the nature and the amount of the claim, and an estimate of the loss or range of loss, if such as estimate can reasonably be made.

The Company has entered into a sales transaction payment agreement with certain of its employees and former employees which provides that 10% of the net proceeds from the sale of the Company or any of its product lines or assets of up to a maximum net proceeds of $6,800,000 will be distributed to such individuals. A sales transaction is limited to a transaction where the holders of the Company’s stock receive cash or other assets upon a liquidating event. Net proceeds are defined as the proceeds from a sales transaction offset by its expenses including investment banking, legal, accounting and other costs and claims pertaining to disputes which may arise involving such a transaction. This obligation remains an obligation of the Company in the event the Company is sold or merges with another company pursuant to such a transaction. The Company is not able to reasonably estimate the amount or range of amounts of the Company’s potential required payment, if any, under this agreement, but the maximum amount that the Company may be required to pay under the contract is $680,000, which could be material.

9.      RELATED PARTY TRANSACTIONS

Stock subscriptions consist of amounts due from stockholders and employees related to the sale of Common Stock and Preferred Stock by the Company of $148,000 as of December 31, 2022 (for the purchase of 115,657 units of Preferred Stock and 7,524 units of Common Stock) and $823,000 as of December 31, 2021 (for the purchase of 790,657 units of Preferred Stock and 7,524 units of Common Stock).

10.    CONVERTIBLE PREFERRED STOCK, COMMON STOCK AND STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

As of December 31, 2022, convertible preferred stock consisted of the following:

	Shares Authorized	Shares Issued and Outstanding(1)	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A	30,000,000	14,429,906	$1.00	$1.03	$1.16
Series A-1	6,000,000	3,732,500	$1.00	$1.00	$1.06

____________

(1)      Shares issued and outstanding exclude Subscriptions Receivable.

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

10.    CONVERTIBLE PREFERRED STOCK, COMMON STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

As of December 31, 2021, convertible preferred stock consisted of the following:

	Shares Authorized	Shares Issued and Outstanding(1)	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A	30,000,000	14,429,906	$1.00	$1.03	$1.09
Series A-1	6,000,000	1,637,500	$1.00	$1.00	$1.00

____________

(1)      Shares issued and outstanding exclude Subscriptions Receivable.

The Series A-1 Preferred shares were issued after the Combination Transaction to fund the operations of the Company. The proceeds from the issuances were $2,095,000 and $1,637,500 during the year ended December 31, 2022 and the period from April 30, 2021 through December 31, 2021, respectively.

Series A and Series A-1 Convertible Preferred Stock Rights and Obligations are as follows:

Redemption

The convertible preferred stock is not unconditionally redeemable at the option of the holder thereof. However, the convertible preferred stock is contingently redeemable upon certain liquidation events. As redemption by the holders is not solely within the control of the Company, all of the outstanding convertible preferred stock is classified as mezzanine equity in the balance sheets.

Dividends

The holders of the Series A and Series A-1 convertible preferred stock are entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the applicable dividend rate of 6%, compounded monthly, payable when, as and if declared by the Company’s Board of Directors. Cumulative dividends in arrears were: $2,271,407 ($0.16 per share) for Series A and $211,172 for Series A-1 ($0.06 per share) totaling $2,482,579 at December 31, 2022.

Liquidation

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, holders of shares of Series A and Series A-1 Convertible Preferred stock would be entitled to receive an amount equal to the original issuance price of $1.00 per share (subject to adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series A and Series A-1 convertible preferred stock), plus any declared but unpaid dividends thereon. The preference amount as of December 31, 2022 was: $16,701,314 for Series A and $3,943,672 for Series A-1.

Any remaining assets and funds of the Company legally available for distribution will be distributed ratably among all equity holders, treating all securities as if they had been converted to common stock.

Conversion Rights

Shares of Series A and Series A-1 convertible preferred stock are convertible, at any time at the option of the holder, into such number of fully paid and non-assessable shares of common stock as determined by dividing the original issuance price of the convertible preferred stock by the conversion price then in effect. The conversion price per share of the convertible preferred stock is $6.41 for Series A and $6.41 for Series A-1, as adjusted for the reverse stock split discussed in Note 3. The Series A-1 shares are entitled to a full-ratchet anti-dilution adjustment. Should the Company offer Series A-1 shares, common stock or any other class of shares convertible into common stock in the future at a price less than $6.41, the conversion price of the currently outstanding shares would receive the lower price upon conversion into common stock.

Each share of Series A and Series A-1 convertible preferred stock will be automatically converted into common stock at the conversion ratio then in effect upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

10.    CONVERTIBLE PREFERRED STOCK, COMMON STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

Securities Act of 1933, as amended, resulting in at least $25,000,000 in gross proceeds, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of convertible preferred stock.

Voting Rights

Holders of the Series A and Series A-1 Convertible Preferred Stock are entitled to have one vote for each share of common stock into which the Series A and Series A-1 Convertible preferred stock are convertible. The holders of Series A and Series A-1 Convertible Preferred stock are entitled to elect one director to the Board of Directors. The holders of Common stock and the holders of Series A and Series A-1 Convertible Preferred stock, voting together as a single class on an as-converted basis, are entitled to jointly elect the balance of the total number of directors to the Board of Directors.

The Company has 4,000,000 shares of undesignated, authorized preferred shares for which no shares were issued and outstanding as of December 31, 2022 and 2021.

Common Stock

The Company is authorized to issue an aggregate of 70,000,000 shares of $0.0001 par value common stock. The Company has issued and outstanding 2,470,672 shares of Common Stock as of each December 31, 2022 and 2021.

11.    STOCK OPTION PLAN

Upon closing of the Combination Transaction, the Company established the Incentive Stock Plan (the “Incentive Stock Plan”). A total of 701,864 shares of SVI Common Stock are authorized for issuance under the plan, which allows for the grants of stock options or stock bonuses pursuant to the Incentive Stock Plan. Grants pursuant to the Incentive Stock Plan may be made to employees, officers, directors, consultants, and advisors of the Company. Stock options may only be granted under the Incentive Stock Plan, provided that the exercise price for any stock option must be at least equal to the fair market value of a share of stock at the time the option is granted. The options time vest over a four-year period and the maximum term shall be ten years from the date of the grant.

Additionally, upon closing of the Combination Transaction, options granted to and previously held by employees to buy SSI common and SSUTI Membership Interests were exchanged into options to purchase SVI Common Stock, with an exercise price of $6.41 per share. All the options exchanged were fully vested and remain fully vested. The new options have a term of ten years from the date of the Combination Transaction and require exercise within three months if an option holder is no longer employed in SVI operations or twelve months if an option holder becomes disabled or dies. The Company recognized $35,052 of compensation expense related to these exchanged options during the period from April 30, 2021 through December 31, 2021.

A summary of the common stock options is presented below:

	Weighted Average
	# of Shares	Exercise Price	Remaining Contractual Life (in years)
Outstanding as of April 30, 2021:	84,974	$6.41	10.0
Granted	46,791	$6.41	10.0
Outstanding as of December 31, 2021	131,765	$6.41	9.4
Granted	150,511	$6.41	10.0
Outstanding as of December 31, 2022	282,276	$6.41	8.9
Options vested and exercisable	123,800	$6.41	8.6

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

11.    STOCK OPTION PLAN (cont.)

The weighted average grant date fair value of awards granted during the year ended December 31, 2022 and for the period April 30, 2021 through December 31, 2021 was $1.47 and $1.41, respectively.

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the deemed fair value of the Company’s common stock. As of December 31, 2022 and 2021, the fair value of the Company’s stock does not exceed the exercise price and therefore, there is no intrinsic value.

The Company anticipates that 158,476 of the outstanding options as of December 31, 2022 will vest over the next 3.4 years.

The following table sets forth share-based compensation expense for the year ended December 31, 2022 and the period from April 30, 2021 through December 31, 2021:

	December 31, 2022	April 30, 2021 through December 31, 2021
Research and development	$14,517	$11,051
General and administrative	34,991	30,275
Total share-based compensation	$49,508	$41,326

As of December 31, 2022, the Company has $229,922 of unrecognized share-based compensation costs which will be recognized over 3.4 years.

12.    LEASE COMMITMENTS

The Company leases office space under a non-cancellable operating lease that expires August 31, 2024. The lease does not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. The lease has no renewal periods. The lease has a remaining lease term of 2.7 years and a discount rate of 10% was utilized. The Company does not act as a lessor or have any leases classified as financing leases.

At December 31, 2022, the Company had operating lease liabilities and right of use assets of $101,003, which are included on the balance sheet. Total rental expense, including the Company’s variable lease expense related to the Company’s prorated share of the lessor’s building’s operating expenses, was $97,777 for the year ended December 31, 2022 and $52,596 for the period from April 30, 2021 through December 31, 2021, respectively ($66,248 in General and administrative and $31,529 in Research and development for the year ended December 31, 2022 and $38,531 in General and administrative and $14,065 in Research and development for the period from April 30, 2021 through December 31, 2021).

The following is a summary of future minimum lease payments:

Rental Payments
Year ending 2023	$65,847
Year ending 2024	44,252
Total	110,099
Less: imputed interest	9,096
Operating Lease Liability as of December 31, 2022	$101,003

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

13.    BENEFIT PLANS

The Company sponsors a defined contribution 401(k) plan that covers employees who have met certain service requirements. Participants can make contributions to the plan subject to certain limitations specified by the Internal Revenue Service. The plan provides for the Company to make discretionary matching contributions. There were no contributions for the year ended December 31, 2022 or the period from April 30, 2021 through December 31, 2021.

14.    INCOME TAXES

Current income taxes are based upon the year’s income taxable for federal and state reporting purposes.

There is no provision for federal or state income tax expense for the year ended December 31, 2022 or for the period from April 30, 2021 to December 31, 2021. SVI is a C-corporation for U.S. federal income tax purposes and has been filing federal and state income tax returns.

A reconciliation of income tax expense computed at the statutory federal income tax rate to the provision for income taxes for the year ended December 31, 2022 and the period from April 30, 2021 to December 31, 2021 is as follows:

	Year ended December 31, 2022	Period from April 30, 2021 through December 31, 2021
Net Loss for the year/period	$(4,186,131)	$(6,447,742)
Statutory federal income tax rate	21%	21%
Tax benefit using statutory federal income tax rate	(879,088)	(1,354,026)
State and local taxes, net of federal benefit	(132,282)	(203,749)
Non-deductible expenses, net of federal income	—	—
Income tax rate
In-process Research & Development	—	1,086,857
Research & Development credit	(120,000)	(91,046)
Change in valuation allowance	973,590	638,000
Other, net	157,780	(76,036)
Income tax expense (benefit)	$—	$—
Effective income tax rate	0%	0%

As of December 31, 2022 and 2021, the Company’s deferred tax assets contain the tax effect of approximately $2.1 million and $1.7 million of Federal Net Operating Losses (“NOLs”), respectively. The Federal NOLs and the Research and Development credits generated prior to December 31, 2017 were written off of the deferred tax asset, while NOLs generated subsequent to this date remain. Under the new Tax Cuts and Jobs Act, all Federal NOLs incurred after December 31, 2017 are carried forward indefinitely for Federal tax purposes.

	Net Operating Losses recorded as Federal Deferred tax asset	Net Operating Losses recorded as State Deferred tax asset
2023 through 2037	$—	$—
Total expiring operating losses (incurred prior to December 31, 2017)	—	—
Non-expiring operating losses (incurred after December 31, 2017)	2,125,886	442,184
Total operating loss	$2,125,886	$442,184

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

14.    INCOME TAXES (cont.)

The Company follows authoritative guidance for accounting for income taxes. Deferred income taxes are determined using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the period that includes the enactment date.

The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liabilities at December 31, 2022 and 2021 were primarily attributable to net operating loss carryforwards. Since the Company has a history of losses, and it is more likely than not that some portion or all of the deferred tax assets will not be realized, a full valuation allowance has been established. In addition, utilization of net operating loss carryforwards is subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code. The annual limitation may result in the expirations of net operating loss carryforwards before utilization.

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
NOL Carryforwards	$2,568,070	$2,047,243
Intangibles	694,576	735,525
Section 174 deferred research and development	491,674	—
Accruals	106,045	83,036
Fixed assets	16,553	18,969
Stock options and other credits	18,890	6,429
Total deferred tax assets	3,895,808	2,891,202
Deferred tax liabilities:
Convertible debt	(90,020)	(90,020)
Prepaid expenses and other	(61,388)	(30,372)
Total deferred tax liabilities	(151,408)	(120,392)
Net deferred tax asset	3,744,400	2,770,810
Valuation allowance	(3,744,400)	(2,770,810)
Net deferred tax asset	$—	$—

During the year ended December 31, 2022, the valuation allowance increased by $973,590. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on its history of operating losses, the Company believes that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for its deferred tax assets as of December 31, 2022 and 2021.

NOL carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be used annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transaction

SEQUOIA VACCINES, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from April 30, 2021 through December 31, 2021

14.    INCOME TAXES (cont.)

over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders. The Company conducts intensive research and experimentation activities, generating R&D tax credits for federal and state purposes under section 41 of the Code. The Company has not performed a formal study validating these credits claimed in the tax returns. Once a study is prepared, the amount of NOLs and R&D tax credits available could vary from what was originally claimed on the tax returns and may be reported in the Company’s financial statements.

The Company is subject to U.S. federal and various state tax jurisdictions. Since the Company was formed, all filed tax returns are subject to examination. Generally, the tax years remain open for examination by the federal statute under a three-year state of limitation; however, states generally keep their statues open for four years. However, the Company tax years from inception are subject to examination by the U.S. and state taxing authorities due to the carry forward of unused NOLs and R&D credits.

Where interpretation of the tax law may be uncertain, the Company recognizes, measures and discloses income tax uncertainties. The Company accounts for interest expense and penalties related to unrecognized tax benefits as income tax expense in its statements of operations. The Company is subject to periodic audits by the Internal Revenue Service and other taxing authorities, which may challenge tax positions taken by the Company.

Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

The Company’s practice is to recognize interest and/or penalties related to income tax matters as expense. The Company had no accrual for interest and penalties on its balance sheets and has not recognized interest and/or penalties in its statements of operations for the year ended December 31, 2022 and the period from April 30, 2021 to December 31, 2021.

15.    COMMITMENTS AND CONTINGENCIES

The Company is subject to minimum purchase commitments under arrangements with our CDMOs for commercial supply of product totaling approximately $3,100,000 over the next three years.

From time to time the Company may be a party to ordinary, routine litigation incidental to their business. No such claims that would have a material impact upon these financial statements have been asserted against the Company.

16.    SUBSEQUENT EVENTS

The Company evaluated subsequent events through August 24, 2023, the date the financial statements were available to be issued (except for the impact of the reverse stock split discussed in the Reverse Stock Split paragraph of Note 3, as to which the date is January 26, 2024). The following were the events that required disclosure.

On March 17, 2023, the Company’s founder and long-time Chief Executive Officer, Gary Eldridge passed away. He was replaced by Kevin B. Bacon who was appointed as President and Chief Executive Officer.

Subsequent to December 31, 2022, the Company has sold approximately 2,200,000 additional Series A-1 preferred shares of the Company yielding proceeds to the Company of approximately $2,200,000.

SEQUOIA VACCINES, INC.
CONDENSED BALANCE SHEETS
September 30, 2023 and December 31, 2022

	September 30, 2023	December 31, 2022
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$714,118	$306,547
Prepaid expenses	254,293	254,089
Total Current Assets	968,411	560,636

Restricted cash	62,074	118,697
Employee retention credit receivable	83,063	83,063
Right of use asset	57,911	101,003
Property and equipment, net	31,116	31,336
TOTAL ASSETS	$1,202,575	$894,735

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Accounts payable	$254,733	$321,677
Accrued expenses	209,105	69,612
Current portion of operating lease liability	57,911	65,847
Current portion of bank debt	24,745	24,745
Total Current Liabilities	546,494	481,881
Operating lease liability, long-term	—	35,156
Bank debt, long-term	37,117	55,676
Accrued interest	452,897	381,468
Convertible debentures	955,000	955,000
TOTAL LIABILITIES	$1,991,508	$1,909,181

COMMITMENTS AND CONTINGENCIES (See Footnotes 7 and 14)

CONVERTIBLE PREFERRED STOCK
Series A preferred stock, $0.0001 par value per share, 30,000,000 shares authorized as of September 30, 2023 and December 31, 2022; 14,429,906 issued and outstanding as of September 30, 2023 and December 31, 2022; liquidation preference of $17,439,753 and $16,701,314 as of September 30, 2023 and December 31, 2022, respectively	14,839,740	14,839,740
Series A-1 preferred stock, $0.0001 par value per share, 7,000,000 and 6,000.000 shares authorized as of September 30, 2023 and December 31, 2022, respectively; 6,248,647 and 3,832,500 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively; liquidation preference of $6,599,843 and $3,943,672 at September 30, 2023 and December 31, 2022, respectively	6,248,647	3,832,500
Subscription receivable	(100,000)	(100,000)
TOTAL CONVERTIBLE PREFERRED STOCK	20,988,387	18,572,240

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value per share, 70,000,000 shares authorized as of September 30, 2023 and December 31, 2022; 2,470,672 issued and outstanding as of September 30, 2023 and December 31, 2022	247	247
Additional paid-in capital	34,053,982	33,911,123
Stock subscriptions	(48,000)	(48,000)
Accumulated deficit	(55,783,549)	(53,450,056)
TOTAL STOCKHOLDERS’ DEFICIT	(21,777,320)	(19,586,686)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$1,202,575	$894,735

The accompanying notes are an integral part of these condensed financial statements.

SEQUOIA VACCINES, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2023 and 2022

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
OPERATING EXPENSES
General and administrative	$1,338,245	$1,333,785
Research and development	924,545	1,900,000
Total Operating Expenses	2,262,790	3,233,785
OPERATING LOSS	(2,262,790)	(3,233,785)
OTHER EXPENSE
Interest expense	(73,510)	(74,650)
Other income	2,807	450
Total Other (Expense)	(70,703)	(74,200)

NET LOSS BEFORE INCOME TAXES	(2,333,493)	(3,307,985)

Provision for income taxes	—	—

NET LOSS	$(2,333,493)	$(3,307,985)

Preferred stock dividends	(978,463)	(842,636)
Net Loss attributable to Common Stockholders	$(3,311,956)	$(4,150,621)

Net loss per share attributable to common stockholders, basic and diluted	$(1.34)	$(1.68)

Weighted-average shares of common stock outstanding, basic and diluted	2,470,672	2,470,672

The accompanying notes are an integral part of these condensed financial statements.

SEQUOIA VACCINES, INC.
Unaudited Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit
For the Nine Months Ended September 30, 2023 and 2022

	Convertible Preferred Stock				Subscription Receivable	Total	Stockholders’ Equity (Deficit)
	Series A		Series A-1				Common Stock			Subscription Receivable	Accumulated Deficit	Total
	#	$’s	#	$’s			#	Par Value	APIC
Balance at December 31, 2022	14,429,906	$14,839,740	3,832,500	$3,832,500	$(100,000)	$18,572,240	2,470,672	$247	$33,911,123	$(48,000)	$(53,450,056)	$(19,586,686)
Share-based compensation of employees and advisory directors grants	—	—	—	—	—	—	—	—	142,859	—	—	142,859
Preferred stock sales	—	—	2,416,147	2,416,147	—	2,416,147	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(2,333,493)	(2,333,493)
Balance at September 30, 2023	14,429,906	$14,839,740	6,248,647	$6,248,647	$(100,000)	$20,988,387	2,470,672	$247	$34,053,982	$(48,000)	$(55,783,549)	$(21,777,320)

Balance at December 31, 2021	14,429,906	$14,839,740	2,412,500	$2,412,500	$(775,000)	$16,477,240	2,470,672	$247	$33,861,615	$(48,000)	$(49,263,925)	$(15,450,063)
Share-based compensation of employees and advisory directors grants	—	—	—	—	—	—	—	—	31,360	—	—	31,360
Preferred stock sales	—	—	1,220,000	1,220,000	675,000	1,895,000	—	—	—	—	—	—
Net loss	—	—		—	—	—	—	—	—	—	(3,307,985)	(3,307,985)
Balance at September 30, 2022	14,429,906	$14,839,740	3,632,500	$3,632,500	$(100,000)	$18,372,240	2,470,672	$247	$33,892,975	$(48,000)	$(52,571,910)	$(18,726,688)

The accompanying notes are an integral part of these condensed financial statements.

SEQUOIA VACCINES, INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2023 and 2022

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(2,333,493)	$(3,307,985)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,094	10,180
Share-based compensation expense	142,859	31,360
(Increase) in assets:
Prepaid expenses	(204)	(359)
Increase (decrease) in liabilities:
Accounts payable	(66,944)	39,434
Accrued interest	71,429	71,430
Accrued expenses	89,493	(1,760)
NET CASH (USED IN) OPERATING ACTIVITIES	(2,092,766)	(3,157,700)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,874)	(4,650)
NET CASH (USED IN) INVESTING ACTIVITIES	(3,874)	(4,650)

Proceeds from issuance of preferred stock	2,416,147	1,895,000
Deposit for preferred share issuance	50,000	—
Payments on bank debt	(18,559)	(12,373)
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,447,588	1,882,627

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	350,948	(1,279,723)
CASH AND RESTRICTED CASH, Beginning of Period	425,244	2,342,391
CASH AND RESTRICTED CASH, End of Period	$776,192	$1,062,668

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$2,080	$3,221
Cash paid for operating leases	72,612	74,427
Preferred shares subscribed	100,000	100,000

The accompanying notes are an integral part of these condensed financial statements.

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

1.      ORGANIZATION AND BUSINESS OPERATIONS

Sequoia Vaccines, Inc. (the “Company” or “SVI”) is a Delaware corporation headquartered in St. Louis, Missouri.

SVI is a clinical stage pharmaceutical company developing a vaccine designed to prevent recurrent urinary tract infections (“UTI’s”) and small molecules treating cancers and bacterial infections. SVI’s lead clinical candidate is a vaccine under investigation for the prevention of recurrent UTIs. SVI’s preclinical candidates are for the treatment of ovarian and other cancers and the lung infections of cystic fibrosis patients.

2.      GOING CONCERN AND LIQUIDITY

The Company has experienced recurring net losses and negative cash flows from operations since inception. As of September 30, 2023, the Company had cash of $714,118 and an accumulated deficit of $55,783,549. The Company’s activities since inception have consisted principally of acquiring product and technology rights, raising capital and performing research and development. The Company expects to continue to incur operating losses and negative cash flows from operations for the foreseeable future.

To fully execute its business plan, the Company will need to complete certain research and development activities and clinical trials. Further, the Company’s product candidates will require regulatory approval prior to commercialization. These activities will span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company. From inception, the Company has been funded by a combination of equity and debt financings. The Company plans to meet its capital requirements primarily through the issuance of debt and equity securities and, in the longer term, revenue from sales of its product candidates, if approved. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all.

The Company expects that its cash and subsequent proceeds from sales of its preferred stock will not be sufficient to fund the Company’s operations for twelve months from the issuance of these financial statements. These factors raise substantial doubt about the Company’s ability to continue as a going concern within twelve months following the issuance of these financial statements.

The financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include adjustments that might result from the outcome of this uncertainty, including any adjustments to reflect the possible future effects of recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The interim financial statements do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management of the Company, all adjustments, consisting of normal recurring adjustments necessary for the fair statement of results for the periods presented, have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year or any other interim period.

The unaudited condensed financial statements and related disclosures have been prepared with the presumption that users of the unaudited condensed financial statements have read or have access to the audited financial statements for the preceding fiscal year that appear in the S-1. The balance sheet at December 31, 2022 included in this report has been derived from the audited financial statements at that date but does not include all the information and notes required by GAAP. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2022 included in this Form S-1.

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ materially from those estimates.

Significant areas requiring management’s estimates and assumptions include determining the fair value of share-based compensation.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with maturities of three months or less from the date of purchase to be cash equivalents. As of September 30, 2023 and December 31, 2022, the Company had no cash equivalents.

Restricted Cash

The Company’s restricted cash is a certificate of deposit in a depository bank account. The certificate of deposit is collateral for the Company’s bank loan. The certificate of deposit matures every six months and will be renewed in an amount sufficient to cover the outstanding bank loan balance until its maturity date.

	As of September 30, 2023	As of December 31, 2022
Cash	$714,118	$306,547
Restricted cash	62,074	118,697
Total cash and restricted cash	$776,192	$425,244

Employee Retention Credit Receivable

In March 2020, the Employee Retention Credit (“ERC”) was introduced as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act to incentivize employers to retain employees during the pandemic by offering a refundable tax credit against employment taxes. Employee Retention Credit Receivable comprise the balance due under the CARES Act for the ERC. The Company filed a claim in June of 2023 for the ERC related to years 2020 and 2021. The ERC did not impact the results of operations for the nine months ended September 30, 2023 and 2022.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents. Cash and cash equivalents in a financial institution at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institution, that the credit risk with regard to these deposits is not significant.

Supplier Concentrations

One of the Company’s suppliers accounted for approximately 18% and 31% of total operating expenses for the nine months ended September 30, 2023 and 2022, respectively.

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are recorded at cost net of depreciation, which is accumulated using the straight-line method over the estimated useful lives of the related assets. Useful lives range from five to seven years for furniture and three years for office equipment. Leasehold improvements are amortized over the shorter of the estimated useful life of the related asset or the lease term.

Impairment of long-lived assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets is determined by first grouping the long-lived assets at the lowest level for which there are identifiable cash flows, and then comparing the carrying value of each asset group to its forecasted undiscounted cash flows. If the evaluation of the forecasted cash flows indicates that the carrying value of the assets is not recoverable, an impairment test of the asset group is performed. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value.

Leases

The Company has one operating lease for its main office facility in St. Louis, Missouri and no financing leases. The Company accounts for this lease under ASC 842, Leases. The Company evaluates its contracts to determine if an arrangement is a lease at inception and classifies each lease as an operating or financing lease. Leased assets and a corresponding liability are recognized based on the present value of the fixed lease payments over the lease term. The discount rate is based on the rate implicit in the lease when readily determinable, or the Company’s incremental borrowing rate of ten percent. The lease terms may include options to extend when the Company is reasonably certain it will extend the contract beyond the current terms.

Topic ASC 842 requires the Company to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. Right-of-use assets are recorded in non-current assets on the Company’s balance sheet. Current and non-current lease liabilities are recorded within current liabilities and non-current liabilities, respectively, on the balance sheet. Costs associated with operating leases, are recognized on a straight-line basis within operating expenses over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, variable lease components such as common area maintenance, real estate taxes and insurance are excluded. The Company does not record right-of-use assets or lease liabilities for short-term leases having initial terms of 12 months or less. See Footnote 11 — Lease Commitments, for additional disclosures regarding the Company’s operating lease under ASC 842.

Fair Value of Financial Instruments

“Fair value” is defined as the price that would be received for sale of an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The tiers include:

•        “Level 1,” defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        “Level 2,” defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        “Level 3,” defined as unobservable inputs in which little or no market data exits, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant input or significant value driver are unobservable.

The fair value of the Company’s financial instruments including cash and restricted cash, accounts payable, and accrued expenses approximate the carrying amounts represented in the balance sheet, primarily due to their short-term nature. The Company’s bank loan has a fair value of approximately $53,000 and $75,000 at September 30, 2023 and December 31, 2022, respectively, using market rates of interest for similar instruments which is a Level 2 fair value measurement. See Footnote 6 — Convertible Debt for additional information regarding the fair value of convertible debt which is considered a level 3 measurement.

Convertible Preferred Stock

The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company has classified the Series A and Series A-1 convertible preferred stock as mezzanine equity. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets (a “Deemed Liquidation Event”), the convertible preferred stock will become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur.

Share-Based Compensation

The Company incurs share-based compensation, which awards are measured at fair value upon the grant date and recognized over the requisite service period. Share-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

The Company estimates the fair value of stock options grants using the Black-Scholes option pricing model. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties as well as the application of management’s judgement. The Company records forfeitures as they occur.

Expected Term — The expected term of options represents the period that the Company’s share-based awards are expected to be outstanding based on the simplified method, which is equal to the average of the contractual term of the option and its vesting period.

Expected Volatility — The Company computes share price volatility over expected terms based on comparable companies’ historical common stock trading prices.

Risk-Free Rate — The Company bases the risk-free interest rate on U.S. Treasuries’ implied yield with an equivalent remaining term.

Expected Dividend — The Company has never declared or paid any dividends on its Common Stock and does not plan to pay dividends in the foreseeable future, therefore the Company uses an expected dividend yield of zero in valuation models.

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following are the assumptions used to measure the fair value of stock grants during the nine months ended September 30, 2023 and 2022:

	September 30, 2023	September 30, 2022
Common Stock Price(1)	$4.30	$3.65
Exercise Price of Option	$6.41	$6.41
Expected Term (years)	7.0	7.0
Expected stock price volatility	90%	95%
Risk-free rate of interest	4.06%	2.47%

____________

(1)      The option price includes a discount for lack of marketability of 32% and 30% for the options granted in 2023 and 2022, respectively.

Net Loss Per Share

The Company calculates earnings per share in accordance with ASC 260, Earnings Per Share. The Company follows the two-class method of computing loss per share (“EPS”), as the Company has issued shares that meet the definition of participating securities. The two-class method determines loss per share for each class of common and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic EPS of common stockholders is computed by dividing net loss attributable to common stockholders, which includes accumulating preferred stock dividends, by the weighted average number of shares of Common Stock outstanding during the period. Diluted EPS attributable to common stockholders is computed by giving effect to all potentially dilutive common stock equivalents during the period.

Since the Company has net losses for all periods presented, basic and diluted net loss per share is the same. Securities that could potentially dilute earnings per share in the future were not included in the computation of diluted loss per share for the nine months ended September 30, 2023 and 2022, because their inclusion would be anti-dilutive.

Securities, as adjusted for the reverse stock split discussed in the Reverse Stock Split paragraph of Note 3, and assuming all Series A Preferred, Series A-1 Preferred and convertible notes plus accrued interest convert into common shares, which could potentially dilute loss per share in the future that were not included in the computation of diluted loss per share are as follows:

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Preferred stock:
Series A	2,250,627	2,250,627
Series A-1	974,600	566,560
Convertible debt:
Common Shares	181,847	169,546
Preferred Shares	92,639	86,373
Options to purchase common stock	519,817	282,276
Total	4,019,530	3,355,382

Research and Development

The Company’s research and development expenses include personnel related costs, external research costs, consultants, allocated rent and suppliers. Research and development costs are charged to operations as incurred.

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

General and administrative

General and administrative expenses primarily consist of costs for corporate functions, including personnel related costs, allocated rent, legal fees, professional fees for accounting services and other general and administrative costs.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes, using the asset and liability method. Deferred income taxes are recognized for the expected future tax consequences of events that have been included in the Company’s financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities for the loss and credit carryforwards using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized.

Segment Reporting

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the Company’s Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company’s CODM views the Company’s operations and manages the business as one operating segment.

Reverse Stock Split

On January 25, 2024, the board of directors and stockholders of the Company approved a reverse stock split of the Company’s outstanding common stock at a ratio of one share for every 6.4115 shares previously held. The par value and authorized shares of the common stock were not adjusted as a result of the reverse stock split. All common stock share and per-share data and conversion or exercise price data for applicable common stock equivalents included in these financial statements have been retroactively adjusted to reflect the reverse stock split.

4.      PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Lab equipment and fixtures	$80,966	$77,092
Office furniture and equipment	15,797	15,797
Leasehold improvements	19,673	19,673
	116,436	112,562
Less accumulated depreciation	85,320	81,226
	$31,116	$31,336

Depreciation expense was $4,094 and $10,180 for the nine months ended September 30, 2023 and 2022, respectively.

5.      BANK LOAN

In June 2016, the Company secured a Small Business Administration (“SBA”) loan from a local bank with proceeds of $450,000. The loan is secured by a certificate of deposit which is included in restricted cash on the balance sheet. The amounts outstanding under this loan were $61,862 and $80,421 as of September 30, 2023 and December 31, 2022, respectively. Interest expense on the SBA loan accrues at 5.0% per annum and was $1,754 and $2,298 for the nine months ended September 30, 2023 and 2022, respectively. Interest payments are due monthly, and principal payments are due quarterly. The loan matures on March 12, 2026.

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

5.      BANK LOAN (cont.)

Scheduled future minimum payments on the bank loan are as follows:

Remainder of 2023	$6,186
Year Ended December 31, 2024	24,745
Year Ended December 31, 2025	24,745
Year Ended December 31, 2026	6,186
$61,862

6.      CONVERTIBLE DEBENTURES

The Company has convertible notes (the “Convertible Notes”) outstanding which are convertible, at the option of the noteholder, into 0.27 shares of Series A Preferred Stock at $0.80 per unit and 3.40 shares of common stock at $5.13 per unit.

All amounts payable under the Convertible Notes are subordinated in right of payment to the SBA Loan. The Convertible Notes will mature when the SBA loan matures on March 12, 2026, unless earlier converted, redeemed or repurchased, and bear interest at an annual rate of 10.0%. Interest expense on the Convertible Notes was $71,429 for both the nine month periods ended September 30, 2023 and 2022. Accrued interest was $452,897 at September 30, 2023 and $381,468 at December 31, 2022.

As of September 30, 2023 and December 31, 2022, the fair market value of the convertible debentures was $1,028,352 and $1,281,659, respectively. The fair market value of the convertible debentures was calculated using the bond plus call option methodology and is considered a Level 3 fair value measurement.

As of September 30, 2023, an additional 475,165 preferred shares and 145,478 common shares may be issued upon conversion of these notes.

7.      CONTINGENT LIABILITY

When the Company determines that a loss is both probable and reasonably estimable, a liability is recorded and disclosed if the amount is material to the financial statements taken as a whole. When a material loss contingency is only reasonably possible, the Company does not record a liability, but instead discloses the nature and the amount of the claim and an estimate of the loss or range of loss, if such as estimate can reasonably be made.

The Company has entered into a sales transaction payment agreement with certain of its employees and former employees which provides that 10% of the net proceeds from the sale of the Company or any of its product lines or assets of up to a maximum net proceeds of $6,800,000 will be distributed to such individuals. A sales transaction is limited to a transaction where the holders of the Company’s stock receive cash or other assets upon a liquidating distribution. Net proceeds are defined as the proceeds from a sales transaction offset by its expenses including investment banking, legal, accounting and other costs and claims pertaining to disputes which may arise involving such a transaction. This obligation remains an obligation of the Company in the event the Company is sold or merges with another company pursuant to such a transaction. The Company is not able to reasonably estimate the amount or range of amounts of the Company’s potential required payment, if any, under this agreement, but the maximum amount that the Company may be required to pay under the contract is $680,000, which could be material.

8.      RELATED PARTY TRANSACTIONS

Stock subscriptions consist of amounts due from stockholders and employees related to the sale of Common Stock and Preferred Stock by the Company of $148,000 as of September 30, 2023 and December 31, 2022 (for the purchase of 115,657 units of Preferred Stock and 7,524 units of Common Stock).

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

9.      CONVERTIBLE PREFERRED STOCK, COMMON STOCK AND STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

As of September 30, 2023, convertible preferred stock consisted of the following:

	Shares Authorized		Shares Issued and Outstanding(1)	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A	30,000,000		14,429,906	$1.00	$1.03	$1.21
Series A-1	7,000,000	(2)	6,148,647	$1.00	$1.00	$1.07

‒‒‒‒‒‒‒‒‒‒

(1)      Shares issued and outstanding exclude Subscriptions Receivable.

(2)      Includes 1,000,000 shares designated as Series A-1 shares in September of 2023.

As of December 31, 2022, convertible preferred stock consisted of the following:

	Shares Authorized	Shares Issued and Outstanding(1)	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A	30,000,000	14,429,906	$1.00	$1.03	$1.16
Series A-1	6,000,000	3,732,500	$1.00	$1.00	$1.06

____________

(1)      Shares issued and outstanding exclude Subscriptions Receivable.

The Series A-1 Preferred shares were issued to fund the operations of the Company. The proceeds from the issuances were $2,416,147 and $1,895,000 during the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, the Company had recorded a deposit of $50,000 within accrued expenses on the balance sheet related to Series A-1 shares which were issued subsequent to quarter end.

Series A and Series A-1 Convertible Preferred Stock Rights and Obligations are as follows:

Redemption

The convertible preferred stock is not unconditionally redeemable at the option of the holder thereof. However, the convertible preferred stock is contingently redeemable upon certain liquidation events. As redemption by the holders is not solely within the control of the Company, all of the outstanding convertible preferred stock is classified as mezzanine equity in the balance sheets.

Dividends

The holders of the Series A and Series A-1 convertible preferred stock are entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the applicable dividend rate of 6%, compounded monthly, payable when, as and if declared by the Company’s Board of Directors. Cumulative dividends in arrears were: $3,009,847 ($0.21 per share) for Series A and $451,196 for Series A-1 ($0.07 per share) totaling $3,461,043 at September 30, 2023. Cumulative dividends in arrears were: $2,271,407 ($0.16 per share) for Series A and $211,172 for Series A-1 ($0.06 per share) totaling $2,482,579 at December 31, 2022.

Liquidation

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, holders of shares of Series A and Series A-1 Convertible Preferred stock would be entitled to receive an amount equal to the original issuance price of $1.00 per share (subject to adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series A and Series A-1 convertible

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

9.      CONVERTIBLE PREFERRED STOCK, COMMON STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

preferred stock), plus any declared but unpaid dividends thereon. The preference amounts as of September 30, 2023, were: $17,439,753 for Series A and $6,599,843 for Series A-1. The preference amounts as of December 31, 2022, were $16,701,314 for Series A and $3,943,672 for Series A-1.

Any remaining assets and funds of the Company legally available for distribution will be distributed ratably among all equity holders, treating all securities as if they had been converted to common stock.

Conversion Rights

Shares of Series A and Series A-1 convertible preferred stock are convertible, at any time at the option of the holder, into such number of fully paid and non-assessable shares of common stock as determined by dividing the original issuance price of the convertible preferred stock by the conversion price then in effect. The conversion price per share of the convertible preferred stock is $6.41 for Series A and $6.41 for Series A-1, as adjusted for the reverse stock split discussed in Note 3. The Series A-1 shares are entitled to a full-ratchet anti-dilution adjustment. Should the Company offer Series A-1 shares, common stock or any other class of shares convertible into common stock in the future at a price less than $6.41, the conversion price of the currently outstanding shares would receive the lower price upon conversion into common stock.

Each share of Series A and Series A-1 convertible preferred stock will be automatically converted into common stock at the conversion ratio then in effect upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 in gross proceeds, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of convertible preferred stock.

Voting Rights

Holders of the Series A and Series A-1 Convertible Preferred Stock are entitled to have one vote for each share of common stock into which the Series A and Series A-1 Convertible preferred stock are convertible. The holders of Series A and Series A-1 Convertible Preferred stock are entitled to elect one director to the Board of Directors. The holders of Common stock and the holders of Series A and Series A-1 Convertible Preferred stock, voting together as a single class on an as-converted basis, are entitled to jointly elect the balance of the total number of directors to the Board of Directors.

The Company has 3,000,000 and 4,000,000 shares of undesignated, authorized preferred shares for which no shares were issued and outstanding as of September 30, 2023 and December 31, 2022, respectively.

Common Stock

The Company is authorized to issue an aggregate of 70,000,000 shares of $0.0001 par value common stock. The Company has issued and outstanding 2,470,672 shares of Common Stock as of each September 30, 2023 and December 31, 2022.

10.    STOCK OPTION PLAN

The Company has authorized a total of 701,864 shares of SVI Common Stock under an incentive stock plan (the “Incentive Stock Plan”). The Incentive Stock Plan allows for the grants of stock options or stock bonuses. Grants pursuant to the Incentive Stock Plan may be made to employees, officers, directors, consultants, and advisors of the Company. Stock options may only be granted under the Incentive Stock Plan, provided that the exercise price for any stock option must be at least equal to the fair market value of a share of stock at the time the option is granted. The options time vest over a four-year period and the maximum term shall be ten years from the date of the grant.

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

10.    STOCK OPTION PLAN (cont.)

A summary of the common stock options is presented below:

	Weighted Average
	# of Shares	Exercise Price	Remaining Contractual Life (in years)
Outstanding as of December 31, 2021	131,765	$6.41	7.7
Granted	150,511	$6.41	9.3
Outstanding as of December 31, 2022	282,276	$6.41	8.5
Granted(1)	363,097	$6.41	9.5
Forfeited/Expired	(125,556)	$6.41	9.4
Outstanding as of September 30, 2023	519,817	$6.41	8.9
Options vested and exercisable	174,777	$6.41	8.3

____________

(1)      The number of options granted have been revised from the previously issued financial statements to include 97,948 options granted on September 29, 2023. The options granted and fair value of awards granted during the nine months ended September 30, 2023, and the options outstanding and unrecognized share-based compensation cost as of September 30, 2023 have been revised to reflect the impact of this additional grant. This revision had no impact on share-based compensation for the nine months ended September 30, 2023.

The weighted average grant date fair value of awards granted during the nine months ended September 30, 2023 and 2022 was $2.24 and $1.47, respectively.

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the deemed fair value of the Company’s common stock. As of September 30, 2023 and December 31, 2022, the fair value of the Company’s stock does not exceed the exercise price and therefore, there is no intrinsic value.

The Company anticipates that the remaining 345,040 of the outstanding options as of September 30, 2023 will vest over the next 4.0 years.

The following table sets forth share-based compensation expense for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Research and development	$13,035	$9,196
General and administrative	129,824	22,164
Total share-based compensation	$142,859	$31,360

As of September 30, 2023, the Company has $735,127 of unrecognized share-based compensation costs which will be recognized over 4.0 years.

11.    LEASE COMMITMENTS

The Company leases office space under a non-cancellable operating lease that expires August 31, 2024. The lease does not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. The lease has no renewal periods. The lease has a remaining lease term of 0.9 years and a discount rate of 10% was utilized. The Company does not act as a lessor or have any leases classified as financing leases.

At September 30, 2023, the Company had operating lease liabilities and right of use assets of $57,911, which are included on the balance sheet. Total rental expense, including the Company’s variable lease expense related to the Company’s prorated share of the lessor’s building’s operating expenses of $23,359 and $25,771, respectively, was

SEQUOIA VACCINES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2023 and 2022

11.    LEASE COMMITMENTS (cont.)

$72,612 and $74,427 for the nine months ended September 30, 2023 and 2022, respectively ($47,198 and $50,610 in General and administrative and $25,414 and $23,817 in Research and development for the nine months ended September 30, 2023 and 2022, respectively).

The following is a summary of future minimum lease payments:

Rental Payments
Remaining fiscal year 2023	$16,595
Year ending December 31, 2024	44,252
Total	60,847
Less: imputed interest	2,936
Operating Lease Liability as of September 30, 2023	$57,911

12.    BENEFIT PLANS

The Company sponsors a defined contribution 401(k) plan that covers employees who have met certain service requirements. Participants can make contributions to the plan subject to certain limitations specified by the Internal Revenue Service. The plan provides for the Company to make discretionary matching contributions. There were no contributions for the nine months ended September 30, 2023 or 2022.

13.    INCOME TAXES

The Company recognized income tax expense of $0 for the nine months ended September 30, 2023 and 2022.

The Company calculates its provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate to its year-to-date pretax book income or loss. The effective tax rate (income as a percentage of income before income taxes) was 0% for the nine months ended September 30, 2023 and 2022. Based on its history of operating losses, the Company believes that is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company provides a full valuation allowance for its deferred tax asset as of September 30, 2023 and 2022.

14.    COMMITMENTS AND CONTINGENCIES

The Company is subject to minimum purchase commitments under arrangements with our CDMOs for commercial supply of product totaling approximately $3,000,000 over a three-year period beginning in 2023.

From time to time the Company may be a party to ordinary, routine litigation incidental to their business. No such claims that would have a material impact upon these financial statements have been asserted against the Company.

15.    SUBSEQUENT EVENTS

The Company evaluated subsequent events through November 6, 2023, the date the financial statements were available to be issued (except for the impact of the reverse stock split discussed in the Reverse Stock Split paragraph of Note 3, as to which the date is January 26, 2024). The following were the events that required disclosure.

Subsequent to September 30, 2023, the Company has sold 250,000 additional Series A-1 preferred shares, yielding proceeds to the Company of $250,000, of which $50,000 was received prior to September 30, 2023 and $200,000 was received in October 2023.

2,775,000 Shares of Common Stock

Sequoia Vaccines, Inc.

__________________________________

PRELIMINARY PROSPECTUS

__________________________________

ThinkEquity

              , 2024

Through and including            , 2024 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE American listing fee.

Amount
SEC registration fee	$4,243.50
FINRA filing fee	$3,500
NYSE American listing fee	$15,000
Accountant’s fees and expenses	$100,000
Legal fees and expenses	$500,000
Transfer agent’s fees and expenses	$10,000
Printing and engraving expenses	$10,000
Non-accountable expenses to underwriters	$250,000
Miscellaneous expenses	$20,000
Total	$912,743.50

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)     Issuance of Capital Stock

1.      In November 2021 and December 2021, we raised $1,637,500 in cash through the sale of 1,637,500 shares of Series A-1 preferred stock to selected accredited investors.

2.      In January 2022 — March 2022, we raised $1,345,000 in cash through the sale of 1,345,000 shares of Series A-1 preferred stock to selected accredited investors.

3.      In April 2022 — December 2022, we raised $750,000 in cash through the sale of 750,000 shares of Series A-1 preferred stock to selected accredited investors.

4.      In January 2023 — October 2023, we raised $2,666,147 in cash through the sale of 2,666,147 shares of Series A-1 preferred stock to selected accredited investors.

(b)    Stock Option Grant

1.      May 2021 — stock options to purchase 84,974 shares of our common stock at $6.41 per share.

2.      July 2021 — stock options to purchase 21,836 shares of our common stock at $6.41 per share.

3.      August 2021 — stock options to purchase 24,955 shares of our common stock at $6.41 per share.

4.      April 2022 — stock options to purchase 125,556 shares of our common stock at $6.41 per share.

5.      June 2022 — stock options to purchase 24,955 shares of our common stock at $6.41 per share.

6.      April 2023 — stock options to purchase 265,149 shares of our common stock at $6.41 per share.

7.      September 2023 — stock options to purchase 97,948 shares of our common stock at $6.41 per share.

The offers, sales and issuances of the securities described in paragraph (a) above were exempt from registration in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and under Regulation D of the Securities Act, relative to transactions by an issuer not involving a public offering.

The grants of stock options and issuances of shares upon exercise thereof described in paragraph (b) above were exempt from registration under the Securities Act in reliance on Rule 701 as offers and sales of securities under written compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All purchasers of securities in transactions exempt from registration pursuant to Regulation D described above represented to us in connection with their purchase that they were “accredited investors” and were acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued securities described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and reciting the applicable restrictions on transfer. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document
1.1#	Form of Underwriting Agreement.
2.1*	Plan of Merger and Combination, dated April 30, 2021, by and among the Registrant, Sequoia Sciences, Inc. and Sequoia Sciences UTI, LLC.
3.1*	Amended and Restated Certificate of Incorporation, as currently in effect.
3.2	Form of Second Amended and Restated Certificate of Incorporation, to be in effect upon the closing of the offering.
3.3*	Bylaws, as currently in effect.
3.4	Form of Amended and Restated Bylaws, to be in effect upon the closing of the offering.
4.1#	Form of Common Stock Certificate.
5.1#	Opinion of Duane Morris LLP.
10.1+*	Sequoia Vaccines, Inc. Incentive Stock Plan
10.2+*	Form of Grant Notice of Stock Option under the Sequoia Vaccines, Inc. Incentive Stock Plan
10.3+*	Sequoia Vaccines, Inc. 2023 Equity Incentive Plan
10.4+*	Form of Incentive Stock Option Agreement under the Sequoia Vaccines, Inc. 2023 Equity Incentive Plan.
10.5+*	Form of Non-Qualified Stock Option Agreement under the Sequoia Vaccines, Inc. 2023 Equity Incentive Plan.
10.6+*	Form of Restricted Stock Grant Agreement under the Sequoia Vaccines, Inc. 2023 Equity Incentive Plan.
10.7*	Form of Indemnification Agreement by and between the Registrant and its directors.
10.8*	2021 Investors’ Rights Agreement, dated April 30, 2021, by and between the Registrant and certain stockholders.
10.9+*	Offer Letter, dated April 4, 2022, by and between the Registrant and Julie Hakim.
10.10+*	Offer Letter, dated March 15, 2023, by and between the Registrant and Kevin B. Bacon.
10.11+*	Offer Letter, dated March 6, 2023, by and between the Registrant and James Spellmeyer.

Exhibit Number	Description of Document
10.12*

International Collecting Agreement, dated October 19, 2000, by and among Institut de la Pharmacopcc et de Medecine Traditionnelles of the Centre National de la Recherche Scientifique et Technologique, a research institution of the Gabonese Republic, Missouri Botanical Garden and Sequoia Sciences, Inc.

23.1	Consent of BDO USA, P.C.
23.2#	Consent of Duane Morris LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
107	Filing Fee Table.

____________

#        To be filed by amendment.

*        Previously filed.

+        Indicates management contract or compensatory plan.

(b) Financial Statement Schedules

See index to financial statements on page F-1. All schedules have been omitted because they are not required or are not applicable.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on January 26, 2024.

SEQUOIA VACCINES, INC.
By:	/s/ Kevin B. Bacon
Name: Kevin B. Bacon
Title: Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin B. Bacon and James H. Spellmeyer and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin B. Bacon	Chief Executive Officer and Director	January 26, 2024
Kevin B. Bacon	(principal executive officer)
/s/ James H. Spellmeyer	Chief Financial Officer	January 26, 2024
James H. Spellmeyer	(principal financial officer)
*	Director	January 26, 2024
James P. Bick, Jr.
*	Director	January 26, 2024
Joseph P. Conran
*	Director	January 26, 2024
Michael R. Holmes
*	Director	January 26, 2024
Michael J. Mertz
*	Director	January 26, 2024
Stephen M. Notestine
*	Director	January 26, 2024
William C. Rusnack
*	Director	January 26, 2024
Brian R. Salmo
*By: /s/ Kevin B. Bacon
Kevin B. Bacon
Attorney-in-Fact